Exhibit 99.4

CONSENT SOLICITATION STATEMENT

METALDYNE CORPORATION

Solicitation of Consents Relating to Its
11% Senior Subordinated Notes due 2012
(CUSIP No. 591160AB2)
and
10% Senior Notes due 2013
(CUSIP No. 591160AD8)

THE CONSENT SOLICITATIONS (AS DEFINED BELOW) WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON DECEMBER 18, 2006 OR SUCH LATER DATE AND TIME AS THE COMPANY MAY DESIGNATE IN ITS SOLE DISCRETION (SUCH DATE AND TIME, THE “EXPIRATION DATE”). IF THE REQUISITE CONSENTS (AS DEFINED BELOW) ARE OBTAINED (AND NOT VALIDLY REVOKED) AND THE PROPOSED AMENDMENTS (AS DEFINED BELOW) ARE ADOPTED AND BECOME OPERATIVE, THEY WILL BE BINDING ON ALL SENIOR SUBORDINATED NOTES HOLDERS (AS DEFINED BELOW) OR SENIOR NOTES HOLDERS (AS DEFINED BELOW), AS APPLICABLE, AND THEIR RESPECTIVE TRANSFEREES, WHETHER OR NOT SUCH HOLDERS OR TRANSFEREES HAVE DELIVERED A CONSENT.

Metaldyne Corporation, a Delaware corporation (the “Company,” “Metaldyne,” “we,” or “us”), hereby solicits consents of the holders of its 11% Senior Subordinated Notes due 2012 (the “Senior Subordinated Notes”) (such consent solicitation, the “Senior Subordinated Notes Consent Solicitation” and such consents, the “Senior Subordinated Notes Consents”) and 10% Senior Notes due 2013 (the “Senior Notes” and, together with the Senior Subordinated Notes, the “Notes”) (such consent solicitation, the “Senior Notes Consent Solicitation” and, together with the Senior Subordinated Notes Consent Solicitation, the “Consent Solicitations” and such consents, the “Senior Notes Consents” and, together with the Senior Subordinated Notes Consents, the “Consents”) upon the terms and subject to the conditions set forth in this Consent Solicitation Statement (as the same may be amended or supplemented from time to time, the “Consent Solicitation Statement”) and in the accompanying Consent Letter (the “Consent Letter” and, together with this Consent Solicitation Statement and the other documents relating to the Consent Solicitation delivered herewith or hereafter, the “Solicitation Documents”), to proposed amendments to certain provisions of the Indenture, dated as of June 20, 2002 (the “Senior Subordinated Notes Indenture”), by and among the Company, the guarantors and The Bank of New York, as trustee (the “Trustee”) under which the Senior Subordinated Notes were issued and the Indenture, dated as of October 27, 2003 (the “Senior Notes Indenture” and, together with the Senior Subordinated Notes Indenture, the “Indentures”) among the Company, the guarantors and the Trustee under which the Senior Notes were issued, in each case, to, among other things, (i) permit the proposed merger (the “Merger”) of the Company with a wholly owned subsidiary of Asahi Tec Corporation (“Asahi” or “Parent”), (ii) make certain amendments to covenants to facilitate the operations of the Company and its subsidiaries as subsidiaries of Asahi following the Merger, (iii) permit a dividend by the Company of the Company’s interests in TriMas Corporation and (iv) waive the Company’s obligations under the change of control provisions thereunder. The proposed amendments also provide that the Company will (i) grant to the Holders (as defined below), in each case in accordance with and subject to the terms of the security documents and the intercreditor agreement referred to below, liens to secure the Notes on (x) all collateral that secures obligations under the New Credit Facilities (as defined herein) with the possible exception, in certain circumstances, of the stock of certain subsidiaries, in which case there will be at least a negative pledge with respect to such stock, and (y) the capital stock of

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The date of this Consent Solicitation Statement is December 4, 2006.

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Metaldyne Intermediate Holdco, Inc. (“Holdco”), a direct wholly-owned subsidiary of ours to be incorporated on or prior to the consummation of the Merger, which shall hold all capital stock of Metaldyne Company LLC (“Metaldyne LLC”) and (ii) require the Company in certain circumstances to make offers to purchase, with the proceeds of up to $50 million of cash proceeds of any future equity offerings by Asahi to be contributed to the Company, at par plus accrued and unpaid interest, a portion of the outstanding Senior Notes and, in certain circumstances, Senior Subordinated Notes. Such amendments and waivers with respect to the Senior Subordinated Notes and the Senior Subordinated Notes Indenture are hereinafter referred to as the “Senior Subordinated Notes Proposed Amendments,” and with respect to the Senior Notes and the Senior Notes Indenture, the “Senior Notes Proposed Amendments” and, together, the “Proposed Amendments”. In addition, the Senior Notes Proposed Amendments provide for a mandatory offer to purchase up to $25 million of Senior Notes at par plus accrued and unpaid interest after the consummation of the Merger (the “Post-Merger Offer”).

Upon the terms and subject to the conditions set forth in this Consent Solicitation Statement, if a Consent is received by the Tabulation Agent (as defined herein) (and not validly revoked) and if the other conditions set forth herein are satisfied or waived, each holder of Senior Subordinated Notes (a “Senior Subordinated Notes Holder”) that has delivered (and not validly revoked) a valid Senior Subordinated Notes Consent on or before the Expiration Date will be paid a cash payment (the “Senior Subordinated Consent Fee”) of $127.50 for each $1,000 in principal amount of its Senior Subordinated Notes in respect of which such Senior Subordinated Notes Consent has been delivered and each holder of Senior Notes (a “Senior Notes Holder” and, together with a Senior Subordinated Notes Holder, a “Holder”) that has delivered (and not validly revoked) a valid Senior Notes Consent on or before the Expiration Date will be paid a cash payment (the “Senior Consent Fee” and, together with the Senior Subordinated Consent Fee, the “Consent Fees”) of $80 for each $1,000 in principal amount of its Senior Notes in respect of which such Senior Notes Consent has been delivered. No accrued interest will be paid on the Consent Fees. Consent Fees will be paid promptly following the consummation of the Merger (but in no event later than one business day following the consummation of the Merger).

The Consent Solicitations are being made to all persons in whose name a Note was registered at 5:00 p.m., New York City time, on December 4, 2006 (the “Record Date”) and their duly designated proxies. For the Proposed Amendments to become effective, Senior Subordinated Notes Holders must deliver (and not validly revoke) valid Senior Subordinated Notes Consents in respect of a majority in aggregate principal amount of all outstanding Senior Subordinated Notes, excluding for such purposes any Senior Subordinated Notes owned by Metaldyne or any of its affiliates (the “Senior Subordinated Notes Requisite Consents”) and Senior Notes Holders must deliver (and not validly revoke) valid Senior Notes Consents in respect of a majority in aggregate principal amount of all outstanding Senior Notes, excluding for such purposes any Senior Notes owned by Metaldyne or any of its affiliates (the “Senior Notes Requisite Consents” and, together with the Senior Subordinated Notes Requisite Consents, the “Requisite Consents”).

Notwithstanding any other provision of the Consent Solicitations, the Company’s obligation to accept and pay for Consents validly delivered (and not validly revoked) pursuant to the Consent Solicitations is subject to and conditioned upon receipt of the Requisite Consents on or prior to the Expiration Date (the “Consent Condition”) and the satisfaction or waiver of the Transactions Condition and the General Conditions set forth under the heading “The Consent Solicitations—Conditions of the Consent Solicitation.” Consents may be validly revoked at any time prior to applicable Consent Date (as defined below).

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NOTICE TO NOTE HOLDERS

Metaldyne is seeking Consents to all of the Proposed Amendments together. Accordingly, any Senior Subordinated Notes Consent purporting to consent only to some of the Senior Subordinated Notes Proposed Amendments or any Senior Notes Consent purporting to consent only to some of the Senior Notes Proposed Amendments will be treated as a valid delivery of a Consent by a Holder as to all of the Senior Subordinated Notes Proposed Amendments or Senior Notes Proposed Amendments, as applicable. Promptly upon receipt of the Senior Subordinated Notes Requisite Consents, the Company intends to execute a supplemental indenture to the Senior Subordinated Notes Indenture containing the Senior Subordinated Notes Proposed Amendments (the “Senior Subordinated Notes Supplemental Indenture”) and promptly upon receipt of the Senior Notes Requisite Consents, the Company intends to execute a supplemental indenture to the Senior Notes Indenture containing the Senior Notes Proposed Amendments (the “Senior Notes Supplemental Indenture” and, together with the Senior Subordinated Notes Supplemental Indenture, the “Supplemental Indentures”). The time and date on which the Senior Subordinated Notes Supplemental Indenture is executed is hereinafter referred to as the “Senior Subordinated Notes Consent Date,” the time and date on which the Senior Notes Supplemental Indenture is executed is hereinafter referred to as the “Senior Notes Consent Date” and the Senior Subordinated Notes Consent Date and the Senior Notes Consent Date together are hereinafter referred to as the “Consent Date.” Senior Subordinated Notes Consents cannot be revoked after the Senior Subordinated Notes Consent Date and Senior Notes Consents cannot be revoked after the Senior Notes Consent Date. Although the Supplemental Indentures will become effective on the applicable Consent Date, the Proposed Amendments will become operative only following the Expiration Date, the satisfaction or waiver of the Transactions Condition and the payment of the Consent Fees.

The delivery of a Consent will not affect a Holder’s right to sell or transfer the Notes. Only Holders of record as of the Record Date, or their duly designated proxies, including, for the purposes of these Consent Solicitations, DTC Participants (as defined below), may submit a Consent. A duly executed Consent shall bind the Holders executing the same and any subsequent registered holder or transferee of the Notes to which such Consent relates.

As of December 4, 2006, all of the Notes were held through The Depository Trust Company (“DTC”) by participants in DTC (“DTC Participants”).

Holders residing outside the United States who wish to deliver a Consent must satisfy themselves as to their full compliance with the laws of the relevant jurisdiction in connection therewith. If the Company becomes aware of any state or foreign jurisdiction where the making of the Consent Solicitations is prohibited, the Company will make a good faith effort to comply with the requirements of any such state or foreign jurisdiction. If, after such effort, the Company cannot comply with the requirements of any such state or foreign jurisdiction, the Consent Solicitations will not be made to (and Consents will not be accepted from or on behalf of) Holders in such state or foreign jurisdiction.

CONSENTS SHOULD BE SENT TO THE TABULATION AGENT AT ITS ADDRESS OR FACSIMILE NUMBER SET FORTH ON THE FINAL PAGE OF THIS CONSENT SOLICITATION STATEMENT. UNDER NO CIRCUMSTANCES SHOULD ANY HOLDER DELIVER ANY NOTES.

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS CONSENT SOLICITATION STATEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THE DELIVERY OF THIS CONSENT SOLICITATION STATEMENT AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

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THIS CONSENT SOLICITATION STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES DESCRIBED OR OTHERWISE REFERRED TO IN THIS CONSENT SOLICITATION STATEMENT.

RECIPIENTS OF THIS CONSENT SOLICITATION STATEMENT ARE NOT TO CONSTRUE THE CONTENTS OF THIS CONSENT SOLICITATION STATEMENT AS LEGAL, BUSINESS OR TAX ADVICE. EACH RECIPIENT SHOULD CONSULT ITS OWN ATTORNEY, BUSINESS ADVISOR AND TAX ADVISOR AS TO LEGAL, TAX AND RELATED MATTERS CONCERNING THIS CONSENT SOLICITATION.

ADDITIONAL INFORMATION

This Consent Solicitation Statement incorporates by reference the documents identified under “Documents Incorporated By Reference” that are not presented in this Consent Solicitation Statement or delivered with this Consent Solicitation Statement. Such documents are electronically filed with the Securities and Exchange Commission (the “Commission”) and may be located on the Internet at http://www.sec.gov.

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SUMMARY

This Consent Solicitation Statement and the Consent Letter contain important information that should be read carefully before any decision is made with respect to the Consent Solicitations.

The following summary is provided solely for the convenience of the Holders. This summary is not intended to be complete and is qualified in its entirety by reference to, and should be read in conjunction with, the information appearing elsewhere in this Consent Solicitation Statement and the more detailed information contained in the documents incorporated by reference into this Consent Solicitation Statement.

The Company:	Metaldyne Corporation.
The Notes:

•  11% Senior Subordinated Notes due 2012, of which $250,000,000 in aggregate principal amount is outstanding as of the date hereof.

•  10% Senior Notes due 2013, of which $150,000,000 in aggregate principal amount is outstanding as of the date hereof.

Consent Fees:

A Senior Subordinated Consent Fee of $127.50 for each $1,000 principal amount of Senior Subordinated Notes shall be paid in cash to each Senior Subordinated Notes Holder (with respect to such Holder’s Senior Subordinated Notes) who provides a valid Senior Subordinated Notes Consent (and does not validly revoke) on or prior to the Expiration Date.

A Senior Consent Fee of $80 for each $1,000 principal amount of Senior Notes shall be paid in cash to each Senior Notes Holder (with respect to such Holder’s Senior Notes) who provides a valid Senior Notes Consent (and does not validly revoke) on or prior to the Expiration Date.

No accrued interest will be paid on any Consent Fee.
Record Date:	December 4, 2006.
Expiration Date:	The Expiration Date for the Consent Solicitations will be 5:00 P.M., New York City time, on December 18, 2006, unless extended by the Company.
Senior Subordinated Notes Consent Date:	The time and date on which the Senior Subordinated Notes Supplemental Indenture is executed with respect to the Senior Subordinated Notes.
Senior Notes Consent Date:	The time and date on which the Senior Notes Supplemental Indenture is executed with respect to the Senior Notes.

Eligibility for Consent Fee:

Senior Subordinated Notes Holders whose Senior Subordinated Notes Consents are properly received on or before the Expiration Date (and not validly revoked) will be eligible to receive the Senior Subordinated Consent Fee if the Senior Subordinated Notes Requisite Consents have been received. Senior Notes Holders whose Senior Notes Consents are properly received on or before the Expiration Date (and not validly revoked) will be eligible to receive the Senior Consent Fee if the Senior Notes Requisite Consents have been received. Any subsequent transferees of Notes of such Holders, and any Holders who do not timely grant (or who revoke) a valid Consent (and their transferees) will not be entitled to receive the applicable Consent Fee and, as a result, if the Proposed Amendments become operative, the Proposed Amendments will become binding thereon.

The Senior Subordinated Notes Consent Solicitation:

Metaldyne is seeking from each Senior Subordinated Notes Holder its consent to the Senior Subordinated Notes Proposed Amendments. Each Senior Subordinated Notes Holder who validly consents to the Senior Subordinated Notes Proposed Amendments on or prior to the Expiration Date (and does not validly revoke such consent) shall be entitled to receive the Senior Subordinated Consent Fee in cash, subject to the terms and conditions set forth in the Solicitation Documents (including receipt of the Requisite Consents).

The Senior Notes Consent Solicitation:

Metaldyne is seeking from each Senior Notes Holder its consent to the Senior Notes Proposed Amendments. Each Senior Notes Holder who validly consents to the Senior Notes Proposed Amendments on or prior to the Expiration Date (and does not validly revoke such consent) shall be entitled to receive the Senior Consent Fee in cash, subject to the terms and conditions set forth in the Solicitation Documents (including receipt of the Requisite Consents).

Proposed Amendments to the Indentures:

Pursuant to each of the Consent Solicitations, Metaldyne is seeking certain amendments and waivers to (i) permit the Merger and related transactions, (ii) permit a dividend by Metaldyne of Metaldyne’s interests in shares of TriMas Corporation, (iii) waive Metaldyne’s obligations under the change of control provisions of the applicable Indenture and (iv) make certain other amendments related to the operations of Metaldyne and its Subsidiaries following the Merger.

In addition, the proposed amendments will obligate the Company to (a) make an offer to repurchase up to $25.0 million aggregate principal amount of Senior Notes at par (plus accrued and unpaid interest) to be commenced within 60 days of the closing date of the Merger (the “Post-Merger Offer”) and (b) subject to the right to use such funds to permanently repay term or revolving loans and certain de minimis exceptions, make one or more offers to purchase Senior Notes at par with 50% of the net proceeds, up to $50 million inthe aggregate for all such offers, of any Asahi common stock offering (subject to certain exceptions) which shall be contributed to the Company; provided that if less than the amount offered to be purchased in aggregate principal amount of Senior Notes is validly tendered, the Company shall extend such offer to Senior Subordinated Notes and its 10% Senior Subordinated Notes due 2014 (the “DCX Notes”) on a pro rata basis (this clause (b), the “Equity Contribution Offer,” and together with the Post-Merger Offer, the “Repurchase Offers”).

The proposed amendments for the Senior Subordinated Notes will also provide that the Company and its domestic subsidiaries will grant in favor of the Senior Subordinated Notes Holders a second priority lien on the stock of Holdco and liens on all collateral that secures obligations under the New Credit Facilities, other than the stock of certain subsidiaries, which liens shall be junior to the liens securing obligations under the New Credit Facilities and the Senior Notes, in each case in accordance with and subject to the terms of the security documents and the intercreditor agreement (such liens referred to herein as the “Third Priority Liens” for simplicity of presentation, although in certain circumstances such liens may rank fourth or lower as to priority). The proposed amendments for the Senior Notes will also provide that the Company and its domestic subsidiaries will grant in favor of the Senior Notes Holders a first priority lien on the stock of Holdco and liens on all collateral that secures obligations under the New Credit Facilities, other than the stock of certain subsidiaries, which liens (except with respect to the stock of Holdco) shall be junior to the liens securing obligations under the New Credit Facilities (but prior to the liens securing the obligations under the Senior Subordinated Notes), in each case in accordance with and subject to the terms of the security documents and the intercreditor agreement (such liens referred to herein as the “Second Priority Liens” for simplicity of presentation, although in certain cases such liens may rank third or lower as to priority).

For a description of the Senior Subordinated Notes Proposed Amendments and the Senior Notes Proposed Amendments, see “Proposed Amendments” and the Appendices hereto.

Collateral to be Granted Pursuant to Consent Solicitations:

Pursuant to each of the Consent Solicitations, Metaldyne and its domestic subsidiaries, including Holdco, will grantto the Senior Notes Holders the Second Priority Liens and to the Senior Subordinated Notes Holders the Third Priority Liens, in each case on the assets of Holdco and its domestic restricted subsidiaries that are pledged to secure obligations under the New Credit Facilities, other than the stock of certain subsidiaries, which will include substantially all of the assets of Holdco and its domestic subsidiaries, including accounts receivable, inventory, deposit accounts, intellectual property, material real property and all of the capital stock of Metaldyne LLC. The stock of subsidiaries will not be pledged where such a pledge would require the delivery of separate financial statements under Rule 3-16 of Regulation S-X. In addition, in the case of the stock of foreign subsidiaries, any such pledge will be limited to 65% of the capital stock of first-tier foreign subsidiaries). In addition, the Company will grant to the Senior Notes Holders a first priority lien and to the Senior Subordinated Notes Holdersa second priority lien on the capital stock of Holdco (the “Holdco Stock”, and together with the other assets described in this paragraph collectively, the “Collateral”).

The DCX Notes will be secured by the Collateral equally and ratably with the Senior Subordinated Notes.

For a description of the Collateral to be granted to the Holders, see “Proposed Amendments—Collateral.” For a summary of certain circumstances in which the Collateral may be released without the consent of the Holders, see “Significant Consequences of Transactions to Holders of Notes—There Are Circumstances Other Than Repayment or Discharge of the Notes Under Which the Collateral Securing the Notes and Guarantees Will Be Released Automatically, Without Your Consent or the Consent of the Trustees or Collateral Agents.”

Intercreditor Agreement:

The liens of the Holders with respect to the Collateral other than the Holdco Stock (the “Shared Collateral”) will be junior and subordinated to the liens of the lenders (the “Senior Lenders”) under the New Credit Facilities pursuant to an intercreditor agreement. The intercreditor agreement referred to in the first sentence of this section will provide, among other things, that the Senior Lenders will have a block on the ability of the Holders to exercise lien-related remedies with respect to the Shared Collateral and the Holders will agree not to interfere with the exercise of remedies thereon by the Senior Lenders provided that in the event there is an event of default under an Indenture and 90 days have passed in the case of the Senior Indenture and 150 days have passed in the case of the Senior Subordinated Indenture since the collateral agent under the applicable Indenture has notified the Senior Lenders that an event of default has occurred and that it intends to exercise rights and remedies under such Indenture and the Senior Lenders have not commenced any enforcement action with respect to a material portion of the Shared Collateral, the collateral agent under the applicable Indenture may take enforcement action with respect to such event of default. The intercreditor agreement will also provide that, except in certain limited circumstances, if the Senior Lenders release their liens on any Shared Collateral, the Holders will be obligated to release their liens on such Shared Collateral. The intercreditor agreement will also provide that neither Indenture may be amended in a manner materially adverse to the Senior Lenders. Pursuant to the intercreditor agreement, any waivers, amendments or consents with respect to any provision of the collateral documents securing the obligations under the New Credit Facilities will be deemed to automatically apply to any applicable provisions of the collateral documents securing the obligations under the Senior Notes and the Senior Subordinated Notes; provided no such waiver, amendment or consent shall (i) remove or release assets securing the Senior Notes or Senior Subordinated Notes except to the extent there is a corresponding release of the liens securing the obligations under the New Credit Facilities, (ii) be prejudicial to the interests of the Senior Notes Holders or the Senior Subordinated Notes Holders to a materially greater extent than the Senior Lenders, (iii) adversely affect the relative priority of the liens securing the Senior Notes and the Senior Subordinated Notes and (iv) except in the case of a Permitted DIP Financing (as defined in Appendix C), provide for liens on Collateral not permitted under the terms of the Senior Notes Indenture and the Senior Subordinated Notes Indentures and related notes. Finally, in the event that the obligations under the New Credit Facilities are accelerated, the Holders will have the option as described in Appendix C to purchase in cash all of the unpaid obligations under the New Credit Facilities then outstanding. Similarly, in the event that payment of the Senior Notes is accelerated, the Senior Subordinated Notes Holders will have the option for a period not to exceed 30 days to purchase at par in cash all of the unpaid obligations under the Senior Notes Indenture.

The intercreditor agreement shall also set forth arrangements between the Senior Subordinated Notes Holders and the Senior Notes Holders that state that the liens of the Senior Subordinated Notes Holders will be junior and subordinated to the liens of the Senior Notes Holders with respect to the Holdco Stock in a manner substantially identical to the manner in which the liens of the Senior Notes Holders are junior and subordinated to the liens of the Senior Lenders with respect to the Shared Collateral. These provisions will be separate from those that govern the relationship between the Senior Lenders and the Noteholders. The intercreditor agreement will also provide that the Senior Subordinated Notes and the DCX Notes will share their interests in the Collateral and other rights under the agreement on a pro rata basis.

For a more detailed description of the intercreditor agreement between the Senior Lenders, the Senior Notes Holders, the Senior Subordinated Notes Holders and the holders of the DCX Notes, see Appendix C.

Senior Subordinated Notes Requisite Consents:

Adoption of the Senior Subordinated Notes Proposed Amendments requires the Senior Subordinated Notes Consents of the Senior Subordinated Notes Holders holding at least a majority of the then aggregate outstanding principal amount of the Senior Subordinated Notes, excluding for such purposes any Senior Subordinated Notes owned by Metaldyne or any of its affiliates.

Senior Notes Requisite Consents:

Adoption of the Senior Notes Proposed Amendments requires the Senior Notes Consents of the Senior Notes Holders holding at least a majority of the then aggregate outstanding principal amount of the Senior Notes, excluding for such purposes any Senior Notes owned by Metaldyne or any of its affiliates.

Conditions:

The Company’s obligation to accept and pay for Consents validly delivered (and not validly revoked) pursuant to the Consent Solicitations is subject to and conditioned upon satisfaction of the Supplemental Indentures Condition (as defined below) and satisfaction or waiver of the Transactions Condition and the General Conditions.

Procedures for Delivery of Consents:

Consents must be delivered to the Tabulation Agent on or before the Expiration Date. DTC is expected to grant an omnibus proxy authorizing DTC Participants to deliver a Consent. Only registered owners of Notes as of the Record Date or their duly designated proxies, including, for the purposes of these Consent Solicitations, DTC Participants, are eligible to consent to the Proposed Amendments. Therefore, a beneficial owner of an interest in Notes held in an account of a DTC Participant who wishes a Consent to be delivered with respect to its Notes must properly instruct such DTC Participant to cause a Consent to be given in respect of such Notes.

Revocation of Consents:

Revocation of Consents may be made at any time prior to the applicable Consent Date, but only by the Holder that previously granted such Consent (or a duly designated proxy of such Holder). Consents may not be revoked at any time after the applicable Consent Date.

Information/Tabulation Agent:

MacKenzie Partners, Inc. is serving as Information Agent (the “Information Agent”) and Tabulation Agent (the “Tabulation Agent”) in connection with the Consent Solicitations. The Information Agent’s contact information is listed on the back cover of this Consent Solicitation Statement.

Participation of Asahi in the Consent Solicitations:

Pursuant to the Merger Agreement, Metaldyne and Asahi have agreed that they would consult and cooperate with each other in connection with the implementation and execution of the Consent Solicitations. Pursuant to the Merger Agreement, Asahi has the sole right to control decisions with respect to the strategy and conduct of the Consent Solicitations; provided that Asahi has no obligation to modify any of the terms of the Consent Solicitations. Notwithstanding the foregoing, no material terms or conditions with respect to the Consent Solicitations may be modified or waived without the consent of Metaldyne if such modification or waiver would be reasonably likely to materially and adversely impact the probability of obtaining the Requisite Consents or would conflict with any agreement entered into in connection with the Merger Agreement.

THE COMPANY

Metaldyne is a leading global manufacturer of highly engineered metal components for the global light vehicle market. Metaldyne’s products include metal-formed and precision-engineered components and modular systems used in vehicle powertrain and chassis applications. Metaldyne serves approximately 200 automotive and industrial customers, and Metaldyne’s top ten customers represented approximately 70% of total 2005 sales from continuing operations. For the fiscal year ended January 1, 2006, Metaldyne’s net sales were approximately $1,886.9 million.

Metaldyne’s products are sold primarily to both North American and international light vehicle original equipment manufacturers, or OEMs, and Tier I component assemblers and provide content for approximately 93% of the top 40 NAFTA light vehicles produced in 2005. Tier I component assemblers are direct suppliers to OEMs of integrated modules, such as a complete engine assembly or drivetrain assembly. Metaldyne’s metal forming processes include cold, warm and hot forging, forged and conventional powder metal, tubular fabrications and precision-aluminum die castings. In addition, Metaldyne performs design, engineering, machining, finishing and assembly functions. At January 1, 2006, Metaldyne had over 7,000 employees involved in its continuing operations and more than 30 owned or leased manufacturing facilities worldwide.

In North America, Metaldyne believes that it has leading market shares in several products. Metaldyne believes it is one of the largest independent “machining and assembly” suppliers, and one of the largest powder metal manufacturers for light vehicle applications. Metaldyne believes its scale and combined capabilities represent a significant competitive advantage over their competitors, many of which are smaller and do not have the ability to combine metal forming with machining and sub-assembly capabilities. Metaldyne’s customers include BMW, DaimlerChrysler, Dana, Delphi, Ford, General Motors, Honda, Hyundai, International Truck and Engine, Nissan, Renault, Toyota, TRW and Visteon.

THE TRANSACTIONS

Overview of the Transactions.   On November 27, 2006, Metaldyne entered into an Amended and Restated Agreement and Plan of Merger (the “Merger Agreement”) among Asahi Tec Corporation, a Japanese corporation (“Asahi”), Argon Acquisition Corp., a Delaware corporation (“Acquisition Sub”) and a wholly owned subsidiary of Asahi, and Metaldyne. Pursuant to the Merger Agreement, Acquisition Sub will merge with and into Metaldyne (the “Merger”), with Metaldyne as the surviving company and a wholly owned subsidiary of Asahi. The Merger Agreement is subject to customary and other specific conditions, including the successful consummation of the Consent Solicitations, and there can be no assurance that the Merger will be completed as contemplated herein or otherwise. The Consent Solicitations are conditioned upon, among other things, the successful completion of the Merger.

At the effective time of the Merger, each share of Metaldyne common stock owned by the Principal Company Stockholders (as defined below), will be converted into the right to receive $1.5243 in cash, without interest. Each share of Metaldyne common stock held by persons that are not Principal Company Stockholders will be converted into the right to receive $2.57, without interest. Holders of these shares will receive a higher price per share if the average closing common price of the Asahi common for a 30 trading day period prior to closing of the Merger, which we refer to as the Closing Common Price, is higher than $2.9693, which we refer to as the Signing Common Price, as determined under the Merger Agreement. The approximate amount of the aggregate merger consideration to be received by Metaldyne’s common stockholders is $66.6 million. In addition, all holders of Metaldyne’s preferred stock will receive cash consideration and have been required by Asahi, and have agreed, to reinvest their Merger proceeds in Asahi convertible preferred stock or common stock of Asahi to be issued in a private placement. For additional information about the terms of the Merger, see “The Merger—The Merger Agreement” incorporated by reference herein from Metaldyne’s Information Statement and Proxy Statement on Schedule 14A and 14C filed with the Commission on November 29, 2006.

The Company believes the Merger presents a compelling opportunity for several reasons. It believes that its affiliation with Asahi as a result of the Merger and related transactions will enhance its ability to compete by improving its capital structure, expanding its access to commercial markets outside North America and Europe and providing it with certain operating benefits such as potential for lower cost for some of the products it purchases and access to engineering and technology expertise in Asia. In addition, Asahi is a publicly traded company in Japan with its common stock listed on the Tokyo Stock Exchange and is controlled by RHJI, a publicly traded company in Belgium. These affiliations are expected to enhance the Company’s access to global capital markets and strengthen the Company’s financial sponsorship.

The following summarizes the other transactions that will occur in connection with the Merger:

•       Rollover Equity Investment in Asahi by Certain Existing Metaldyne Stockholders. In connection with the Merger, certain stockholders of the Company will be required by Asahi to use the entirety of their approximately $178.0 million in aggregate proceeds from the Merger to purchase Asahi preferred or common stock in a private placement (collectively, the “Rollover Equity Investment”). These stockholders include:

•        common stockholders representing approximately 97% of the Company’s outstanding common stock (the “Principal Company Stockholders”), who will reinvest in common equity of Asahi; and

•        all of the preferred stockholders of the Company, who will reinvest in convertible preferred equity of Asahi (in the case of the Company’s series A and series A-1 preferred stockholders) or common equity of Asahi (in the case of the Company’s series B preferred stockholder).

After giving effect to the Rollover Equity Investment and the New Equity Investments referred to below, the current stockholders of the Company will own approximately 20.4% of the outstanding common stock of Asahi on a fully diluted basis (assuming conversion of Asahi convertible preferred stock) and RHJI will remain the largest stockholder of the Company with approximately 41.1% of the outstanding common stock of Asahi on a fully diluted basis.

•       New Equity Investments in the Company by Asahi with cash from RHJI and its Co-Investors and Heartland. To reduce leverage at Metaldyne and to finance the Merger and related transactions, an aggregate of approximately $200.0 million in new equity will be contributed to the Company. RHJI, Asahi’s existing controlling stockholder, and certain co-investors will invest approximately $185.0 million in Asahi and Heartland Industrial Partners L.P. (and, possibly, one or more of the other Principal Company Stockholders on a pro rata basis) will invest approximately $15.0 million in Asahi. Asahi will, in turn, contribute such proceeds to the Company (the “New Equity Investments”). While RHJI has provided its commitment to Asahi for the full $185.0 million, Asahi expects to obtain these proceeds from RHJI and RHJI’s co-investors, Mitsui & Co. Ltd and CHUO MITSUI Growth Capital Investment Limited Partnership II.

•       Existing Receivables Securitization and Senior Credit Facilities Refinancing. Metaldyne Company LLC will enter into a new senior secured asset-based revolving credit facility, a deposit-linked synthetic supplemental letter of credit facility and a term loan facility (together, the “New Credit Facilities”) to refinance and replace the Company’s existing revolving credit, supplemental deposit-linked letter of credit and term loan facilities and off-balance sheet accounts receivables securitization facility (the “Refinancing”). The New Credit Facilities are expected to be comprised of (i) a $150.0 million asset-based revolving credit facility (which includes a letter of credit sub-facility in an amount to be determined at closing), (ii) a $60.0 million supplemental deposit-linked letter of credit facility and (iii) a $445.0 million term loan facility (of which $25.0 million will be available on a delayed draw basis for 59 days after the closing date of the Merger). Acquisition Sub has received commitments for these facilities from JPMorgan Chase Bank, N.A., Deutsche Bank Trust Company Americas and Citicorp Global Markets Inc. Documentation for the facilities remains subject to negotiation and the amounts and terms of the facilities remain subject to change. See “Description of the New Credit Facilities.”

•       Consent Solicitations. Metaldyne has agreed to commence the Consent Solicitations to obtain Consents to the Proposed Amendments.

•       The DCX Consent Solicitation. Metaldyne has obtained from Daimler Chrysler, the holder of the DCX Notes, an agreement to consent to amendments to the DCX Notes and related indenture that are the same as those subject to the Senior Subordinated Notes Proposed Amendments.

•       Asahi Bank and Bridge Financing. Asahi has received conditional approvals from its bank lenders to amend Asahi’s existing credit facilities to permit the Merger and related transactions and to exclude Metaldyne and its subsidiaries from being required to provide credit support for Asahi’s obligations thereunder. In addition, Asahi has received a commitment from Aozora to provide bridge financing to facilitate the closing of the Merger on the closing date of the Merger. Loans under the bridge facility would be drawn and repaid on the closing date of the Merger. Documentation for the bridge facility remains subject to negotiation. The amendment to Asahi’s existing credit facility and the availability of the bridge loans are conditions to the Merger.

The Merger, the Rollover Equity Investment, the New Equity Investments, the Refinancing and the transactions contemplated in connection therewith are together the “Transactions.” In addition, on August 31, 2006, the board of directors of the Company declared a distribution of all the common stock and common stock equivalents of TriMas Corporation that are owned by the Company to the Company’s common stockholders of record on the business day prior to the Merger (the “TriMas Distribution”). This distribution is conditioned upon, among other things, (i) the Consents, (ii) the new debt and equity financings being arranged by or on behalf of Asahi in connection with the Merger, (iii) the consummation of the Merger and (iv) receipt by the Company of a solvency opinion from a qualified independent third party to verify the adequacy of corporate surplus for the TriMas Distribution under Delaware law.

Sources and Uses of Funds.   The following sets forth the estimated sources and uses of cash for the Transactions and the TriMas Distribution at the Metaldyne level based on amounts outstanding at October 1, 2006 (in millions). Thereby it is assumed that the Requisite Consents are obtained prior to the Expiration Date. Sources of funds and actual amounts will vary from the following based upon the actual closing date of the Merger.

Sources:

New term loan facility(1)	$420.0
New revolving facility(2)	$15.8
Aozora Bridge Loan(3)	$178.0
New cash equity investment(4)	$200.0
Total sources	$813.8

Uses:

Cash purchase of Metaldyne equity(5)	$181.4
Refinancing of existing senior credit facilities (2)	$491.8
Repayment of accounts receivable securitization facility (2)	$37.7
Payment of consent fees (1)	$47.9
Payment of estimated fees and expenses(6)	$55.0
Total uses	$813.8

(1)          To the extent that less than all of the Holders deliver Consents, the Term Loans will be reduced on a dollar-for-dollar basis with any Consent Fees not required to be paid. In addition, up to $25 million of additional term loans may be drawn after the closing of the Merger to fund the purchase of Senior Notes pursuant to the Post-Merger Offer. See “Proposed Amendments—Section 3.10 Post-Merger Offer.”

(2)          The amount committed under the new asset based revolving credit facility is $150 million subject to a borrowing base. Actual amounts drawn will depend upon balances required to be repaid under the existing revolving credit facility and accounts receivable securitization facility, which will depend upon working capital requirements. The Company currently estimates that if the Transactions were to occur on December 29, 2006, the amount of the existing senior credit facilities to be refinanced would be approximately $15.8 million lower and as a result, there would not be any amount outstanding under the new revolving facility on the closing date.

(3)          This is the portion of a one-day bridge loan to Asahi that will be used to facilitate the closing of the Merger on the closing date. The entire balance will be repaid with funds received by Asahi from the issuance of new equity securities of Asahi to the Principal Company Stockholders and the Metaldyne preferred stockholders under the Asahi stock purchase agreements.

(4)          Represents the $185 million equity commitment of RHJI and its co-investors to Asahi and the $15 million equity commitment of Heartland (and possibly one or more of the other Principal Company Stockholders on a pro rata basis) to Asahi.

(5)          All but approximately $3.4 million of the merger consideration payable in respect of the common stock and preferred stock is required to be reinvested in Asahi equity securities.

(6)          In connection with the Merger, Metaldyne estimates that it will incur, and will be responsible for paying, transaction related fees and expenses, consisting primarily of financial advisory fees, SEC filing fees, HSR Act, Japanese and other foreign regulatory filing fees, fees and expenses of attorneys and accountants and other related charges, totaling approximately $55 million. This amount consists of the following estimated fees and expenses (exclusive of Consent Fees):

Description	Amount
(In millions)
Financial advisory fees and expenses	$41.5
Legal, accounting and other advisory fees and expenses	$9.3
HSR Act, Japanese and other foreign regulatory filing fees	$1.2
SEC filing fees	$0.1
Printing and mailing costs	$0.1
Miscellaneous	$2.8

Expected Financial Consequences of the Transactions and the TriMas Distribution on Metaldyne.

Summary Historical and Pro Forma Consolidated Financial Data.   Set forth below is summary historical consolidated financial data and summary unaudited pro forma consolidated financial data of Metaldyne for the periods presented. Historical data for the fiscal years ended December 28, 2003, January 2, 2005 and January 1, 2006 have been derived from Metaldyne’s historical audited consolidated financial statements incorporated by reference herein from Metaldyne’s Form 10-K for the year ended January 1, 2006. Historical data for the nine months ended October 1, 2006 and October 2, 2005 have been derived from Metaldyne’s historical unaudited financial statements incorporated by reference herein from Metaldyne’s Form 10-Q for the periods ended October 2, 2005 and October 1, 2006, which have been prepared on a basis consistent with Metaldyne’s annual audited consolidated financial statements. In the opinion of management, such unaudited financial data reflect all adjustments, consisting only of normal and recurring adjustments, necessary for a fair presentation of the results of those periods. The results of operations for the interim periods are not necessarily indicative of the results to be expected for the full year or any future period.

The summary unaudited pro forma consolidated financial data for the twelve months ended October 1, 2006 have been prepared to give effect to the Transactions and the TriMas Distribution as if they had occurred on January 2, 2005. The pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable. The summary unaudited pro forma consolidated financial data are for informational purposes only and do not purport to represent what our results of operations actually would have been if the Transactions and the TriMas Distribution had occurred at any date, and such data do not purport to project the results of operations for any future period.

The summary historical and unaudited pro forma consolidated financial data should be read in conjunction with “Unaudited Pro Forma Condensed Consolidated Financial Information” appearing elsewhere in this Consent Solicitation Statement and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes incorporated by reference herein.

						Pro Forma
						Twelve
						Months
	Year Ended			Nine Months Ended		Ended
	December 28,	January 2,	January 1,	October 2,	October 1,	October 1,
	2003	2005	2006	2005	2006	2006
				(Unaudited)	(Unaudited)	(Unaudited)
	(in thousands)
Net sales	$1,176,462	$1,695,171	$1,886,939	$1,438,814	$1,421,679	$1,869,804
Cost of sales	(1,043,766)	(1,527,076)	(1,725,126)	(1,285,903)	(1,302,978)	(1,742,201)
Selling, general & administrative expenses	(108,869)	(126,499)	(110,968)	(86,148)	(83,049)	(100,569)
Restructuring charges	(12,744)	(2,455)	(3,288)	(1,760)	(770)	(2,298)
Loss on disposition of manufacturing facilities	0	(7,600)	0	0	0	0
Asset impairment	(4,868)	0	0	0	0	0
Operating profit	6,215	31,541	47,557	65,003	34,882	24,736
Interest expense & preferred stock dividend and accretion	(75,283)	(101,718)	(112,387)	(83,547)	(97,671)	(88,252)
Non-cash gain on maturity of interest rate arrangement	0	6,575	0	0	0	0
Equity in earnings (loss) of affiliates	(20,712)	1,451	(11,011)	1,641	(695)	0
Gain on sale of equity investments, net	0	8,020	0	0	0	0
Other, net	(7,070)	(6,981)	(11,200)	(6,381)	(12,361)	(12,691)
Income tax expense (benefit)	(13,159)	(35,557)	22,756	(8,397)	13,119	56,371
Loss from continuing operations	(83,691)	(25,555)	(109,797)	(14,887)	(88,964)	(132,578)
Income (loss) from discontinued operations	8,352	(2,439)	(8,301)	(3,460)	(638)	(5,479)
Loss on discontinued operations	—	—	(140,547)	(323)	(8,548)	(148,772)
Cumulative effect of change in accounting principle (net of tax)	0	0	(3,262)	0	0	(3,262)
Net loss	$(75,339)	$(27,994)	$(261,907)	$(18,670)	$(98,150)	$(290,091)
Pro Forma Other Financial Data:
Adjusted EBITDA(1)						$150,932

(1)             Our definition of Adjusted EBITDA is incorporated by reference herein from Metaldyne’s Quarterly Report on Form 10-Q for the period ending October 1, 2006. The following is a reconciliation of our Pro Forma Net Loss to Adjusted EBITDA from continuing operations for the twelve months ended October 1, 2006:

Net Loss	$(290,091)
Income tax expense	56,371
Loss from discontinued operations, net of tax	5,479
Loss on discontinued operations, net of tax	148,772
Cumulative effect on change in accounting principle (net of tax)	3,262
Interest expense	88,252
Depreciation and amortization in operating profit	128,176
Certain items within Other, net(a)	10,711
Total Metaldyne Adjusted EBITDA from continuing operations	$150,932

(a)              Reconciliation of Other Expense:

Items excluded from Adjusted EBITDA (amortization of financing fees and receivables securitization fees)	$10,711
Items included in Adjusted EBITDA (includes foreign currency, royalties and interest income)	1,980
Total other, net	12,691

The following details certain items that are included in our determination of net income (loss) and are not added back to net income (loss) in determining pro forma Adjusted EBITDA for the twelve months ended October 1, 2006, but that we separately consider in evaluating our pro forma Adjusted EBITDA (in millions):

Lease expense savings(a) (i)	$5,068
Loss on idle leased assets(a) (ii)	3,700
Fixed asset losses/other loss on idle leased assets(b)	24,931
Restructuring charges	2,298
Foreign currency losses	2,158
Post retirement medical curtailment gain and elimination of certain plan benefits	(2,659)

(a)              Represents savings from the buyout of assets previously held under operating leases. We purchased $36.1 million of these assets in March 2006 and the remaining $3.9 million in April 2006 from the proceeds of the sale of our North American Forging business completed in March 2006.

i.                     Actual historical lease expense during the twelve month period ending October 2, 2006 for the leases purchased.

ii.                  Represents actual loss recorded due to stipulated buyout price of leases being higher than the appraised value for the assets.

(b)             Represents losses on fixed assets relating to an inventory of physical assets performed throughout the facilities.

Post-Transaction Liquidity and Capital Resources.   Management expects our cash flows from operations, combined with availability under our new revolving facility to provide sufficient liquidity to fund our current obligations, projected working capital requirements and capital spending for a period that includes the next twelve months. At October 1, 2006 we had $5.4 million of cash on our consolidated balance sheet and approximately $82.9 million of undrawn commitments. However, our access to these undrawn commitments was limited at each fiscal quarter end by certain covenant restrictions which, at October 1, 2006, would have allowed us to draw only $21.5 million from these facilities out of the total amount otherwise available of $82.9 million. The limitations, though, only restrict our availability on fiscal quarter end dates and do not prevent us from drawing the entirety of our undrawn commitments on dates between quarter ends. See “Management’s Discussion and Analysis of Results of Operations” incorporated by reference herein from our Quarterly Report on Form 10-Q for the period ended October 1, 2006.

As of October 1, 2006 on a pro forma basis, we would have had $5.4 million in cash, approximately $15.8 million of drawn commitments under our new $150.0 million revolving credit facility and $52.9 million of outstanding letters of credit under the supplemental deposit-linked letter of credit facility. Amounts available under the new revolving credit facility will be limited by a borrowing base calculated as a percentage of eligible accounts receivable and a percentage of eligible inventory. We estimate that our availability from the facility would have been limited by our borrowing base to approximately $135 million (of the total $150 million facility). In addition, amounts available are subject to our financial covenants, but as described below would not have further restricted our facility’s availability. Thus total pro forma liquidity at October 1, 2006 would have been approximately $126.2 million, consisting of $119.2 million of undrawn but available amounts under the asset-based revolving facility and $7.1 million from the unused supplemental deposit-linked letter of credit facility (total $60 million facility less $52.9 million used for letters of credit). Thus, Metaldyne expects that the aggregate amount that can be borrowed will equal or exceed historical levels. See “Description of the New Credit Facilities.” It should also be noted that January and July are typically periods in which the Company seasonally experiences lower availability.

At October 1, 2006 on a pro forma basis, our ability to borrow under our revolving facility and supplemental deposit-linked facility on the last day of each fiscal quarter could be limited by financial covenant requirements, the most restrictive of which is a leverage ratio that would have been computed by multiplying 5.25 (which is expected to be our leverage ratio covenant level for the first fiscal quarter ending after the consummation of the Transactions) by our new bank agreement defined EBITDA, or approximately $191.2 million. Thus, our financial covenants would not have permitted our total debt capacity at October 1, 2006 to exceed $1,003.8 million. Our pro forma debt at October 1, 2006 would have been approximately $871.1 million, or approximately $133.0 million less than our total capacity. Thus, our borrowing capacity under our new revolving facility and supplemental deposit-linked facility would not have limited our ability to borrow in a more restrictive way than the borrowing base discussed above. While the covenant limitation will not impact our ability to draw funds between quarter ends, the borrowing base may impact our intra-quarter availability.

Despite our belief that liquidity will improve following the Transactions, there can be no assurance that our liquidity level will remain adequate in the future as it may be adversely affected by a variety of factors, many of which are beyond the Company’s control, including those referred to in our Quarterly Report on Form 10-Q for the period ended October 1, 2006. In the third quarter of 2006 significantly lower production levels of the North America Big 3 domestic manufacturers contributed to large reductions in sales and profits. The reductions in earnings and cash flow have offset (at least temporarily) some of the liquidity generated in the early part of 2006. These same market conditions and their impact on our financial performance have caused some suppliers to demand shorter payment terms which would exacerbate the negative impact on our liquidity. There can be no assurance that other suppliers will not likewise take actions that would further negatively impact our liquidity.

Post-Transaction Contractual Cash Obligations.   Under various agreements, Metaldyne is obligated to make future cash payments in fixed amounts. These include payments under our long-term debt agreements, rent payments required under lease agreements and various severance obligations undertaken. The following table summarizes our fixed cash obligations over various periods as of January 1, 2006 on a pro forma basis.

	Payments Due by Periods
			2007-	2009-	2011
	Total	2006	2008	2010	and After
	(In millions)
Long-term debt	$758	$61	$91	$89	$517
Senior Subordinated Notes	428	28	55	55	290
Senior Notes	268	15	30	30	193
DCX Notes	57	3	6	6	42
Other debt	4	4	—	—	—
Operating lease obligations	343	56	104	75	108
Purchase obligations(1)	69	56	13	—	—
Pension contributions (data available through 2010)	97	24	52	21	0
Contractual severance	2	2	—	—	—
Total contractual obligations(1)	$2,026	$249	$351	$276	$1,150

(1)   Total purchase obligations and contractual obligations exclude accounts payable and accrued liabilities.

The foregoing table does not give effect to any reduction in the Senior Notes that may result from the Post-Merger Offer or to any borrowings to fund the Post-Merger Offer. To the extent that up to $25 million principal amount of Senior Notes are tendered in the Post-Merger Offer, term loans will be borrowed to fund the purchase of the principal amount thereof.

Total contractual obligations at January 1, 2006 on a pro forma basis include interest expense based on the terms of the New Credit Facilities as would have been applicable on January 1, 2006 for variable instruments.

At January 1, 2006, we would have been contingently liable for standby letters of credit totaling $68.8 million issued on our behalf by financial institutions. At October 1, 2006 we would have been contingently liable for standby letters of credit totaling $52.9 million issued on our behalf by financial institutions.

New Ownership Structure.   The following diagram reflects the corporate and ownership structure of Metaldyne following the Transactions and the TriMas Distribution. The Transactions will not result in a change in which entities are obligors in respect of the Notes and Asahi will not have any direct financial responsibility for Metaldyne’s obligations in respect of the Notes.

About Asahi.   Asahi Tec is headquartered in Shizuoka, Japan, and primarily designs, manufactures and sells ductile iron cast auto parts for truck and construction machinery OEMs, aluminum casting parts for truck and passenger car OEMs and aluminum wheels for automobile OEMs. Asahi Tec also designs, manufactures and sells environmental systems, equipment and development technologies used by local governments and municipalities and electrical hardware and equipment used by electricity generators. The company employs more than 3,500 employees at facilities in Japan, Thailand and China.

Future Relationships with Asahi.   Metaldyne intends to enter into arrangements with Asahi from time to time in the ordinary course of business with respect to supply of materials, engineering and intellectual property, sharing of certain executive level personnel and other matters. All of these arrangements will be structured to be on an arms’ length basis. Metaldyne and Asahi may enter into a services agreement under which each will provide access at cost to one another’s sales force in their respective regions. They may also lease and sub-lease space to one another.

Certain Interests of Principal Company Stockholders, Management and Others in Transactions and the TriMas Distribution.   The principal company stockholders, certain members of management and others have interests in the Transactions and the TriMas Distribution that should be considered.

•       Principal Company Stockholders. As discussed above, holders of approximately 97% of our outstanding common stock have been required, and have agreed, to reinvest the proceeds from the Merger in new common equity of Asahi. Among these stockholders are our three largest stockholders and their affiliates: Heartland, CSFB Private Equity and Masco. In addition, Heartland has agreed (and the other Principal Company Stockholders may agree on a pro rata basis) to invest an additional $15.0 million in new common equity of Asahi.

•       Preferred Stockholders. In addition, as discussed above, all of our preferred stockholders are required, and have agreed, to reinvest the proceeds from the Merger in new equity of Asahi. Masco and DaimlerChrysler, as holders of the series A and series A-1 preferred stock of the Company, have agreed to reinvest their proceeds in convertible preferred securities of Asahi. Heartland, as holder of the series B preferred stock of the Company, has agreed to reinvest its proceeds in new common equity of Asahi. DaimlerChrysler is also the holder of the DCX Notes and has agreed to consent to modifications that are the same as the amendments to the Senior Subordinated Notes.

•       Management. Timothy Leuliette, Metaldyne’s Chairman of the Board and President and Chief Executive Officer; Jeff Stafeil, Metaldyne’s Executive Vice President and Chief Financial Officer; and Thomas Amato, Metaldyne’s Executive Vice President Commercial Operations, have entered into new employment agreements with Asahi that will take effect upon the closing of the Merger. At that time their existing employment agreements will be terminated. The Company will continue to operate independently. Mr. Leuliette will continue to oversee day-to-day operations at the Company as Chairman and Chief Executive Officer of the Company. He will also serve as Co-Chairman and Co-Chief Executive Officer of Asahi. In addition, Mr. Leuliette will become an industrial partner at RHJI, a position for which there is no stated compensation. Mr. Stafeil will be employed by Asahi Tec as Co-Chief Financial Officer and Chief Integration Officer and Mr. Amato will be Asahi Tec’s Business Development Officer. As a result of certain Tokyo Stock Exchange regulations that may limit the number of non-Japanese individuals that can be officers and directors, Asahi and Messrs. Stafeil and Amato intend to work with Asahi to re-negotiate their respective employment agreements, if required. Executive officers of the Company beneficially own in the aggregate 28,913.75 shares of common stock of the Company. Management is not being required to reinvest proceeds from the Merger in Asahi to the extent they own common stock. The above named executive officers are also entitled to certain signing bonuses in connection with the Merger under the terms of their new employment agreements and are expected to be granted new stock options in Asahi.

CAPITALIZATION

The following table set forth our capitalization as of October 1, 2006, on a historical basis and on a pro forma as adjusted basis after giving effect to the Transactions and the TriMas Distribution. Sources of funds and actual amounts may vary from the following. The information in this table should be read in conjunction with “The Transactions” “Unaudited Pro Forma Condensed Consolidated Financial Information,” “Summary Historical Consolidated and Pro Forma Financial Data.” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements included or incorporated by reference herein.

		Pro Forma
	Historical	as Adjusted
	(in thousands)
Cash and cash equivalents	$5,350	$5,350
Long-term debt, including current portion:
Senior Credit Facilities:
Term loans(1)	374,720	420,000
Revolving Credit Facility(2)	97,737	15,817
Total Senior Credit Facilities(1)	472,457	435,817
Senior secured equipment facility	19,400	—
10% senior notes due 2013(1)	150,000	150,000
11% senior subordinated notes due 2012	250,000	250,000
10% senior subordinated notes due 2014(3)	27,712	27,712
Other debt	7,604	7,604
Total debt(1)	$927,173	$871,133
Redeemable preferred stock	194,811	—
Total debt and redeemable preferred stock(1)	$1,121,984	$871,133
Total shareholders’ equity	$150,406	$352,639
Total capitalization(1)	$1,272,390	$1,223,772
Off-balance sheet receivables facility outstanding(4)	$37,742	—

(1)          To the extent that less than all of the Holders do not deliver Consents, the Term Loans will be reduced on a dollar-for-dollar basis with any Consent Fees not required to be paid. This does not give effect to the additional borrowings under the New Credit Facilities of up to $25 million to fund the payment of the principal amount of any Senior Notes purchased pursuant to the Post-Merger Offer, which would reduce the aggregate principal amount of Senior Notes. See “Proposed Amendments—Section 3.10 Post Merger Offer.”

(2)          The amount committed under the new asset based revolving credit facility is $150.0 million subject to a borrowing base.

(3)          Face value of $31.7 million.

(4)          The receivables facility provides for up to $175.0 million of funding, based, in part, on the amount of eligible receivables. Because sales of receivables under the receivables facility depends, in part, on the amount of eligible receivables, the amount of available funding under the facility may fluctuate over time.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma condensed consolidated financial statements have been developed by applying pro forma adjustments to the historical audited and unaudited consolidated financial statements incorporated by reference herein. The unaudited pro forma consolidated statements of income give effect to the Transactions and the TriMas Distribution as if they had occurred on January 3, 2005. The unaudited pro forma condensed consolidated balance sheet gives effect to the Transactions and the TriMas Distribution as if they had occurred on October 1, 2006. Assumptions underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with these unaudited pro forma condensed consolidted financial statements.

The unaudited pro forma adjustments are based upon available information and certain assumptions that Metaldyne believes to be reasonable under the circumstances. The unaudited pro forma condensed consolidated financial information is presented for informational purposes only. The unaudited pro forma condensed consolidated financial information does not purport to represent what our results of operations or financial condition would have been had the Transactions and the TriMas Distribution actually occurred on the dates indicated and they do not purport to project our results of operations or financial condition for any future period or as of any future date. The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the information contained in “The Transactions,” “Summary Historical and Pro Forma Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes thereto appearing or incorporated by reference herein. All pro forma adjustments and their underlying assumptions are described more fully in the notes to our unaudited pro forma condensed consolidated financial statements.

We currently expect that the Merger will be accounted for using purchase accounting. However, as of the date of this Consent Solicitation Statement, we have not performed the valuation studies necessary to estimate the fair values of our assets and liabilities and the related allocation of purchase price.

The pro forma adjustments do not reflect our estimates of the purchase price allocation, which will be reflected upon finalization of appraisals and other valuation studies that we will arrange to obtain. For purposes of computing pro forma adjustments, we have assumed that historical values of current assets and current liabilities reflect fair value. The pro forma balance sheet does not include any fair value adjustments for property and equipment, excess of cost over net assets of acquired companies or intangible and other assets since we have not completed the appraisal process. Ultimately, a portion of the purchase price may be allocated to these assets and liabilities and to deferred tax assets and liabilities, and the amounts may be material. Purchase price allocated to property and equipment, excess of cost over net assets of acquired companies or intangible and other assets would result in additional depreciation and amortization expense after the consummation of the Transactions. These effects are not included in the pro forma statement of operations and may be material.

The pro forma adjustments do not include any adjustments to deferred tax assets or liabilities or the impact of any Post-Merger Offer. The structure of the Merger and certain elections that we may make in connection with the Merger and subsequent tax filings may impact the amount of deferred tax liabilities that are due and the realization of deferred tax assets. The unaudited pro forma financial information is for informational purposes only and is not intended to represent of be indicative of the combined results of operations or financial position that we would have reported had the Transactions and the TriMas Distribution been completed as of the dates presented, and should not be taken as representative of our future combined results of operations or financial position.

PRO FORMA FINANCIAL INFORMATION
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED JANUARY 1, 2006
(in thousands)

		Pro Forma
	Historical	Adjustments		Pro Forma
Net sales	$1,886,939			$1,886,939
Cost of sales	(1,725,126)			(1,725,126)
Selling, general & administrative expenses	(110,968)	4,000	(a)	(106,968)
Restructuring charges	(3,288)			(3,288)
Operating profit	47,557	4,000		51,557
Interest expense & preferred stock dividend and accretion	(112,387)	24,121	(c)	(88,266)
Equity in earnings of affiliates	(11,011)	11,011	(d)	0
Other, net	(11,200)	3,033	(e)	(8,167)
Loss from continuing operations before income taxes	(87,041)	42,165		(44,876)
Income tax expense (benefit)	22,756	6,800	(f)	29,556
Income (loss) from continuing operations	(109,797)	35,365		(74,432)
Income (loss) from discontinued operations	(8,301)			(8,301)
Loss on discontinued operations	(140,547)			(140,547)
Cumulative effect of change in accounting principle (net of tax)	(3,262)			(3,262)
Net loss(g)	$(261,907)	$35,365		$(226,542)

See notes to Unaudited Pro Forma Condensed Consolidated Statements of Operations

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE NINE MONTHS ENDED OCTOBER 1, 2006
(in thousands)

		Pro Forma
	Historical	Adjustments		Pro Forma
Net sales	$1,421,679			$1,421,679
Cost of sales	(1,302,978)			(1,302,978)
Selling, general & administrative expenses	(83,049)	6,300	(a)(b)	(76,749)
Restructuring charges	(770)			(770)
Operating profit	34,882	6,300		41,182
Interest expense & preferred stock dividend and accretion	(97,671)	31,471	(c)	(66,200)
Equity in earnings of affiliates	(695)	695	(d)	0
Other, net	(12,361)	4,287	(e)	(8,074)
Loss from continuing operations before income taxes	(75,845)	42,753		(33,092)
Income tax expense (benefit)	13,119	6,952	(f)	20,071
Income (loss) from continuing operations	(88,964)	35,801		(53,163)
Income (loss) from discontinued operations	(638)			(638)
Loss on discontinued operations	(8,548)			(8,548)
Cumulative effect of change in accounting principle (net of tax)	0			(0)
Net loss(g)	$(98,150)	$35,801		$(62,349)

See notes to Unaudited Pro Forma Condensed Consolidated Statements of Operations

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE LAST TWELVE MONTHS ENDED OCTOBER 1, 2006
(in thousands)

	Historical	Pro Forma Adjustments		Pro Forma
Net sales	$1,869,804			$1,869,804
Cost of sales	(1,742,201)			(1,742,201)
Selling, general & administrative expenses (includes non-cash stock award expense of $563 and $2,088 in 2004 and 2003, respectively)	(107,869)	7,300	(a)(b)	(100,569)
Restructuring charges	(2,298)			(2,298)
Operating profit	17,436	7,300		24,736
Interest expense & preferred stock dividend and accretion	(126,511)	38,259	(c)	(88,252)
Equity in earnings of affiliates	(13,347)	13,347	(d)	0
Other, net	(17,180)	4,489	(e)	(12,691)
Loss from continuing operations before income taxes	(139,602)	63,395		(76,207)
Income tax expense (benefit)	44,272	12,099	(f)	56,371
Income (loss) from continuing operations	(183,874)	51,296		(132,578)
Income (loss) from discontinued operations	(5,479)			(5,479)
Loss on discontinued operations	(148,772)			(148,772)
Cumulative effect of change in accounting principle (net of tax)	(3,262)			(3,262)
Net loss	$(341,387)	$51,296		$(290,091)

See notes to Unaudited Pro Forma Condensed Consolidated Statements of Operations.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions)

(a)           Reflects elimination of the $1 million quarterly fee paid to Heartland under its advisory agreement with the Company that will be terminated at time of the Merger.

(b)          Reflects the add back of the non-recurring amount of $3.3 million of Transaction costs incurred in 2006.

(c)           Reflects pro forma interest expense resulting from our new capital structure (using applicable LIBOR rates at November 29, 2006 as follows (and without giving effect to the Post-Merger Offer, as discussed in footnote (1) of “Capitalization”):

	Year Ended January 1, 2006	Nine Months Ended October 1, 2006	Last Twelve Months Ended October 1, 2006
Term loans	$38.4	$28.8	$38.4
Revolving Credit Facility	3.4	2.5	3.4
10% senior notes due 2013	3.2	2.4	3.2
11% senior subordinated notes due 2012	27.5	20.6	27.5
10% senior subordinated notes due 2014	15.0	11.3	15.0
Other debt	0.8	0.6	0.8
Total debt	88.3	66.2	88.3
Redeemable preferred stock dividends and accretion
Total debt and redeemable preferred stock	$88.3	$66.2	$88.3
Historical interest expense and preferred stock dividend and accretion	(112.4)	(97.7)	(126.5)
Net adjustment to interest expense	(24.1)	(31.5)	(38.2)

(d)          Reflects the impact of the TriMas Distribution.

(e)           Represents the elimination of the financing costs relating to the sale of trade accounts receivables of substantially all domestic business operations to MRFC. This program will be terminated upon closing. Also reflects the change in amortization of debt financing fees.

	Year Ended January 1, 2006	Nine Months Ended October 1, 2006	Last Twelve Months Ended October 1, 2006
AR Securitization expense	4.5	4.8	5.0
Financing Fee Amortization	(1.5)	(0.5)	(0.5)

(f)             Represents the tax effect of the pro forma adjustments, calculated at an effective tax rate of 35%.

(g)           Net loss does not include the effects of the following non-recurring items: $55.0 million of estimated fees and expenses and $47.9 million of Consent Fees.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
AS OF OCTOBER 1, 2006

		Pro Forma
	Historical	Adjustments		Pro Forma
	($ in thousands)
Assets
Current Assets:
Cash and cash investments	$5,350			$5,350
Receivables	170,115	37,742	(a)	207,857
Inventories	91,201			91,201
Deferred and refundable taxes	11,006			11,006
Prepaid expenses and other assets	32,229			32,229
Total Current Assets	309,901	37,742		347,643
Equity and other investments in affiliates	90,837	(90,837	)(b)	—
Property and equipment, net	651,943			651,943
Excess of cost over net assets of acquired companies	589,258			589,258
Intangible and other assets	143,265	4,477	(c)	147,742
Total Assets	1,785,204	(48,618)		1,736,586
Liabilities
Accounts Payable	223,999			223,999
Accrued Liabilities	132,092			132,092
Current and Long-Term Debt:
Term loans	374,720	45,280	(a)	420,000
Revolving Credit Facility	97,737	(81,920	)(a)	15,817
Senior secured equipment loan credit facility	19,400	(19,400	)(a)	—
11% senior subordinated notes due 2012(d)	250,000			250,000
10% senior notes due 2013(d)	150,000			150,000
10% senior subordinated notes due 2014(d)	27,712			27,712
Other debt	7,604			7,604
Total debt	927,173	(56,040)		871,133
Deferred Income Taxes	42,402			42,402
Other long-term liabilities	114,321			114,321
Redeemable preferred stock	194,811	(194,811	)(e)	—
Total liabilities	1,634,798	(250,851)		1,383,947
Total shareholders’ equity	150,406	202,233	(f)	352,639
Total liabilities and shareholders’ equity	1,785,204	(48,618)		1,736,586

See notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

(a)           Reflects the estimated sources and uses of cash for the Transactions as follows (Dollars in millions):

Sources:
New term loan facility(1)	$420.0
New revolving facility(2)	$15.8
Aozora Bridge Loan	$178.0
New cash equity investment	$200.0
Total sources	$813.8
Uses:
Cash purchase of Metaldyne equity	$181.4
Refinancing of existing senior credit facilities(3)	$491.8
Repayment of accounts receivable securitization facility	$37.7
Payment of consent fees	$47.9
Payment of estimated fees and expenses	$55.0
Total uses	$813.8

(1)         To the extent that less than all of the Holders deliver Consents, the Term Loans will be reduced on a dollar-for-dollar basis with any Consent Fees not required to be paid. In addition, up to $25 million of additional term loans may be drawn after the closing of the Merger to fund the purchase of Senior Notes pursuant to the Post-Merger Offer. See “Proposed Amendments—Section 3.10 Post-Merger Offer.”

(2)         $150.0 million asset-based revolving credit facility (which includes a letter of credit sub-facility in an amount to be determined at closing).

(3)         Represents $374.7 outstanding under the Existing Term Loan Facility, $97.7 million outstanding under the existing supplemental deposit-linked revolving facility and $19.4 million outstanding under the senior secured equipment loan facility.

(b)          Reflects the TriMas Distribution.

(c)           Reflects the capitalization of $11.8 million of estimated financing costs that we will incur in connection with the new senior secured credit facilities, net of $7.3 million of unamortized deferred financing costs.

(d)          For purposes of these pro-forma statements, we have not adjusted the values of the Notes to reflect fair value because the information required to do so is not currently available.

(e)           The preferred stockholders of the Company will reinvest in convertible preferred equity of Asahi (in the case of the Company’s Series A and Series A-1 preferred stockholders) or common equity (in the case of the Company’s Series B preferred stockholder). Therefore, no preferred stock will remain at Metaldyne.

(f)             Adjustments to shareholder’s equity consist of the following:

Net cash equity contribution	$200.0
Cash paid to minority shareholders	(3.4)
Preferred stock exchange	194.8
TriMas Distribution	(90.8)
Payments of fees and expenses	(55.0)
Payment of Consent Fees	(47.9)
Pro forma adjustment to financing fees	4.5
Net Adjustment	$202.2

DESCRIPTION OF THE NEW CREDIT FACILITIES

General

A wholly owned subsidiary of Asahi has been provided with commitments for a new senior secured asset-based revolving credit facility, a deposit-linked synthetic supplemental letter of credit facility and a term loan facility to refinance and replace Metaldyne’s existing revolving credit, deposit-linked supplemental letter of credit and term loan facilities and off-balance sheet accounts receivables securitization facility. These new facilities will be obligations solely of Metaldyne LLC, Holdco and Metaldyne LLC’s domestic subsidiaries. None of Asahi, RHJI, Metaldyne, any of Metaldyne’s non-U.S. subsidiaries or any other affiliate of Metaldyne will be an obligor in respect of these facilities, as a guarantor or otherwise.

The new facilities are expected to be comprised of (i) a five-year $150.0 million asset-based revolving credit facility (with borrowing capacity available for letters of credit and for borrowings on same-day notice referred to as swingline loans), (ii) a five-year $60.0 million deposit-linked supplemental letter of credit facility and (iii) a seven-year term loan facility comprised of (a) a $420.0 million term loan available at closing (less the amount of Consent Fees which are not paid to the extent Holders of the Notes in excess of the required majority do not Consent) and (b) a $25.0 million term loan available on a delayed draw basis for 59 days after the closing date for the purpose of funding the purchase of Senior Notes pursuant to the mandatory offer to repurchase described in paragraph (a) of “Proposed Amendments—Addition, Deletion and Amendment of Covenants in the Indentures” and, to the extent available, to purchase at or below par any Senior Subordinated Notes or DCX Notes, provided that the term loan facility will mature on February 28, 2012 if any Senior Subordinated Notes remain outstanding on such date; provided further that if both the term loan facility and the Senior Notes remain outstanding on June 30, 2013, then the term loan facility will mature on such date. The term loans will amortize at a rate of 1% of the original principal amount thereof per annum payable in equal quarterly installments with the balance payable at maturity.

Availability under the asset-based revolving credit facility cannot exceed the lesser of $150.0 million and a borrowing base. The borrowing base is subject to change, but will be equal to (a) 85% of eligible accounts receivable (to be defined) plus (b) the lesser of (i) 65% of eligible inventory (to be defined) valued at the lower of cost (FIFO) or market and (ii) 85% of the net orderly liquidation value percentage identified in a recent appraisal of eligible inventory multiplied by eligible inventory (valued at the lower of cost (FIFO) or market) minus (c) customary reserves established by the administrative agent. The calculation of the borrowing base and reserves against accounts receivable and inventory included in the borrowing base will be subject to adjustment from time to time by the administrative agent in good faith and in the exercise of its commercially reasonable discretion based upon, but not limited to, the results of field examinations and audits to be performed by the administrative agent and third party appraisals of the inventory.

The commitments for these facilities have been provided by JPMorgan Chase Bank, N.A., Deutsche Bank Trust Company Americas and Citicorp Global Markets Inc. Documentation for the facilities remains subject to negotiation and the amounts and terms of the facilities remain subject to change.

The commitments for these facilities are subject to customary conditions, including, among other things, the following conditions: (a) the absence of a material adverse effect on Metaldyne; (b) the receipt by the Company of at least $200.0 million of cash proceeds from equity investments by Asahi; (c) concurrent consummation of the Merger and related transactions; (d) the receipt of the Requisite Consents; (e) reasonable satisfaction with any amendments to Asahi’s existing credit facilities required to consummate the Merger and related transactions; (f) the pro forma leverage ratio of Metaldyne LLC, after giving effect to the Merger and related transactions, cannot exceed 4.65 to 1.0 or, if financial statements for the fiscal quarter ending December 31, 2006 are available at the closing date, 4.90 to 1.0; (g) the pro forma availability under the asset-based revolving credit facility on the closing date cannot be less than (x) $65.0 million if the closing occurs on or prior to January 15, 2007, and (y) an amount to be agreed, if the closing occurs after that date; (h) the closing of the New Credit Facilities must occur on or before March 15, 2007; and (i) the lenders under the New Credit Facilities shall have entered into intercreditor agreements with the collateral agents for the Senior Subordinated Notes Holders, the Senior Notes Holders and the holder of the DCX Notes.

We expect that the obligations under the facilities will be obligations of Metaldyne LLC and that such obligations will be unconditionally and irrevocably guaranteed jointly and severally by Holdco and each of Metaldyne LLC’s existing (after giving effect to the Merger) and subsequently acquired or organized domestic subsidiaries, subject to exceptions for immaterial subsidiaries, pursuant to the terms of a separate guarantee agreement, and will be secured by substantially all of the assets of Metaldyne LLC, Holdco and the domestic subsidiary guarantors, as described below. Foreign subsidiaries may borrow up to a U.S. dollar equivalent of $15.0 million in the aggregate in euros or pounds sterling under the asset-based revolving credit facility in the future. Subject to certain exceptions, borrowings by a foreign subsidiary under the asset-based revolving credit facility will also be guaranteed by Metaldyne LLC and other foreign subsidiary borrowers of Metaldyne LLC and their subsidiaries and will also be secured by substantially all of the assets of the foreign subsidiary borrower and its subsidiaries, as described below.

Security Interests

Borrowings under the asset-based revolving credit facility, any swap agreements provided by any lender party to the asset-based revolving credit facility or any affiliate of a lender (unless otherwise designated by Metaldyne LLC) and any obligations in respect of overdrafts and related liabilities owed to a lender party to the asset-based revolving credit facility or any affiliate of a lender arising from treasury, depository or other cash management services will be secured by:

•       a first priority (subject to exceptions as set forth in the credit facility) perfected security interest in all of the accounts receivable, inventory and deposit accounts of Holdco, Metaldyne LLC and its wholly owned subsidiary guarantors, together with the proceeds thereof and certain related assets (collectively, the “Revolver Collateral”);

•       a second priority (subject to exceptions as set forth in the credit facility) perfected security interest in the collateral securing from time to time the term loan facility and the synthetic letter of credit facility on a first lien basis; and

•       with respect to any borrowings by a foreign subsidiary of Metaldyne LLC only, a first priority (subject to exceptions as set forth in the credit facility) perfected security interest in assets of the foreign subsidiary and its subsidiaries.

Borrowings under the term loan facility, the synthetic letter of credit facility, any swap agreements provided by any lender party to these credit facilities or any affiliate of a lender (unless otherwise designated by Metaldyne LLC) and any obligations in respect of overdrafts and related liabilities owed to a lender party to these credit facilities or any affiliate of a lender arising from treasury, depository or other cash management services will be secured by:

•       a first priority (subject to exceptions as set forth in the credit facility) perfected security interest in substantially all of the tangible and intangible assets of Metaldyne LLC and the guarantors of the credit facilities (other than the Revolver Collateral), including all of the capital stock of Metaldyne LLC and all of the capital stock owned by any guarantor of the credit facilities (limited, in the case of foreign subsidiaries, to 65% of the capital stock of first tier foreign subsidiaries); and

•       a second priority (subject to exceptions as set forth in the credit facility) perfected security interest in the Revolver Collateral.

The relative rights and obligations with respect to the collateral among and between the lenders under the asset-based revolving credit facility on the one hand and the lenders under the term loan facility and the synthetic letter of credit facility on the other hand will be set forth in an intercreditor agreement among

Metaldyne LLC, the collateral agent for the secured parties under the asset-based revolving credit facility and the collateral agent for the secured parties under the term loan facility and the synthetic letter of credit facility.

Interest Rates and Fees

Borrowings under the asset-based revolving credit facility are expected to bear interest, at Metaldyne LLC’s option, at either:

•       the higher of (i) a base rate used by Deutsche Bank Trust Company Americas and (ii) the federal funds effective rate from time to time plus 0.5%, plus an applicable margin; or

•       a eurocurrency rate on deposits for one, two, three or six month periods (or nine or twelve month periods if available to all relevant lenders), plus the applicable margin.

We expect that the initial margin for borrowings under the asset-based revolving credit facility will be 1.00% in the case of base rate borrowings and 2.00% in the case of eurodollar borrowings. The applicable margin on loans will be subject to change depending on either Metaldyne LLC’s leverage ratio or its utilization of the credit facility as set forth in the credit facility. In addition, Metaldyne LLC will pay an annual commitment fee calculated at a per annum rate between 0.25% and 0.50% in accordance with a usage based pricing grid as set forth in the credit facility on the average daily unused portion of the asset-based revolving credit facility, payable quarterly in arrears.

Metaldyne LLC will also pay customary letter of credit fees.

Borrowings under the term loan facility are expected to bear interest, at Metaldyne LLC’s option, at either:

•       the higher of (i) a base rate used by JPMorgan Chase Bank, N.A. and (ii) the federal funds effective rate from time to time plus 0.5%, plus an applicable margin; or

•       a eurocurrency rate on deposits for one, two, three or six month periods (or nine or twelve month periods if available to all relevant lenders), plus the applicable margin.

We expect that the initial margin for borrowings under the term loan facility will be 2.50% in the case of base rate borrowings and 3.50% in the case of eurodollar borrowings. We expect that Metaldyne LLC will pay a commitment fee on the average daily unused portion of the delayed draw term loan sub-facility at the rate of 1.75% per annum, payable quarterly in arrears.

Under the synthetic letter of credit facility, we expect that Metaldyne LLC will pay a facility fee equal to 3.50% per annum on the amount in the credit-linked deposit account, plus a fee of 0.15% per annum representing the administrative cost of maintaining the credit-linked deposit account. To the extent that letters of credit issued under the facility are drawn and Metaldyne LLC elects to convert such drawings into synthetic facility loans, we expect that such synthetic facility loans will have the same interest terms as borrowings under the term loan facility described above. Metaldyne LLC will also pay customary letter of credit fees.

Under certain circumstances, the margins for the asset-based revolving credit facility, the term loan facility and the synthetic letter of credit facility may be increased to agreed levels, depending on corporate credit ratings.

Mandatory and Optional Repayment

Subject to exceptions and materiality thresholds, we expect that Metaldyne LLC will be required to prepay outstanding term loans under the term loan facility with a percentage of its excess cash flow, 100% of the net cash proceeds of incurrences of debt (other than debt permitted under the term loan facility) and, subject to exceptions for reinvestment of proceeds, 100% of the net cash proceeds of certain asset dispositions and casualty and condemnation recovery events. In addition, we expect that Metaldyne LLC will be required to prepay outstanding term loans with 50% of the net cash proceeds received by Holdco from any registered public offering of Asahi’s equity securities up to an aggregate prepayment amount of $50.0 million.

To the extent outstanding borrowings and letters of credit under the asset-based revolving credit facility exceed the borrowing base, Metaldyne LLC will be required to prepay borrowings, or provide cash collateral to support letters of credit, in an amount sufficient to eliminate the excess.

Metaldyne LLC will be permitted to voluntarily prepay loans under each of the credit facilities without prepayment premiums, in whole or in part, subject to minimum prepayments.

Covenants

The credit facilities will contain negative and affirmative covenants and requirements affecting NewCo, Metaldyne LLC and its subsidiaries. The credit facilities will contain the following negative covenants and restrictions, among others: restrictions on debt (including guarantee obligations), liens (with exception for the liens securing the Senior Notes, the Senior Subordinated Notes and the DCX Notes), mergers, liquidationsand dissolutions, sale of assets, dividends and other payments in respect of capital stock, acquisitions, investments, loans and advances, optional payments of the Senior Notes, the Senior Subordinated Notes and certain other debt, amendments to the Senior Notes, the Senior Subordinated Notes and certain other debt, capital expenditures, transactions with affiliates, sale-leasebacks, changes in fiscal year, hedging arrangements for speculative purposes, clauses restricting subsidiary distributions, changes in line of business, amendments to transaction agreements and documents governing equity contributions. The term loan facility and synthetic letter of credit facilitywill also require Metaldyne LLC and its consolidated subsidiaries to maintain a minimum cash interest coverage ratio and a maximum leverage ratio, computed quarterly. It is currently expected that the interest coverage ratio and leverage ratio levels will be 1.75:1.0 and 5.5:1.0, respectively, for the first fiscal quarter ending after the Closing Date. In addition, if excess availability under the revolving facility is below $40.0 million at any time during any fiscal quarter, the asset-based revolving credit facility will require Metaldyne LLC and its consolidated subsidiaries to comply with a minimum fixed charge coverage ratiofor the four fiscal quarter period then most recently ended.

The credit facilities will contain the following affirmative covenants, among others: delivery of financial statements, SEC reports (or, if there are none, MD&A reporting on a quarterly basis), annual budgets, officers’ certificates and other information reasonably request by the administrative agent (including, in the case of the asset-based revolving credit facility, collateral and borrowing base reporting), payment of taxes and other obligations, continuation of business and maintenance of existence and material rights and privileges, compliance with material laws and material contractual obligations, maintenance of material property and customary insurance, maintenance of books and records, right of the administrative agent (or Lenders upon an Event of Default) to inspect property and books and records (including, in the case of the asset-based revolving credit facility, periodic field examinations and inventory appraisals), notices of known defaults and material litigation and other material events, compliance with environmental laws, further assurances (including, without limitation, with respect to security interests in after-acquired property), and hedging requirements.

Events of Default

The credit facilities will specify certain customary events of default, including, among others, non-payment of principal, interest, fees or other amounts, material inaccuracy of a representation or warranty when made, violation of a covenant (subject, in the case of certain affirmative covenants, to a grace period of 30 days), cross-default to material indebtedness, bankruptcy events, certain ERISA events, material unsatisfied judgments, actual or asserted invalidity of any guarantee, security document or subordination provisions, changes in the passive holding company status of Holdco and a change of control.

PROPOSED AMENDMENTS

Purpose of the Proposed Amendments

The purpose of the Consent Solicitations is to obtain the necessary consents for the Transactions and the TriMas Distribution to proceed. The Company believes the Merger presents a compelling opportunity for the reasons set forth under “The Transactions.”

Metaldyne is primarily soliciting the Consents of the Holders to the Proposed Amendments described below and to the execution and delivery by Metaldyne, the guarantors and the Trustee of the Supplemental Indentures to effect the Proposed Amendments. If the Requisite Consents to the Proposed Amendments are received with respect to an Indenture, the applicable Supplemental Indenture will become effective upon execution by Metaldyne, the guarantors and the Trustee. However, the Proposed Amendments will not become operative until the Transactions Condition has have been satisfied or waived, the Expiration Date has occurred and the payment of the Consent Fees. If the Requisite Consents to the Proposed Amendments are not obtained or the Transactions Condition is not satisfied or waived, the Indentures will remain in effect in their current form. All statements in this Consent Solicitation Statement regarding the substance of any provision of the Proposed Amendments and the Indentures, respectively, are qualified in their entirety by reference to the form of Proposed Amendments attached hereto and the Indentures, respectively. Capitalized terms used below that are not otherwise defined in this Consent Solicitation Statement shall have the meanings assigned to them in the Indentures. Copies of the Indentures and the Supplemental Indentures are available to any Holder upon request from the Information Agent at the address and telephone number set forth on the back cover of this Consent Solicitation Statement.

Proposed Amendments—Addition, Deletion and Amendment of Covenants in the Indentures

If the Proposed Amendments become operative, certain of the restrictive covenants as currently in effect in the respective Indentures will be deleted or amended and certain new provisions added, in each case as set forth in the Appendices to this Consent Solicitation Statement. The Proposed Amendments would waive or modify, as applicable, the following provisions of the Senior Subordinated Notes Indenture and the Senior Notes Indenture summarized below. The following summary of specific provisions of the Proposed Amendments does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of the Proposed Amendments, including the definitions therein of specific terms. Capitalized terms used in this summary without definition shall have the same meanings as set forth in the applicable Indenture and Proposed Amendments.

(a)   Section 3.10 Post-Merger Offer.   Pursuant to the Senior Notes Proposed Amendments, the Company shall make an offer to repurchase Senior Notes in an aggregate principal amount of $25.0 million at par (plus accrued and unpaid interest) to be commenced within 60 days of the closing date of the Merger. The closing of this offer to repurchase may be postponed for a period of not more than 180 days if (and to the extent that) the Company is unable to borrow or use term or revolving loans under the New Credit Facilities. To the extent that the principal amount of Senior Notes tendered in such offer to repurchase is less than $25.0 million, the difference between $25.0 million and the amount tendered shall not be borrowed (or if borrowed shall be repaid) and in any event shall reduce the maximum amount of indebtedness permitted to be incurred under the New Credit Facilities.

(b)   Section 3.10—Equity Contribution Offer.   Unless used to permanently repay term or revolving loans under the New Credit Facilities and subject to certain de minimis exceptions, the Company shall make an offer to repurchase Senior Notes at par (plus accrued and unpaid interest) in an amount equal to 50% of the Net Proceeds of Asahi Equity Offerings, up to a limit of $50.0 million, which amount shall be contributed as capital to the Company; provided that if less than $50.0 million (less the amount used to repay term or revolving loans) in aggregate principal amount of Senior Notes are validly tendered, the Company shall extend such offer to the Senior Subordinated Notes and the DCX Notes. “Asahi Equity

Offerings” do not include equity issued in connection with the Transactions, in connection with a concurrent acquisition or in connection with compensation of officers, directors or other employees.

(c)   Section 4.03—Reports.   This covenant currently requires the Company to both furnish certain annual, quarterly and current information (the “Reports”) to Holders and file such information with the SEC. The Proposed Amendments would provide that if the Company is not then subject to the periodic reporting requirements of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), with respect to the Notes, then (i) the Company will not be required to include in its Reports (w) financial statements of any entity that would be required to be included pursuant to Rule 3-16 of Regulation S-X as a result of its securities being pledged to secure the Notes, (x) financial statements of any entity that would be required to be included pursuant to Rule 3-10 of Regulation S-X as a result of such entity being a guarantor, provided that the Company shall be required to include the condensed consolidating financial information with respect to such entities as required by Rule 3-10(f) of Regulation S-X, (y) certifications required by Sections 906 of the Sarbanes-Oxley Act or (z) auditor attestation reports or certifications regarding internal controls disclosure under Section 404 of the Sarbanes-Oxley Act (but required management reports therein shall be provided) and (ii) the Company will not be required to file Reports with the SEC if it would be required to include the information described in (i)(w) or (i)(x) (excluding the proviso in clause (i)(x)) of this clause (c); provided that the Company would post and maintain such Reports on its website for access without any password restriction.

(d)   Section 4.07—Restricted Payments.   This covenant restricts the ability of the Company and its Restricted Subsidiaries to pay dividends on securities, purchase or redeem securities, make payments on certain indebtedness and make certain investments unless certain requirements are met. In addition to deleting certain provisions that will no longer be relevant upon consummation of the Transactions and adding exceptions to permit certain Restricted Payments customarily found in indentures of issuers that are subsidiaries of other companies, the significant elements of the Proposed Amendments to both the Senior Notes Indenture and the Senior Subordinated Notes Indenture would be the following: (i) permit payments required to effect the Transactions, (ii) exclude the amount of the $200 million equity contribution made by Asahi to the Company in connection with the Merger, and up to $50 million of Asahi Equity Offering Net Proceeds contributed as contemplated in Section 3.10 referred to above from being available as a basis for future restricted payments, (iii) permit the dividend or distribution by the Company of its shares of TriMas Corporation to the Company’s shareholders, (iv) permit certain other payments permitted by the “Transactions with Affiliates” covenant described below, (v) permit certain payments in respect of tax liabilities if the Company belongs to a group filing a consolidated or combined income tax return, (vi) make certain other changes in light of the Company now being a subsidiary of Asahi and (vi) modify the general restricted payment permission so that no more than $15.0 million of Restricted Payments can be made thereunder after the consummation of the Merger.

(e)   Section 4.08—Dividend and Other Payment Restrictions Affecting Subsidiaries.   This covenant prohibits the Company and any of its Restricted Subsidiaries from permitting or creating any restriction on the ability of its Restricted Subsidiaries to pay dividends, make loans, or transfer assets to the Company or its Restricted Subsidiaries, except under certain circumstances. One permitted circumstance under the Indentures as they currently exist is restrictions in agreements governing the Credit Facilities and other Existing Indebtedness as in effect on the date of the Indentures. The Proposed Amendments would modify this exception to permit such restrictions in agreements governing the Credit Facilities and other Existing Indebtedness as they exist upon consummation of the Transactions.

(f)    Section 4.09—Incurrence of Indebtedness and Issuance of Preferred Stock.   This covenant prohibits the Company and its Restricted Subsidiaries from incurring or guaranteeing indebtedness and issuing particular classes of stock unless certain requirements are met. In addition to deleting certain provisions that will no longer be relevant upon consummation of the Transactions, the Proposed Amendments would include increasing the Fixed Charge Coverage Ratio required to be met to incur certain Indebtedness or issue certain Preferred Stock from 2.25 to 2.375 and creating a single aggregate exception for indebtedness under the secured Credit Facilities to be obtained in the Refinancing. The senior secured credit facility debt basket would also be amended to provide that it shall not exceed $755 million, less the amount of (i) any term Indebtedness under a Credit Facility repaid with net proceeds of asset sales, (ii) the repayment of any term or revolving Indebtedness with Asahi Equity Offering Net Proceeds, up to $50 million, (iii) any portion of the $25 million of delayed draw term loan commitments available for the Post-Merger Offer that is not used and (iv) the principal amount of any other repayment of term loans (other than by means of a refinancing, refunding, replacement or exchange or substitution of such Indebtedness). In addition, the Existing Indebtedness basket will be reduced by the amount of Notes repurchased pursuant to Section 3.10. In addition, the Company and its Restricted Subsidiaries may incur Indebtedness or issue Disqualified Stock or preferred stock in connection with an acquisition if on a pro forma basis (i) the ratio of debt secured by first-priority liens to consolidated cash flow does not exceed 4.0 to 1 and (ii) either (a) an additional $1.00 of Indebtedness can be incurred under the Fixed Charge Coverage Ratio or (b) the total leverage ratio is improved.

(g)   Section 4.10—Asset Sales.   This covenant prohibits the Company and its Restricted Subsidiaries from consummating any Asset Sale (as defined in the Indentures) unless the Company receives consideration equal to the fair market value of the assets or equity sold, the fair market value has been determined by the board of directors of the Company and either at least 75% of the consideration is in the form of cash or the aggregate non-cash consideration does not exceed $20.0 million. Within 365 days of any Asset Sale the Company may use the net proceeds to permanently reduce borrowings under the New Credit Facilities, to acquire assets or capital stock of a person owning assets used or usable in the Company’s business or to make capital expenditures. If the proceeds are not used within 365 days of any Asset Sale in such a manner, then the Company shall make an asset sale offer. The Proposed Amendments would allow for the 365 day reinvestment period to be extended 180 days where a binding commitment to invest the net proceeds has been entered into within the initial 365 day period.

(h)   Section 4.11—Transactions with Affiliates.   This covenant prohibits the Company and any of its Restricted Subsidiaries from making any payment to or transferring its assets to, buying any assets from, making investments in, or entering into or amending any agreement with any of its affiliates, unless certain requirements are met. In addition to deleting certain provisions that will no longer be relevant upon consummation of the Transactions, the Proposed Amendments to both the Senior Notes Indenture and the Senior Subordinated Notes Indenture would permit the Transactions and the performance by the Company of its obligations thereunder (including the payment of fees and expenses in connection therewith). In addition, any management, service, purchase, lease, supply or similar agreement involving aggregate consideration in excess of $10.0 million with an Unrestricted Subsidiary or any Affiliate shall require approval by a majority of disinterested members of the Board of Directors.

(i)    Section 4.12—Liens.   This covenant prohibits the Company and any of its Restricted Subsidiaries from creating, incurring, assuming or otherwise causing or suffering to exist or becoming effective any Lien other than Permitted Liens unless the Notes are equally and ratably secured (or senior in the event the obligations are subordinated to the Notes). The Proposed Amendments prohibit any Lien except Permitted Liens. The Proposed Amendments revise the definition of Permitted Liens to impose a limit on the amount of First Lien Obligations equal to a cap set forth in the intercreditor agreement and which is described in Appendix C attached hereto. The Senior Notes Proposed Amendments place a cap on third lien obligations and the Senior Subordinated Notes Proposed Amendments place a cap on second lien obligations. The Proposed Amendments also revise the definition of Permitted Liens to impose limitations on certain other types of liens that secure Indebtedness, and to provide for certain other customary exceptions.

(j)    Section 4.14—Change of Control.   This covenant requires the Company to offer to purchase all Notes issued under the relevant Indenture at a purchase price equal to 101% of the aggregate principal amount thereof (a “Change of Control Offer”) upon the occurrence of certain events that constitute a “Change of Control.” The Proposed Amendments would (i) constitute a limited waiver of Section 4.14 to permit the Transactions without requiring the Company to make a Change of Control Offer and (ii) modify the definition of “Permitted Group” and “Principal” to allow Asahi and RHJI to control the Company upon consummation of the Transactions.

(k)   Section 4.18—Fall Away Covenants (Senior Indenture Only).   This covenant makes Sections 4.07, 4.08, 4.09, 4.10, 4.11, 4.17 and a portion of Section 5.01 inapplicable at all times after the Senior Notes achieve Investment Grade Ratings. This covenant will be deleted.

(l)    Sections 4.19 and 4.20—Impairment of Security Interest and After-Acquired Property.   The Proposed Amendments would add two new covenants that would (i) prohibit the Company and the Restricted Subsidiaries from taking certain actions that would materially impair the security interests or otherwise amend Security Documents in a manner materially adverse to Holders of the Notes, except for actions otherwise permitted under the Indentures or the intercreditor agreement and (ii) require the Company and its guarantors to take reasonably necessary action to ensure that Holders become adequately secured in after-acquired property that secures the First Lien Obligations (other than stock of certain subsidiaries).

(m)  Section 5.01—Merger, Consolidation, or Sale of Assets.   This covenant prohibits the Company from consolidating or merging with or into any other person unless certain conditions are met. The Proposed Amendments would permit the Transactions.

Collateral

Pursuant to the Consent Solicitations, Metaldyne and its domestic subsidiaries will grant (a) to the Senior Notes Holders a Second Priority Lien and to the Senior Subordinated Notes Holders a Third Priority Lien, in each case on the assets of Holdco and its domestic subsidiaries that are pledged under the New Credit Facilities, which will include substantially all of the assets of Holdco and its domestic subsidiaries, including accounts receivable, inventory, deposit accounts, intellectual property, material real property and all of the capital stock of Metaldyne LLC and, unless such pledge requires the delivery of separate financial statements under Rule 3-16 of Regulation S-X (except in the case of Holdco or Metaldyne LLC),the capital stock of certain subsidiaries (limited, in the case of the pledge of stock of foreign subsidiaries, to 65% of the capital stock of first-tier foreign subsidiaries) and (b) to the Senior Notes Holders a first priority lien and to the Senior Subordinated Notes Holders a second priority lien on the capital stock of Holdco. The liens in the collateral described in clause (a) will be junior to the liens held by the lenders under the New Credit Facilities

The DCX Notes Holder will be secured by the collateral described above equally and ratably with the Senior Subordinated Notes Holders.

For a summary of certain circumstances in which the Collateral may be released without the consent of the Holders, see “Significant Consequences of Transactions to Holders of Notes—There Are Circumstances Other Than Repayment or Discharge of the Notes Under Which the Collateral Securing the Notes and Guarantees Will Be Released Automatically, Without Your Consent or the Consent of the Trustees or Collateral Agents.”

General

Pursuant to the terms of each Indenture, the Proposed Amendments thereto require the Consent of the Holders of a majority of the outstanding principal amount of Notes issued pursuant to such Indenture. Metaldyne, the guarantors of the Notes and the Trustee will execute a Supplemental Indenture effecting the Proposed Amendments to the applicable Indenture if the Requisite Consents thereto have been obtained for that Indenture. A Supplemental Indenture will become effective upon execution by Metaldyne, the Guarantors and the Trustee, but will provide that none of the Proposed Amendments will become operative until the Transactions Conditions are satisfied or waived, the Expiration Date has occurred and the payment of the Consent Fees. With respect to each Indenture, the Proposed Amendments are being presented as one proposal. Accordingly, any Consent purporting to consent only to some of the Senior Subordinated Notes Proposed Amendments or Senior Notes Proposed Amendments will be a valid delivery of a Consent by a Holder as to all of the Senior Subordinated Notes Proposed Amendments or the Senior Notes Proposed Amendments, as applicable.

THE CONSENT SOLICITATIONS

General

The Company is soliciting Consents from Holders, upon the terms and subject to the conditions set forth in the Solicitation Documents, to the Proposed Amendments to the Indentures.

Senior Subordinated Notes Consents may not be revoked after the Senior Subordinated Notes Consent Date. Senior Notes Consents may not be revoked after the Senior Notes Consent Date. If the Senior Subordinated Notes Requisite Consents are received (and not validly revoked), the Senior Subordinated Notes Proposed Amendments will be promptly effected by execution of the Senior Subordinated Notes Supplemental Indenture by the Company, the Guarantors and the Trustee. If the Senior Notes Requisite Consents are received (and not validly revoked), the Senior Notes Proposed Amendments will be promptly effected by execution of the Senior Notes Supplemental Indenture by the Company, the Guarantors and the Trustee. Although each of the Supplemental Indentures will become effective on the applicable Consent Date, the Proposed Amendments will become operative only following the satisfaction or waiver of the Transactions Condition, the Expiration Date having occurred and the payment of the Consent Fees.

Unless the Consent Solicitations are terminated for any reason on or before the Expiration Date and subject to satisfaction or waiver of the terms hereof, the applicable Consent Fee will be paid to each Holder that has delivered on or before the Expiration Date (and not validly revoked) to the Tabulation Agent a valid Senior Subordinated Notes Consent or Senior Notes Consent, as applicable. Whether or not the Requisite Consents are received, if the Consent Solicitations are terminated for any reason before the Expiration Date, or the conditions thereto are neither satisfied nor waived, the Consents will be voided and the Consent Fees will not be paid. By executing the Senior Subordinated Notes Supplemental Indenture, the Company will irrevocably agree to pay the Senior Subordinated Consent Fee promptly following the satisfaction or waiver of the Transactions Condition and by executing the Senior Notes Supplemental Indenture, the Company will irrevocably agree to pay the Senior Consent Fee promptly following the consummation of the Merger, in each case so long as the other conditions thereto are either satisfied or waived.

In addition to the use of the mail, Consents may be solicited by officers and other employees of the Company, without any additional remuneration, in person, or by telephone, or facsimile transmission. The Company has retained the Tabulation Agent to aid in the solicitation of Consents.

Before, during or after the Consent Solicitations, the Company and the Guarantors and any of their affiliates may purchase Notes in the open market, in privately negotiated transactions, through tender or exchange offers or otherwise. Any future purchases will depend on various factors at that time.

Requisite Consents

Adoption of the Senior Subordinated Notes Proposed Amendments requires the Senior Subordinated Notes Consents of the Senior Subordinated Notes Holders holding at least a majority of the then aggregate outstanding principal amount of the Senior Subordinated Notes, excluding for such purposes any Senior Subordinated Notes owned by Metaldyne or any of its affiliates. Adoption of the Senior Notes Proposed Amendments requires the Senior Notes Consents of the Senior Notes Holders holding at least a majority of the then aggregate outstanding principal amount of the Senior Notes, excluding for such purposes any Senior Notes owned by Metaldyne or any of its affiliates.

The failure of a Holder to deliver a Consent (including any failure resulting from broker non-votes) will have the same effect as if such Holder had voted “Against” the Proposed Amendments.

If no aggregate principal amount of the Notes as to which a Consent is delivered is specified, or if neither the “For” nor “Against” box is marked with respect to such Notes, but the Consent Letter is otherwise properly completed and signed, the Holder will be deemed to have consented to the applicable Proposed Amendments with respect to the entire aggregate principal amount of Notes which such Holder holds directly or indirectly through DTC.

Consent Fee

Unless the Consent Solicitations are terminated for any reason on or before the Expiration Date, promptly after the consummation of the Merger (but in no event more than one business day after the consummation of the Merger) and subject to satisfaction or waiver of the terms and conditions hereof, the applicable Consent Fee will be paid to each Holder that has delivered to the Tabulation Agent (and not validly revoked) a valid Consent on or before the Expiration Date. Any subsequent transferees of Notes of such Holders, and any Holders who do not timely grant (or who revoke) a valid Consent (and their transferees) will not be entitled to receive the Consent Fee even if the Proposed Amendments become effective and, as a result, become binding thereon. No accrued interest will be paid on the Consent Fees.

If the Senior Subordinated Notes Consent Solicitation is abandoned or terminated for any reason prior to the Expiration Date or the conditions set forth below are not satisfied or waived, the Senior Subordinated Consents will be voided and no Senior Subordinated Consent Fee will be paid. If the Senior Notes Consent Solicitation is abandoned or terminated for any reason prior to the Expiration Date or the conditions set forth below are not satisfied or waived, the Senior Notes Consents will be voided and no Senior Consent Fee will be paid.

Expiration Date; Extensions

Both the Senior Subordinated Notes Consent Solicitation and the Senior Notes Consent Solicitation will expire at 5:00 p.m., New York City time, on December 18, 2006, unless terminated or extended by the Company in its sole discretion.

The Company reserves the right to extend either (or both) Consent Solicitation at any time and from time to time, whether or not the applicable Requisite Consents have been received, by giving oral or written notice to the Tabulation Agent no later than 9:00 a.m., New York City time, on the next business day after the previously announced Expiration Date. Any such extension will be followed as promptly as practicable by notice thereof by press release or other public announcement (or by written notice to the Holders). Such announcement or notice may state that the Company is extending the Consent Solicitations for a specified period of time or on a daily basis.

The Company expressly reserves the right for any reason (i) to abandon, terminate or amend the Consent Solicitations at any time prior to the Expiration Date by giving oral or written notice thereof to the Tabulation Agent, and (ii) not to extend the Consent Solicitations beyond the last previously announced Expiration Date. Any such action by the Company will be followed as promptly as practicable by notice thereof by press release or by other public announcement (or by written notice to the Holders).

Conditions of the Consent Solicitation

Notwithstanding any other provision of this Consent Solicitation Statement, the operativeness of the Proposed Amendments is conditioned upon:

•       the valid delivery (without valid revocation) of the Senior Subordinated Notes Requisite Consents on or prior to the Expiration Date, the valid delivery (without valid revocation) of the Senior Notes Requisite Consents on or prior to the Expiration Date and the execution of the Supplemental Indentures effectuating the Proposed Amendments following receipt of the Requisite Consents (the “Supplemental Indentures Condition”)

•       the Merger, the TriMas Distribution and the other Transactions having been consummated (the “Transactions Condition”);

•       the payment of the Consent Fees; and

•       satisfaction of the General Conditions defined below.

We may, in our reasonable discretion, waive any or all of the General Conditions or the Transactions Condition. We may not, however, waive the Supplemental Indentures Condition.

All the “General Conditions” shall be deemed to be satisfied unless any of the following conditions shall occur on or after the date of this Consent Solicitation Statement and on or prior to the Expiration Date:

•       There shall have been instituted, threatened or be pending any action or proceeding before or by any court, governmental, regulatory or administrative agency or instrumentality, or by any other person, in connection with the Consent Solicitations, which would or might, in the reasonable judgment of the Company, prohibit, prevent or restrict consummation of the Consent Solicitations in any material respect;

•       An order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been proposed, enacted, entered, issued, promulgated, enforced or deemed applicable by any court or governmental, regulatory or administrative agency or instrumentality that, in the reasonable judgment of the Company, would or might prohibit, prevent or restrict consummation of the Consent Solicitations in any material respect; or

•       The Trustee under the Indentures shall have objected in any respect to or taken any action that could, in the reasonable judgment of the Company, adversely affect the consummation of the Consent Solicitations or the Company’s ability to effect any of the Proposed Amendments in any material respect or shall have taken any action that challenges the validity or effectiveness of the procedures used by the Company in soliciting the Consents (including the form thereof) or in the making of the Consent Solicitations or the acceptance of, or payment for, the Consents.

Failure to Obtain the Requisite Consents

If the Senior Subordinated Notes Requisite Consents are not obtained and the Senior Subordinated Notes Consent Solicitation is terminated, the Senior Subordinated Notes Supplemental Indenture will not be executed. If the Senior Notes Requisite Consents are not obtained and the Senior Notes Consent Solicitation is terminated, the Senior Notes Supplemental Indenture will not be executed.

Consent Procedures

Only Holders (i.e., persons in whose name a Note is registered or their duly designated proxies) may execute and deliver a Consent Letter. DTC is expected to grant an omnibus proxy authorizing DTC Participants to deliver a Consent Letter. Accordingly, for the purposes of these Consent Solicitations, the term “Holder” shall be deemed to mean record holders and DTC Participants who held Notes through DTC as of the Record Date. In order to cause a Consent to be given with respect to Notes held through DTC, such DTC Participant must complete and sign the appropriate form of Consent Letter, and mail or deliver it to the Tabulation Agent at its address or facsimile number (confirmed by physical delivery) set forth on the back cover page of this Consent Solicitation Statement pursuant to the procedures set forth herein and therein.

A beneficial owner of an interest in Notes held through a DTC Participant must complete and sign the Letter of Instructions and deliver it to such DTC Participant in order to cause a Consent to be given by such DTC Participant with respect to such Notes.

Giving a Consent will not affect a Holder’s right to sell or transfer the Notes. All Consents received by the Tabulation Agent on or before the Expiration Date will be effective notwithstanding a record transfer of such Notes subsequent to the Record Date, unless the Holder revokes such Consent prior to the applicable Consent Date by following the procedures set forth under “Revocation of Consents” below.

HOLDERS WHO WISH TO CONSENT SHOULD MAIL, HAND DELIVER, SEND BY OVERNIGHT COURIER OR FACSIMILE (CONFIRMED BY PHYSICAL DELIVERY) THEIR PROPERLY COMPLETED AND DULY EXECUTED CONSENT LETTERS TO THE TABULATION AGENT AT ITS ADDRESS OR FACSIMILE NUMBER SET FORTH ON THE BACK COVER PAGE HEREOF AND ON THE CONSENT LETTER IN ACCORDANCE WITH THE INSTRUCTIONS SET FORTH HEREIN AND THEREIN.

CONSENTS SHOULD BE DELIVERED TO THE TABULATION AGENT, NOT TO THE COMPANY, THE GUARANTORS OR THE TRUSTEES. HOWEVER, THE COMPANY RESERVES THE RIGHT TO ACCEPT ANY CONSENTS RECEIVED BY THE COMPANY.

HOLDERS SHOULD NOT TENDER OR DELIVER NOTES AT ANY TIME

All Consents that are properly completed, signed and delivered to the Tabulation Agent on or before the Expiration Date (and not validly revoked) will be given effect in accordance with the specifications thereof. Holders who desire to consent to the Proposed Amendments should complete, sign and date, the appropriate form of Consent Letter included herewith and mail, deliver, send by overnight courier or facsimile (confirmed by physical delivery) the signed Consent Letter to the Tabulation Agent at the address or facsimile listed on the back cover page of this Consent Solicitation Statement and on the Consent Letter, all in accordance with the instructions contained herein and therein.

Consents by record Holders must be executed in exactly the same manner as such Holder(s’) name(s) are so registered. Consents by Holder(s) who are DTC Participants must be executed in exactly the same manner as such Holder(s) name(s) are registered with DTC. If a Consent is signed by a trustee, partner, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, such person must so indicate when signing and must submit with the Consent form appropriate evidence of authority to execute the Consent. In addition, if a Consent relates to less than the total principal amount of Notes which such Holder holds directly or through DTC, the Holder must list the principal amount of Notes which such Holder holds to which the Consent relates. If no aggregate principal amount of the Notes as to which a Consent is delivered is specified, or if neither the “For” or “Against” box is marked with respect to such Notes, but the Consent Letter is otherwise properly completed and signed, the Holder will be deemed to have consented to the Proposed Amendments with respect to the entire aggregate principal amount of Notes which such Holder holds directly or indirectly through DTC.

The registered ownership of a Note as of the Record Date shall be proved by the Trustee, as registrar of the Notes. The ownership of Notes held through DTC by DTC Participants shall be established by a DTC security position listing provided by DTC as of the Record Date. All questions as to the validity, form and eligibility (including time of receipt) regarding the consent procedures will be determined by the Company in its sole discretion, which determination will be conclusive and binding subject only to such final review as may be prescribed by the Trustee concerning proof of execution and ownership. The Company reserves the right to reject any or all Consents that are not in proper form or the acceptance of which could, in the opinion of the Company, or its counsel, be unlawful. The Company also reserves the right, subject to such final review as the Trustee prescribes for the proof of execution and ownership, to waive any defects or irregularities in connection with deliveries of particular Consents. Unless waived, any defects or irregularities in connection with deliveries of Consents must be cured within such time as the Company determines. None of the Guarantors or the Company or any of their affiliates, the Tabulation

Agent, the Trustee or any other person shall be under any duty to give any notification of any such defects or irregularities or waiver, nor shall any of them incur any liability for failure to give such notification. Deliveries of Consents will not be deemed to have been made until any irregularities or defects therein have been cured or waived. The Company’s interpretations of the terms and conditions of the Consent Solicitations shall be conclusive and binding.

Revocation of Consents

Each Holder who delivers a Consent pursuant to the Consent Solicitations will agree in the Consent Letter that it will not revoke its Consent after the applicable Consent Date and that until such time it will not revoke its Consent except in accordance with the conditions and procedures for revocation of Consents provided below. Each properly completed and executed Consent will be counted, notwithstanding any transfer of the Notes to which such Consent relates, unless the procedure for revocation of Consents has been followed. The Company will make prompt public disclosure by press release of the occurrence of the Expiration Date.

Prior to the applicable Consent Date, any Holder may revoke any Consent given as to its Notes or any portion of such Notes. A Holder desiring to revoke a Consent must deliver to the Tabulation Agent at the address set forth on the back cover of this Consent Solicitation Statement and on the Consent Letter a written revocation of such Consent in the form of a subsequent Consent marked “Against” the Proposed Amendments, including the principal amount of Notes to which such revocation relates and the signature of such Holder. A revocation of a Consent may only be rescinded by the execution and delivery of a new Consent, in accordance with the procedures herein described by the Holder who delivered such revocation.

The revocation must be executed by such Holder in the same manner as the Holder’s name appears on the Consent to which the revocation relates. If a revocation is signed by a trustee, partner, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, such person must so indicate when signing and must submit with the revocation appropriate evidence of authority to execute the revocation. A Holder may revoke a Consent only if such revocation complies with the provisions of this Consent Solicitation Statement. A beneficial owner of Notes who is not the Holder as of the Record Date of such Notes must instruct the Holder of such Notes to revoke any Consent already given with respect to such Notes.

The Company reserves the right to contest the validity of any revocation and all questions as to the validity (including time of receipt) of any revocation will be determined by the Company in its sole discretion, which determination will be conclusive and binding subject only to such final review as may be prescribed by the Trustee concerning proof of execution and ownership. None of the Guarantors, the Company or any of their respective affiliates, the Tabulation Agent, the Trustee or any other person will be under any duty to give notification of any defects or irregularities with respect to any revocation nor shall any of them incur any liability for failure to given such notification.

Information and Tabulation Agent

The Company has retained MacKenzie Partners, Inc. as Information and Tabulation Agent in connection with the Consent Solicitations. As Information and Tabulation Agent, MacKenzie Partners, Inc. will be responsible for collecting Consents. MacKenzie Partners, Inc. will receive a customary fee for such services and reimbursement of its reasonable out-of-pocket expenses.

Requests for assistance in filling out and delivering Consents or for additional copies of this Consent Solicitation Statement or the Consent Letter may be directed to the Tabulation Agent at its address and telephone numbers set forth on the back cover of this Consent Solicitation Statement.

SIGNIFICANT CONSEQUENCES OF TRANSACTIONS TO HOLDERS OF NOTES

In deciding whether to participate in the Consent Solicitations, each Holder should consider carefully, in addition to the other information contained or incorporated by reference (including important factors that could cause the Company’s actual results to differ materially from the Company’s expectations under Item 1A “Risk Factors” in the Company’s annual report on Form 10-K for the fiscal year ended January 1, 2006 and under Item 2, Management’s Discussion and Analysis of Financial Condition and Results of Operations in the Company’s quarterly report on Form 10-Q for the quarter ended October 1, 2006) in this Statement, the following:

Change in Ownership of Metaldyne

As a result of the Transactions, the ownership of Metaldyne will change and we will no longer be controlled by the current shareholder group. Upon consummation of the Merger, we will become controlled by Asahi, which is controlled by RHJI. Asahi is headquartered in Shizuoka, Japan, and primarily designs, manufactures and sells ductile iron cast auto parts for truck and construction machinery OEMs, aluminum casting parts for truck and passenger car OEMs and aluminum wheels for automobile OEMs. Asahi also designs, manufactures and sells environmental systems, equipment and development technologies used by local governments and municipalities and electrical hardware and equipment used by electricity generators. The effect of this change in ownership cannot be predicted. As a U.S. subsidiary of a non-U.S. company, our new ownership could negatively impact our relationships with customers and suppliers within North America.

Upon Consummation of the Merger, We Will Be Directly Controlled by Asahi and Indirectly Controlled by RHJI, Each of Whom May Have Conflicts of Interest With Holders In the Future

Upon consummation of the Merger, Asahi will own 100% of our voting stock and RHJI will own 40.2% of Asahi’s voting stock (not including potential dilution from any offering of convertible preferred stock). As a result, Asahi and RHJI will have control over our decisions to enter into any corporate transaction and have the ability to prevent any transaction that requires the approval of shareholders. For example, Asahi and RHJI could cause us to make acquisitions that increase the amount of our indebtedness or direct certain beneficial corporate opportunities to Asahi and its subsidiaries (other than Metaldyne). So long as Asahi and RHJI continue to own a significant amount of our equity (directly or indirectly), they will continue to be able to strongly influence or effectively control our decisions. You should consider that the interests of Asahi may differ from yours in material respects.

Our Management Will Devote Material Amounts of Time to Managing the Consolidated Asahi Enterprise

Members of our senior management, including our Chief Executive Officer and Chief Financial Officer, will be employed by Asahi and will be devoting their full time efforts to managing the consolidated Asahi group as opposed to solely Metaldyne. Their devotion of time to the larger enterprise may be to the detriment of Metaldyne. In addition, as managers at Asahi, their interests may differ from those of Metaldyne and its stakeholders.

There are Material Risks that the Intended Benefits of the Transactions Are Not Realized

We may not be able to accomplish the strategic and other objectives of engaging in the Transactions, including desired cost savings, better access to Asian commercial markets and technical resources and improved capital markets access. While we expect to purchase certain of our supplies from Asahi on more favorable terms than currently from our existing suppliers, we may not be able to obtain these savings or if we do, such savings may not be material to our results. Although we believe Asahi’s access to capital markets will provide us with improved financing opportunities and sources of capital, this can not be assured. As a result of the Transactions, we may also have better access to Asian customers and we expect to enter into mutual arrangements with Asahi to take advantage of one another’s sales forces. However, we cannot currently determine our ability to realize upon this commercial opportunity or our respective sales’ forces abilities to succeed in these efforts. In addition, it should be considered that we will have an increased exposure to risks generally attendant to international operations, including legal and operating challenges.

If the Transactions Are Not Consummated, Metaldyne May be Materially and Adversely Impacted

Metaldyne is highly leveraged, operates within a capital intensive industry and has been experiencing margin pressure from customers as raw material and energy costs have increased significantly. Furthermore, Metaldyne is capital constrained and exposed to developments outside its control, including customer production volume reductions and customer bankruptcies, such as the bankruptcy filing by Dana Corporation. Metaldyne was one of the largest unsecured creditors of Dana Corporation upon its bankruptcy filing in March 2006, with total claims exceeding $10 million. The Transactions are intended to improve Metaldyne’s ability to sustain itself in this environment. Metaldyne believes that the reactions of its customers and suppliers have been generally favorable to the announced Transactions. If the Merger fails to close for any reason, Holders will continue to be subject to the risks such as those pertaining to Metaldyne’s high degree of leverage and difficult capital structure, continuing macroeconomic and industry challenges confronted by its customer base and their suppliers, including recent ratings downgrades, bankruptcies, plant closings and production cutbacks, and general industry, economic and market conditions. Accordingly, if the Merger is not consummated, there can be no assurance as to the effect of these risks on Metaldyne’s cost of capital or access to capital markets. Metaldyne may also be subject to increased refinancing risks for Metaldyne’s debt securities as they mature. Metaldyne could also be materially and adversely impacted insofar as its trade creditors and suppliers might have greater concerns about Metaldyne’s prospects and viability and might impose terms that would financially damage Metaldyne. Moreover, the prospect of an alternative transaction with similarly favorable terms as the Merger could be remote and Metaldyne may continue to face the risks that led it to pursue a merger partner.

If the Transactions are Consummated, Planned Debt Reduction May Be Insufficient

While the Transactions will favorably impact our capital structure through debt reduction, we continue to operate in a highly difficult operating environment, as discussed above, and we cannot assure you that the Transactions will sufficiently improve our ability to successfully operate in this environment. We will remain highly leveraged and subject to all of the risks detailed in under Item 1A “Risk Factors” in our annual report on Form 10-K. As of October 1, 2006, on a pro forma basis after giving effect to the Transactions, the Senior Notes and the related guarantees would have been ranked effectively junior to approximately $442.8 million of senior secured indebtedness under the New Credit Facilities and certain other debt and the Senior Subordinated Notes would have ranked effectively junior to approximately $585.8 million of senior secured indebtedness under the New Credit Facilities, certain other debt and the Senior Notes. Our ability to make interest and principal payments on our indebtedness and our access to adequate liquidity may be materially and adversely affected by continuing difficulties in our industry and in the financial markets reactions to our industry.

Affiliate Transactions with Asahi

We expect to engage with Asahi in a number of commercial transactions to realize upon some of the opportunities of our common ownership. Metaldyne intends to enter into arrangements with Asahi from time to time in the ordinary course of business with respect to supply of materials, engineering and intellectual property and other matters. All of these arrangements will be structured to be on an arms’ length basis. Metaldyne and Asahi may enter into a services agreement under which each will provide access at cost to one another’s sales force in their respective regions. They may also lease and sub-lease space to one another at cost plus a margin not to exceed 5%. While we intend to operate on an arms’ length basis with Asahi, there can be no assurance that the transactions with Asahi and its affiliates will ultimately be beneficial to us.

You Should Not Expect Asahi Nor Any of Its Affiliates (Other Than Metaldyne and Its Subsidiaries) to Participate in Making Any Payment in Respect of the Notes

None of Asahi or any of its current affiliates will be an obligor on the Notes. You should not assign any value to the fact that Asahi owns all the shares of Metaldyne and is the direct parent of Metaldyne. The covenants in the Indentures governing the Notes will not apply to Asahi or any direct or indirect parent of Asahi. As of March 31, 2006, Asahi and its existing subsidiaries have a substantial amount of indebtedness outstanding of approximately ¥23,044 million (approximately $196 million at such date), all of which is expected to remain outstanding subsequent to the Consent Solicitations. Asahi and its existing subsidiaries may be able to incur significant additional indebtedness in the future, and the Indentures governing the Notes does not prohibit them from doing so.

Asahi May Make No Further Investments in Metaldyne

Asahi has indicated an interest in pursuing financings following the Transactions, including potential equity financings, for the purpose of investing further in Metaldyne and further reducing debt. The Proposed Amendments also include a requirement of debt reduction from proceeds of certain Asahi equity offerings. Notwithstanding Asahi’s current interest in reducing debt, it is under no obligation to complete such offerings or otherwise raise funds or invest funds in Metaldyne. Moreover, its willingness and ability to do so will depend upon the attractiveness of the terms available to it, prevailing market conditions and whether other opportunities are presented to it for the use of such funds. There can be no assurance of any further investments or debt reduction.

Effect of the Proposed Amendments on Notes

If the Requisite Consents are obtained and the Proposed Amendments become operative as to the Indentures, Senior Notes Holders and Senior Subordinated Notes Holders will no longer be entitled to the benefits of certain covenants and to certain other provisions of the Indentures after such covenants and provisions have been amended by the Proposed Amendments. Most of these amendments are intended to facilitate the Transactions, to permit the TriMas Distribution and to make certain other amendments related to the operations of Metaldyne following the Merger. See “Proposed Amendments.” The approval of the Proposed Amendments will permit Metaldyne to take actions that could increase Metaldyne’s credit risk, adversely affect the market price of such Notes or otherwise be adverse to the interests of the Holders.

The TriMas Distribution May Adversely Impact Us

By approving the TriMas Distribution, if the TriMas Distribution is made, Metaldyne will no longer have an opportunity to realize the value of ownership of shares in TriMas. Metaldyne currently owns approximately 23.2% of the outstanding shares of TriMas. TriMas has made filings with the SEC in connection with a proposed initial public offering. The value of the TriMas shares may be significant. Although they represent a non-operating asset that does not contribute to Metaldyne’s ability to service its debt or to make necessary capital expenditures, the shares do represent a valuable asset from which Metaldyne could realize benefits. For further information concerning TriMas, reference is made to its voluntary 1934 Act filings with the SEC on Edgar.

Following the Adoption of the Proposed Amendments, Other Secured Indebtedness, Including Under the New Credit Facilities, Will Be Effectively Senior to the Senior Notes and the Senior Subordinated Notes to the Extent of the Value of the Collateral Securing Such Facility on a first and second-priority basis

We expect our new term loan and letter of credit facility to be collateralized by a first-priority lien, subject to permitted liens, in, among other things, the capital stock of Metaldyne LLC, the capital stock of any material wholly owned domestic first-tier subsidiary of Metaldyne LLC or of any U.S. subsidiary guarantor and substantially all of Metaldyne LLC’s and the U.S. subsidiary guarantors’ other tangible and intangible assets, subject to exceptions and our asset-based revolving credit facility is expected to be collateralized by a second-priority lien thereon. In addition, our asset-based revolving credit facility is expected to have a first-priority lien in the Revolver Collateral, and our other senior secured credit facilities are expected to have a second-priority lien in the Revolver Collateral. The Indentures will also permit us to incur additional indebtedness secured on a first-priority basis by such assets in the future. The first and second-priority liens in the collateral securing indebtedness under our New Credit Facilities, as the case may be, and any such future indebtedness will be higher in priority as to such collateral than the security interests securing the Senior Notes and the Senior Subordinated Notes and the guarantees thereto. The Senior Notes and the related guarantees will be secured, subject to permitted liens, by liens which are junior to the liens securing the New Credit Facilities and any other first lien indebtedness, and therefore effectively a third priority with respect to certain collateral. The Senior Subordinated Notes and related guarantees will be secured, subject to permitted liens, by liens which are junior to the liens securing the New Credit Facilities and any other first lien indebtedness as well as the Senior Notes, and therefore effectively a fourth priority lien with respect to certain collateral. In addition, the DCX Notes will be secured equally and ratably with the Senior Subordinated Notes. Holders of the indebtedness under our New Credit Facilities and any other indebtedness collateralized by a higher-priority lien in such collateral will be entitled to receive proceeds from the realization of value of such collateral to repay such indebtedness in full before the Holders of the Notes will be entitled to any recovery from such collateral. As a result, Holders of the Notes will only be entitled to receive proceeds from the realization of value of assets securing our New Credit Facilities on a higher-priority basis after all indebtedness and other obligations under our New Credit Facilities and any other obligations secured by higher-priority liens on such assets are repaid in full, and then only if their liens on the collateral have not been released as described below. As a result, in the event of a foreclosure, liquidation, bankruptcy or similar proceeding, the proceeds from any sale or liquidation of the collateral will likely be insufficient to pay our obligations under the Notes in full.

The Value of the Collateral Securing the Notes May Not Be Sufficient to Secure Post-Petition Interest.

In the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding against us, holders of the Notes will only be entitled to post-petition under the bankruptcy code to the extent that the value of their security interest in the Collateral is greater than their pre-bankruptcy claim. Holders of the Notes that have a security interest in collateral with a value equal or less than their pre-bankruptcy claim will not be entitled to post-petition interest under the bankruptcy code. No appraisal of the fair market value of the collateral has been prepared in connection with the Consent Solicitations and therefore we cannot assure you that the value of the Holders’ interest in the collateral equals or exceeds the principal amount of the Notes.

The Amount of Additional Indebtedness That May be Secured by Higher-Priority Liens Could be Substantial

While the intercreditor agreement and the Indentures will limit the amount of “first-lien obligations” that can be secured by the collateral by higher priority liens than those securing the Notes, the amount of first-lien obligations could nevertheless be substantial. The cap on first lien obligations will be limited by the intercreditor agreement which is described in Appendix C hereto. We will be permitted to incur or issue significant incremental first-lien debt in connection with acquisitions, subject to being in pro forma compliance with our leverage conditions. There is therefore no fixed dollar cap as to the possible maximum amount of first-lien obligations.

The Lien Ranking Provisions of the Indentures and Other Agreements Relating to the Collateral Securing the Notes Will Limit the Rights of Holders of the Notes With Respect to That Collateral, Even During an Event of Default

The rights of the Holders of the Notes with respect to the collateral (other than the stock of Holdco) that will secure the Notes will be substantially limited by the terms of the lien ranking agreements set forth in the Indentures and the intercreditor agreement, even during an event of default. Under the Indentures and the intercreditor agreement, at any time that obligations that have the benefit of the higher-priority liens are outstanding, any actions that may be taken with respect to such collateral, including the ability to cause the commencement of enforcement proceedings against such collateral and to control the conduct of such proceedings, and the approval of amendments to, releases of such collateral from the lien of, and waivers of past defaults under, such documents relating to such collateral, will be at the direction of the holders of the obligations secured by the first-priority and second-priority liens, as applicable, and the Holders of the Notes secured by lower-priority liens may be adversely affected.

In addition, the Indentures and the intercreditor agreement will contain certain provisions benefiting holders of indebtedness under our New Credit Facilities, including provisions requiring the trustees and the collateral agent not to object following the filing of a bankruptcy petition to a number of important matters regarding the collateral. After such filing, the value of this collateral could materially deteriorate, and Holders of the Notes would be unable to raise an objection. In addition, the right of holders of obligations secured by first-priority and second-priority liens, as applicable, to foreclose upon and sell such collateral upon the occurrence of an event of default also would be subject to limitations under applicable bankruptcy laws if we or any of our subsidiaries become subject to a bankruptcy proceeding.

The collateral that will secure the Notes and guarantees on a lower-priority basis will also be subject to any and all exceptions, defects, encumbrances, liens and other imperfections as may be accepted by the lenders under our New Credit Facilities and other creditors that have the benefit of higher-priority liens on such collateral from time to time, whether on or after the date the Notes and guarantees are issued. The existence of any such exceptions, defects, encumbrances, liens and other imperfections could adversely affect the value of the collateral securing the Notes as well as the ability of the collateral agent to realize or foreclose on such collateral.

The Value of the Collateral Securing the Senior Notes and the Senior Subordinated Notes May Not Be Sufficient to Satisfy Our Obligations Under the Notes

No appraisal of the value of the collateral has been made in connection with the Consent Solicitations, and the fair market value of the collateral is subject to fluctuations based on factors that include, among others, general economic conditions and similar factors. The amount to be received upon a sale of the collateral would be dependent on numerous factors, including, but not limited to, the actual fair market value of the collateral at such time, the timing and the manner of the sale and the availability of buyers. By its nature, portions of the collateral may be illiquid and may have no readily ascertainable market value. In the event of a foreclosure, liquidation, bankruptcy or similar proceeding, the collateral may not be sold in a timely or orderly manner and the proceeds from any sale or liquidation of this collateral may not be sufficient to pay our obligations under the Notes.

To the extent that liens securing obligations under the New Credit Facilities, pre-existing liens, liens permitted under the Indentures and other rights, including liens on excluded assets, such as those securing purchase money obligations and capital lease obligations granted to other parties (in addition to the holders of any other obligations secured by higher-priority liens), encumber any of the collateral securing the Notes and the guarantees, those parties have or may exercise rights and remedies with respect to the collateral that could adversely affect the value of the collateral and the ability of the collateral agent, the Trustees under the Indentures or the Holders of the Notes to realize or foreclose on the collateral.

There may not be sufficient collateral to pay off all amounts we may borrow under our senior secured credit facilities, the Senior Notes, the Senior Subordinated Notes and the DCX Notes. Consequently, liquidating the collateral securing the Notes may not result in proceeds in an amount sufficient to pay any amounts due under the Notes after also satisfying the obligations to pay any creditors with prior or pari passu liens. If the proceeds of any sale of collateral are not sufficient to repay all amounts due on the Notes, the Holders of the Notes (to the extent not repaid from the proceeds of the sale of the collateral) would have only a senior unsecured, unsubordinated claim against our and the subsidiary guarantors’ remaining assets.

Bankruptcy May Limit the Collateral Agent’s Ability to Foreclose on the Collateral Securing the Notes, and This May Cause Such Collateral to be an Insufficient Source From Which to Pay Amounts Due on the Notes

The right of the collateral agent under the Indentures to repossess and dispose of, or otherwise exercise remedies in respect of, the collateral upon the occurrence of an event of default may be significantly impaired by applicable bankruptcy law if a bankruptcy proceeding were to be commenced by or against us or a guarantor prior to the collateral agent having repossessed and disposed of, or otherwise exercised remedies in respect of, the collateral. Under applicable federal bankruptcy laws, a secured creditor such as the collateral agent is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from such debtor, without bankruptcy court approval. Moreover, applicable federal bankruptcy laws generally permit the debtor to continue to retain and to use collateral even though the debtor is in default under the applicable debt instruments if the secured creditor is given “adequate protection.” The meaning of the term “adequate protection” may vary according to circumstances, but it is intended in general to protect the value of the secured creditor’s interest in the collateral and may include cash payments or the granting of additional security, if and at such times as the court in its discretion determines, for any diminution in the value of the collateral as a result of the stay of repossession or disposition or any use of the collateral by the debtor during the pendency of the bankruptcy case. In view of the lack of a precise definition of the term “adequate protection” and the broad discretionary powers of a bankruptcy court, it is impossible to predict how long payments with respect to the Notes could be delayed following commencement of a bankruptcy case, whether or when the collateral agent could repossess or dispose of the collateral or whether or to what extent Holders would be compensated for any delay in payment or loss of value of the collateral through the requirement of “adequate protection.” Furthermore, in the event the bankruptcy court determines the value of the collateral is not sufficient to repay all amounts due on the Notes, the Holders would hold “undersecured claims.” Applicable federal bankruptcy laws do not permit the payment and/or accrual of interest, costs and attorney’s fees for “undersecured claims” during the debtor’s bankruptcy case.

Metaldyne Will In Most Cases Have Control Over the Collateral, and the Sale of Particular Assets by Us Could Reduce the Pool of Assets Securing the Notes and the Guarantees.

The security documents will allow Metaldyne to remain in possession of, retain exclusive control over, freely operate, and collect, invest and dispose of any income from, the collateral securing the Notes and the guarantees, except, under certain circumstances, cash transferred to accounts controlled by the administrative agent under our asset-based revolving credit facility.

In addition, Metaldyne will not be required to comply with all or any portion of Section 314(d) of the Trust Indenture Act of 1939 if Metaldyne determines, in good faith based on advice of counsel, that, under the terms of that Section and/or any interpretation or guidance as to the meaning thereof of the SEC and its staff, including “no action” letters or exemptive orders, all or such portion of Section 314(d) of the Trust Indenture Act is inapplicable to the released collateral. For example, so long as no default or event of default under the Indentures would result therefrom and such transaction would not violate the Trust Indenture Act, we may, among other things, without any release or consent by the applicable Trustee, conduct ordinary course activities with respect to collateral, such as selling, factoring, abandoning or otherwise disposing of collateral and making ordinary course cash payments (including repayments of indebtedness).

There Are Circumstances Other Than Repayment or Discharge of the Notes Under Which the Collateral Securing the Notes and Guarantees Will Be Released Automatically, Without Your Consent or the Consent of the Trustees or Collateral Agents.

Under various circumstances, collateral securing the Notes will be released automatically, including:

•       a sale, transfer or other disposal of such collateral in a transaction not prohibited under the Indentures;

•       with respect to collateral held by a guarantor, upon the release of such guarantor from its guarantee;

•       with respect to the collateral that is capital stock, upon the dissolution of the issuer of such capital stock in accordance with the Indentures; and

•       with respect to any collateral other than the stock of Holdco, upon any release by the holders of first-lien obligations, which as of the closing date of the Merger would include the lenders under the New Credit Facilities, of their higher-priority security interests in such collateral, whether or not in connection with a sale or the exercise of remedies, except in certain very limited circumstances where an event of default exists under the applicable Indenture and either (a) the first lien obligations are fully paid off at such time, except to the extent Collateral was disposed of in order to repay such first lien obligations, and in such event the liens securing the Notes will be released when such event of default and all other events of default under the applicable Indenture cease or (b) the first-lien obligations constitute less than 15% of the total Indebtedness secured by such collateral and the release is not in connection with a sale, exercise of remedies or foreclosure. In addition, the guarantee of a subsidiary guarantor will be automatically released in connection with a sale of such subsidiary guarantor in a transaction not prohibited by the Indentures, or in the event the lenders under the New Credit Facilities release such guarantor from its obligations under such facilities.

In addition, the guarantee of a subsidiary guarantor will be automatically released in connection with a sale of such subsidiary guarantor in a transaction not prohibited by the Indentures, or in the event the lenders under the New Credit Facilities release such guarantor from its obligations under such facilities.

The Imposition of Certain Permitted Liens Will Cause the Assets On Which Such Liens Are Imposed to be Excluded From the Collateral Securing the Notes and the Guarantees. There Are Also Certain Other Categories of Property That Are Also Excluded From the Collateral.

The Indentures will permit liens in favor of third parties to secure additional debt, including purchase money indebtedness and capital lease obligations, and any assets subject to such liens will be automatically excluded from the collateral securing the Notes and the guarantees. Our ability to incur purchase money indebtedness and capital lease obligations is subject to the limitations. If an event of default occurs and the Notes are accelerated, the Notes and the guarantees will rank equally with the holders of other unsubordinated and unsecured indebtedness of the relevant entity with respect to such excluded property.

The Pledge of the Capital Stock, Other Securities and Similar Items of Our Subsidiaries That Secure the Notes Will Automatically Be Released From the Lien On Them and Will No Longer Constitute Collateral For So Long as the Pledge of Capital Stock or Such Other Securities Would Require Filing of Separate Financial Statements With the SEC for that Subsidiary.

The Notes and the guarantees will be secured by a pledge of the stock of some of our subsidiaries. Under the SEC regulations in effect as of the date hereof, if the par value, book value as carried by us or market value (whichever is greatest) of the capital stock, other securities or similar items of a subsidiary pledged as part of the Collateral is greater than or equal to 20% of any class of securities that is secured by such stock, then separate financial statements of such subsidiary must be included in our SEC reports. Therefore, the Indentures and the security documents provide that the capital stock and other securities of any of our subsidiaries (other than Holdco and Metaldyne Company LLC) will be excluded from the collateral for so long as the pledge of such capital stock or other securities to secure any of the Senior Notes, the Senior Subordinated Notes or the DCX Notes would require the inclusion of separate financial statements of such subsidiary pursuant to Rule 3-16 of Regulation S-X (as in effect from time to time).

As a result, Holders of the Notes could lose a portion or all of their security interest in the capital stock or other securities of those subsidiaries during such period. It may be more difficult, costly and time-consuming for Holders of the Notes to foreclose on the assets of a subsidiary than to foreclose on its capital stock or other securities, so the proceeds realized upon any such foreclosure could be significantly less than those that would have been received upon any sale of the capital stock or other securities of such subsidiary.

The Collateral is Subject to Casualty Risks.

We intend to maintain insurance or otherwise insure against hazards in a manner appropriate and customary for our business. There are, however, certain losses that may be either uninsurable or not economically insurable, in whole or in part. Insurance proceeds may not compensate us fully for our losses. If there is a complete or partial loss of any pledged collateral, the insurance proceeds may not be sufficient to satisfy all of the secured obligations, including the Notes and the guarantees.

Federal and State Statutes Allow Courts, Under Specific Circumstances, to Void Security Interests and Require Noteholders to Return Payments Received.

The Notes and the guarantees will be secured by the collateral. If we or any guarantor becomes a debtor in a case under the United States Bankruptcy Code or encounters other financial difficulty, under federal or state fraudulent transfer law, a court may void or otherwise decline to enforce the security agreement. A court might do so if it found that when we entered into the security agreement, we or such guarantor received less than reasonably equivalent value or fair consideration and either

•       were or were rendered insolvent;

•       were left with inadequate capital to conduct its business; or

•       believed or reasonably should have believed that we or it would incur debts beyond our or its ability to pay.

The court might also void a security agreement without regard to the above factors, if the court found that we entered into the security agreement with actual intent to hinder, delay or defraud our or their respective creditors.

A court would likely find that we or a guarantor did not receive reasonably equivalent value or fair consideration for the security agreement if we or a guarantor did not substantially benefit directly or indirectly from the consent. If a court were to void the security agreement, you would no longer have a claim with respect to the related collateral. Sufficient funds to repay the Notes may not be available from other sources, including the guarantors. In addition, the court might direct you to repay any amounts that you already received from us or the guarantors or, with respect to the collateral.

The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. In general, however, a court would consider us or a guarantor insolvent if:

•       the sum of our or its debts, as applicable, including contingent and unliquidated liabilities, was greater than the fair saleable value of all our or its assets, as applicable;

•       the present fair saleable value of our or its assets, as applicable, was less than the amount that would be required to pay our or its probable liability on our or its existing debts, as applicable, including contingent liabilities, as they become absolute and mature; and

•       we or it could not pay our or its debts as they became due.

In the Event of a Bankruptcy of Us or Any of the Guarantors, Holders of the Notes May Be Deemed To Have An Unsecured Claim to the Extent That Our Obligations In Respect of the Notes Exceed the Fair Market Value of the Collateral.

In any bankruptcy proceeding with respect to us or any of the guarantors, it is possible that the bankruptcy trustee, the debtor-in-possession or competing creditors will assert that the fair market value of the collateral with respect to the Notes on the date of the bankruptcy filing was less than the then-current principal amount of the Notes. Upon a finding by the bankruptcy court that the Notes are under-collateralized, the claims in the bankruptcy proceeding with respect to the notes would be bifurcated between a secured claim and an unsecured claim, and the unsecured claim would not be entitled to the benefits of security in the Collateral. Other consequences of a finding of under-collateralization would be, among other things, a lack of entitlement on the part of the Notes to receive post-petition interest and a lack of entitlement on the part of the unsecured portion of the Notes to receive other “adequate protection” under federal bankruptcy laws. In addition, if any payments of post-petition interest had been made at the time of such a finding of under-collateralization, those payments could be re-characterized by the bankruptcy court as a reduction of the principal amount of the secured claim with respect to the Notes.

CERTAIN MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following discussion summarizes material U.S. federal income tax consequences resulting from the Consent Solicitation. This summary deals only with Notes held as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

This discussion does not describe all of the tax consequences that may be relevant to a Holder in light of the Holder’s particular circumstances or to Holders subject to special rules, such as:

•       certain financial institutions or “financial services entities”;

•       insurance companies;

•       banks;

•       thrifts;

•       dealers or traders in securities or foreign currencies;

•       persons holding Notes as part of a “straddle,” “hedge,” “conversion” transaction, constructive sale or other arrangement involving more than one position;

•       investors who received Notes as compensation;

•       investors who have elected mark-to-market accounting;

•       United States Holders (as defined below) whose functional currency is not the U.S. dollar;

•       U.S. expatriates;

•       partnerships or other entities classified as partnerships for U.S. federal income tax purposes or investors in such entities;

•       persons subject to the alternative minimum tax;

•       subchapter S corporations; and

•       tax exempt entities.

In addition, this discussion does not consider the effect of any applicable foreign, state, local or other tax laws.

This summary is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, in each case as of the date of this Consent Solicitation Statement, changes to any of which subsequent to the date of this Consent Solicitation Statement may affect the tax consequences described in this Consent Solicitation Statement (possibly on a retroactive basis). No assurance can be given that the Internal Revenue Service (the “IRS”) will agree with the views expressed in this summary, or that a court will not sustain any challenge by the IRS in the event of litigation.

TO ENSURE COMPLIANCE WITH TREASURY DEPARTMENT CIRCULAR 230, EACH HOLDER OF A NOTE IS HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF FEDERAL TAX ISSUES IN THIS CONSENT SOLICITATION STATEMENT IS NOT INTENDED OR WRITTEN TO BE RELIED UPON, AND CANNOT BE RELIED UPON, BY A HOLDER FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON SUCH HOLDER UNDER THE UNITED STATES INTERNAL REVENUE CODE; (B) SUCH DISCUSSION IS BEING USED IN CONNECTION WITH THE PROMOTION OR MARKETING (WITHIN THE MEANING OF CIRCULAR 230) OF THE STATEMENT AND CONSENT SOLICITATION BY THE COMPANY; AND (C) A HOLDER OF A

NOTE SHOULD SEEK ADVICE BASED ON ITS PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

THE FOLLOWING DISCUSSION IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. PERSONS CONSIDERING THE CONSENT SOLICITATION ARE URGED TO CONSULT THEIR OWN TAX ADVISERS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES IN LIGHT OF THEIR PARTICULAR SITUATIONS, AS WELL AS ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTIONS.

United States Holders

As used in this Consent Solicitation Statement, the term “United States Holder” means a beneficial owner of a Note that is for U.S. federal income tax purposes:

•       an individual who is a citizen or resident of the United States;

•       a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any State thereof or the District of Columbia;

•       an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•       a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) the trust has in effect a valid election to be treated as a domestic trust for U.S. federal income tax purposes.

As used in this Consent Solicitation Statement, the term “non-United States Holder” means a Holder that is not a United States Holder.

If an entity treated as a partnership for U.S. federal income tax purposes holds the Notes, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. A partner of a partnership holding Notes should consult with its own tax advisor regarding the tax consequences of the Consent Solicitation and receipt of the Consent Fee.

The statements regarding U.S. federal income tax considerations set out below assume that the Notes were issued, and transfers of the Notes and payments on the Notes have been and will continue to be made, in accordance with the Indentures.

Tax Consequences to Consenting United States Holders

Deemed Exchange

The U.S. federal income tax consequences of the Consent Solicitation to a consenting United States Holder of Notes will depend on whether, under Section 1001 of the Code and the applicable Treasury regulations, the adoption of the Proposed Amendments or the payment of the Consent Fee results in a “significant modification” of the Notes.

Under applicable Treasury regulations, the modification of a debt instrument, such as the Notes will be treated as a deemed exchange of the Notes for new Notes (the “New Notes,” and that exchange, a “Deemed Exchange”) if such modification is a “significant” modification for U.S. federal income tax purposes. Certain modifications are subject to specific tests for significance and any modification not covered by a specific test is subject to a more general test for significance based on all facts and circumstances. The determination as to whether a modification is significant depends upon the type of modification. A modification that adds, deletes or alters customary accounting or financial covenants is not considered a significant modification under these regulations. A modification that changes the yield of a debt instrument will not be considered a significant modification unless the change in yield exceeds the greater of (i) ¼ of one percent (25 basis points) or (ii) 5 percent of the annual yield of the Notes. The Consent Fee will increase the yield of the Notes by more than 5 percent resulting in a significant modification of the Notes, and therefore, a Deemed Exchange of the Notes, with respect to those Notes for which a Consent is accepted.

The Deemed Exchange of the Notes for New Notes will qualify as a recapitalization (within the meaning of section 368 of the Code) if both the Notes and the New Notes qualify as “securities” for U.S. federal income tax purposes. The term “securities” is not defined in the Code or in the applicable Treasury regulations, and it has not been clearly defined by judicial decisions. The classification of a debt instrument as a security is a fact-based determination depending on all the facts and circumstances including, but not limited to: (i) the term (i.e. duration) of the instrument, (ii) whether or not the instrument is secured, (iii) the degree of subordination of the instrument, (iv) the ratio of debt to equity of the issuer and (v) the riskiness of the business of the issuer. Although the test of whether a note is a security is not a mechanical determination, the term of a debt instrument is often the most significant factor in determining whether the debt instrument qualifies as a security. A debt instrument with a term of more than five years usually is treated as a security, whereas a debt instrument with a term of five years or less usually is not treated as a security. Although the matter is not free from doubt, the Company intends to take the position that the Deemed Exchange constitutes a recapitalization for U.S. federal income tax purposes. Due to the inherently factual nature of the determination, United States Holders are urged to consult their own tax advisors regarding the classification of the Notes and the New Notes as “securities” for U.S. federal income tax purposes and the application of the recapitalization rules to the Deemed Exchange.

If recapitalization treatment applies, (i) a United States Holder generally will not recognize any gain or loss, except as discussed below with respect to the Consent Fee, (ii) a United States Holder’s tax basis in the New Notes following the Deemed Exchange will be equal to such Holder’s basis in the Notes immediately before the exchange increased by any gain recognized as a result of the Deemed Exchange and, subject to the discussion below, decreased by the amount of the Consent Fee and (iii) a United States Holder’s holding period of the New Notes will include the holding period for the Notes deemed exchanged.

If the Deemed Exchange is not characterized as a recapitalization, a United States Holder would generally recognize gain or loss (subject to the possible application of the “wash sale” rule of section 1091 of the Code) on such Deemed Exchange in an amount equal to the excess of (i) the issue price of the New Notes (as described below), plus the Consent Fee received (if the Consent Fee is properly treated as received in connection with the Deemed Exchange, as discussed below) over (ii) the United States Holder’s adjusted tax basis in the Notes immediately prior to the adoption of the Proposed Amendments. A United States Holder’s holding period for a New Note would commence on the date immediately following the date of the Deemed Exchange, and the United States Holder’s initial tax basis in the New Note would be the issue price of the New Note.

Any gain recognized in the Deemed Exchange should constitute capital gain and constitute long term capital gain if a United States Holder’s holding period is greater than one year as of the date of the modification of the Notes, provided that any such gain will be recharacterized as ordinary income to the extent of any accrued but unpaid interest with respect to the Notes.

The Issue Price

The issue price of the New Notes will depend on whether the Notes or the New Notes are “publicly traded” within the meaning of applicable Treasury regulations. If either the Notes or the New Notes are publicly traded, the issue price of the New Notes will equal the fair market value of the New Notes (if the

New Notes are publicly traded) or the Notes (if the New Notes are not publicly traded), in each case on the date of the Deemed Exchange. If neither the Notes nor the New Notes are publicly traded, the issue price of the New Notes will equal their stated principal amount. Although not free from doubt, the Company believes and intends to take the position that the Notes and the New Notes are publicly traded within the meaning of the applicable Treasury regulations.

Subject to a statutory de minimis exception, if the issue price of a New Note at the time of the Deemed Exchange is less than its stated principal amount, the New Note would have original issue discount for U.S. federal income tax purposes, which would be included in a United State Holder’s gross income on a constant yield basis in advance of the receipt of cash attributable to the discount.

Holders should consult their own tax advisors regarding whether the Notes are publicly traded debt instruments for U.S. federal income tax purposes and, if the Notes are deemed to be publicly traded, the consequences of potentially holding a debt instrument issued with original issue discount.

The Consent Fee

The U.S. federal income tax treatment of the receipt of the Consent Fee by United States Holders is unclear. The receipt of the Consent Fee may be treated for U.S. federal income tax purposes either as (a) consideration in a deemed exchange for the Notes, (b) interest or (c) separate consideration for consenting to the Proposed Amendments, taxable as ordinary income.

Because the Consent Fee is being paid as part of the Deemed Exchange of the Notes for New Notes, it is likely that the Consent Fee would be treated as additional consideration received on the exchange of the Notes. If the Deemed Exchange qualifies as a recapitalization, a United States Holder will recognize gain (but not loss) in an amount equal to the lesser of (i) the excess, if any, of the sum of the Consent Fee received and the issue price of the New Notes over the United States Holder’s adjusted tax basis immediately before the Notes in the Deemed Exchange (excluding any interest accrued but unpaid prior to the Deemed Exchange) or (ii) the Consent Fee received.

If the Deemed Exchange does not qualify as a recapitalization and is treated as taxable, the Consent Fee would likely be treated as part of amount realized in the Deemed Exchange (as described above).

Tax Consequences to United States Holders That Do Not Consent

It is likely that the Consent Solicitation will not result in any U.S. federal income tax consequences to a non-consenting United States Holder because a non-consenting United States Holder will not receive the Consent Fee and the Proposed Amendments are unlikely to give rise to a significant modification of the Notes held by such Holders. If the adoption of the Proposed Amendments, however, were viewed as a significant modification, a non-consenting United States Holder would be treated as having participated in a Deemed Exchange for New Notes as described above.

Backup Withholding

To prevent federal income tax backup withholding equal to 28% of the amount of the Consent Fee paid to a United States Holder, each United States Holder receiving a Consent Fee must notify the Company and the Tabulation Agent of such United States Holder’s correct taxpayer identification number and provide certain other information and certifications by properly completing the Substitute Form W-9 included in the Consent Letters, or otherwise establish an exemption. The amount of any backup withholding from a payment to a United States Holder generally will be allowed as a credit against such United States Holder’s U.S. federal income tax liability and may entitle such United States Holder to a refund, provided that the required information is timely furnished to the IRS.

Non-United States Holders

Subject to the discussion below with respect to backup withholding, any gain realized by a non-United States Holder on a Deemed Exchange of Notes for New Notes (as described in discussions above applicable to United States Holders) generally will not be subject to U.S. federal income tax, unless (i) the gain is effectively connected with a trade or business conducted by the non-United States Holder in the United States or (ii) the non-United States Holder is a nonresident alien individual and is present in the United States for more than 183 days in the taxable year the gain is recognized and certain other conditions are satisfied.

Consent Fee, Information Reporting and Backup Withholding

Although it is not clear that information reporting or withholding of federal income tax is applicable to the Consent Fee paid to non-United States Holders, the Company intends to apply United States information reporting with respect to, and to withhold the United States federal income tax at a rate of 30% from, a Consent Fee paid to a non-United States Holder, unless (i) the non-United States Holder is engaged in the conduct of a trade or business in the United States to which the receipt of the Consent Fee is effectively connected and such Holder provides a properly executed IRS Form W-8ECI, or (ii) a United States tax treaty either eliminates or reduces such withholding tax with respect to the Consent Fee paid to the non-United States Holder and the non-United States Holder provides a properly executed IRS Form W-8BEN. Non-United States Holders should consult their own tax advisors regarding the availablity of a refund or credit of any withholding tax.

A non-United States Holder may be subject to backup withholding with respect to the Consent Fee, unless, among other things, such non-United States Holder establishes its non-United States status on the appropriate IRS Form W-8. Any amounts withheld under these rules will be allowed as a credit against such Holder’s U.S. federal income tax liability and may entitle such Holder to a refund, provided that the required information is timely furnished to the IRS.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Consent Solicitation Statement contains statements reflecting the Company’s views about its future performance, its financial condition, its markets and many other matters that constitute “forward-looking statements.” These views involve risks and uncertainties that are difficult to predict and may cause the Company’s actual results and/or expectations about various matters to differ significantly from those discussed in such forward-looking statements. All statements, other than statements of historical fact included in this Consent Solicitation Statement, regarding our strategy, future operations, financial condition, expected results and costs, new business, estimated revenues and losses, prospects and plans are forward-looking statements. When used in this Consent Solicitation Statement, the words “will,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “plan,” “project” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. You should not place undue reliance on these forward-looking statements. All forward-looking statements speak only as of the date of this Statement and we undertake no obligation to update such information. Readers should consider that various factors may affect whether actual results and experience correspond with our forward-looking statements and that many of these factors also represent risks attendant to owning securities in the Company, including those identified below.

Risks and uncertainties that could cause actual results to vary materially from those anticipated in the forward-looking statements included in this Consent Solicitation Statement include general economic conditions in the markets in which we operate and industry-based factors and other factors, some of which are beyond our control, and risks related to the Merger, such as:

•       Failure to complete the Merger, whether due to a failure to complete the related financing, consent solicitations or otherwise;

•       Receipt of regulatory and other third party consents and approvals without unexpected delays or conditions;

•       Timely consummation of and implementation and execution of the Merger plans;

•       Dependence on automotive industry and industry cyclicality;

•       Customer concentration;

•       Customer and critical employee retention;

•       Ability to manage any impact from declines in North American automobile and light truck builds;

•       Ability to finance capital requirements;

•       Failure to recover increased raw material costs;

•       Increases in costs due to our supply base;

•       Our industries are highly competitive and our competition may increase in response to the announcement of the Merger;

•       The adequacy of our liquidity arrangements to finance our capital expenditures and our other cash requirements;

•       Changing technology;

•       Challenges of strategic opportunities;

•       Dependence on key personnel and relationships;

•       Labor stoppages affecting OEMs;

•       Outsourcing trends;

•       International sales;

•       Product liability and warranty claims;

•       Environmental matters;

•       Control by principal stockholder;

•       Terms of stockholder agreement;

•       Leverage; ability to service debt;

•       Substantial restrictions and covenants; and

•       Implementation of control improvements.

In addition, factors more specific to us could cause actual results to vary materially from those anticipated in the forward-looking statements included in this Consent Solicitation Statement such as substantial leverage, substantial capital requirement limitations imposed by our debt instruments, our ability to identify attractive strategic acquisition opportunities and to successfully integrate acquired businesses including actions we have identified as providing cost-saving opportunities.

We disclose important factors that could cause our actual results to differ materially from our expectations under Item 1A “Risk Factors” in our annual report on Form 10-K for the fiscal year ended January 1, 2006 and under Item 2, Management’s Discussion and Analysis of Financial Condition and Results of Operations in our quarterly report on Form 10-Q for the quarter ended October 1, 2006. These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf. When we indicate that an event, condition or circumstance could or would have an adverse effect on us, we mean to include effects upon our business, financial and other conditions, results of operations and ability to make payments on the notes. Additional information on risk factors that could potentially affect Metaldyne’s financial results may be found in Metaldyne’s public filings with the Security and Exchange Commission. See “Available Information.”

AVAILABLE INFORMATION

Metaldyne currently files reports and other information with the U.S. Securities and Exchange Commission (the “Commission”). Such reports and other information filed with the Commission by Metaldyne may be inspected and copied at the public reference facilities maintained by the Commission at 100 F Street, N.E., Room 1580, Washington, D.C. 20549 (1-800-SEC-0330). Copies of such material can be obtained at prescribed rates from the Commission. Such material also may be accessed electronically at the Commission’s web site located at www.sec.gov. Statements made in this Statement concerning the provisions of any contract, agreement, indenture or other document are not necessarily complete. With respect to each such statement concerning a contract, agreement, indenture or other document filed with the Commission, reference is made to such filing for a more complete description of the matter involved, and each such statement is qualified in its entirety by such reference.

Our Commission filings, which include annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and all related amendments, and our proxy statements, are available, free of charge, on our website at www.metaldyne.com, under Investor Relations, SEC filings.

DOCUMENTS INCORPORATED BY REFERENCE

The following documents previously filed with the Commission are hereby incorporated by reference into this Statement:

•       Metaldyne’s Annual Report on Form 10-K for the fiscal year ended January 1, 2006, filed with the Commission on April 3, 2006;

•       Metaldyne’s Quarterly Report on Form 10-Q for the fiscal quarter ended October 1, 2006, filed with the Commission on November 16, 2006;

•       Metaldyne’s Quarterly Report on Form 10-Q for the fiscal quarter ended July 2, 2006, filed with the Commission on August 11, 2006;

•       Metaldyne’s Quarterly Report on Form 10-Q for the fiscal quarter ended April 2, 2006, filed with the Commission on May 17, 2006;

•       Metaldyne’s Current Reports and Amended Current Reports on Form 8-K filed with the Commission on April 4, 2006, June 23, 2006, July 13, 2006, August 23, 2006, September 7, 2006, October 4, 2006, October 19, 2006 and November 28, 2006 (Item 1 only);

•       The sections titled “Compensation of Executive Officers” and “Certain Relationships and Related Party Transactions” of Metaldyne’s Proxy Statement on Schedule 14A filed with the Commission on April 21, 2006; and

•       The sections titled “Summary Term Sheet—The Merger,” “The Merger—Special Factors,—Background of Merger,—Reasons for Merger,—Purposes, Reasons and Plans for Metaldyne after the Merger,—Certain Affects of the Merger; Interests of Certain Persons in the Merger,—Effects of the Company if the Merger is not Completed,—Regulatory Approvals,—Financing,—Fees and Expenses,” “The Parties to the Merger,” “The Merger Agreement,” “Other Agreements,” and “Certain Information Regarding Metaldyne, Its Security Holders and Management—Security Ownership of Management and Certain Beneficial Owners” of Metaldyne’s Information Statement and Proxy Statement on Schedule 14A and 14C filed with the Commission on November 29, 2006.

Any statement contained in this Statement or incorporated herein by reference shall be deemed to be modified or superseded to the extent that a statement contained in any documents and reports filed by Metaldyne pursuant to Sections 13(a), 13(c) or 15(d) of the Exchange Act after the date of this Statement modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Statement. Subject to the foregoing, all information appearing in this Statement is qualified in its entirety by the information appearing in the documents incorporated herein by reference.

The Information Agent will provide without charge to each person to whom this Statement is delivered, upon the request of such person, a copy of the Indentures and the Supplemental Indentures and any or all the documents incorporated herein by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests for such documents should be directed to the Information Agent at the address set forth on the back cover page of this Consent Solicitation Statement.

In order to give a Consent, a Holder should mail, hand deliver, send by overnight courier or facsimile (confirmed by physical delivery) a properly completed and duly executed Consent Letter, and any other required documents, to the Tabulation Agent at its address or facsimile number set forth below. Any questions or requests for assistance or for additional copies of this Consent Solicitation Statement or related documents may be directed to the Tabulation Agent at one of its telephone numbers set forth below.

The Information and Tabulation Agent for this Consent Solicitation is:

MacKenzie Partners, Inc.

105 Madison Avenue
New York, New York 10016
(212) 929-5500 (Call Collect)
or
Call Toll-Free (800) 322-2885
Email: proxy@mackenziepartners.com

APPENDIX A
PROPOSED AMENDMENTS TO THE SENIOR NOTES INDENTURE

The following summary of specific provisions of the Senior Notes Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of the Senior Notes Indenture, including the definitions therein of specific terms. Wherever particular sections or defined terms of the Senior Notes Indenture are referred to, such sections or defined terms are incorporated by reference. All references to the “Senior Notes Indenture” in this Attachment A are references to the Indenture dated as of October 27, 2003, as amended or supplemented from time to time, between us and the Trustee.

If the Senior Notes Requisite Consents are obtained, and the Senior Notes Proposed Amendments become operative, the Senior Notes Proposed Amendments will amend as follows, unless otherwise noted, the following restrictive covenants and provisions and references thereto from the Senior Notes Indenture, as well as the specified events of default. Analogous provisions will be amended in the Senior Notes. In addition to the amendments noted below, the Senior Notes Proposed Amendments would amend or delete definitions from the Senior Notes Indenture when references to such definition would be amended or eliminated as a result of the amendment or deletion of such restrictive covenants and provisions. The provisions of the Senior Notes Indenture reprinted below are qualified in their entirety by reference to the Senior Notes Indenture. Capitalized terms used in this Appendix A without definition have the same meanings as set forth in the Senior Notes Indenture.  Except as expressly denoted, all amendments constitute Senior Notes Proposed Amendments.

1.                                      If the Senior Notes Requisite Consents are obtained and the Senior Notes Proposed Amendments become operative, the following provisions of Article One (“Definitions and Incorporation by Reference”) of the Senior Notes Indenture will be amended as follows by deleting the language that is crossed out and inserting the language that is underlined:

Section 1.01           Definitions.

*     *     *     *

“Acquisition Date” shall mean the date of the consummation of the Merger.

*     *     *     *

“Asahi” means Asahi Tec Corporation, a Japanese corporation.

*     *     *     *

“Asahi Equity Contribution” means the $200 million of cash to be contributed by Asahi to the Company in connection with the closing of the Merger.

*     *     *     *

“Asahi Equity Offering” means a sale by Asahi of its common stock or any security convertible into or exercisable for such common stock (collectively, “Asahi Common Stock”) for cash which is consummated after the Acquisition Date, but excluding:

(1)           any sale of Asahi Common Stock in connection with the transactions contemplated by the Merger Agreement and related agreements;

(2)           a sale of Asahi Common Stock the proceeds of which are used for a concurrent acquisition of any business or any Person; and

(3)           a sale of Asahi Common Stock to directors, officers or employees of Asahi or its Affiliates, or in respect of options, warrants or rights to acquire shares issued to any such person, or to an employee stock ownership plan or any entity formed for the purpose of providing any directors, officers or employees with any equity interest (directly or indirectly) in Asahi, or otherwise in respect of compensation provided to any such person.

For purposes of the foregoing, an Asahi Equity Offering shall be deemed consummated after the expiration of any overallotment or green shoe period (of not more than 30 days) in connection therewith.

“Asahi Equity Offering Net Proceeds” with respect to any Asahi Equity Offering means the amount equal to 50% or, at the election of Asahi as specified in a written notice by the Company to the Trustee, a higher percentage, of the aggregate cash proceeds received by Asahi in respect of such Asahi Equity Offering, net of all out-of-pocket costs, expenses and fees relating to such Asahi Equity Offering, including, without limitation, underwriters’ discount, fees and expenses, fees and expenses of counsels, accountants and other advisors, printing costs, stock exchange fees, filing fees, rating agency fees and transfer agent and registrar charges.

*     *     *     *

“Bankruptcy Code” means Title 11, United States Code.

*     *     *     *

“Collateral” means all the collateral described in the Security Documents, which shall include as of the Acquisition Date the Capital Stock of Holdco.

“Collateral Agents” means the Senior Note Collateral Agent and the Senior Subordinated Note Collateral Agent.

*     *     *     *

“Consolidated Total Indebtedness” means, as of any date of determination, (i) an amount equal to the aggregate amount of all outstanding Indebtedness of the Company and its Restricted Subsidiaries (excluding Hedging Obligations, Obligations related to cash management services and any undrawn letters of credit issued in the ordinary course of business) and (ii) the aggregate amount of all outstanding Disqualified Stock of the Company and its Restricted Subsidiaries and all preferred stock of its Restricted Subsidiaries, in each case that were held by persons other than the Company and its Restricted Subsidiaries, equal to the greater of their respective voluntary or involuntary liquidation preferences.

*     *     *     *

“Credit Agreement” means (i) that certain ABL Credit Agreement to be entered into in connection with the consummation of the Merger, by and among Holdco, Metaldyne Company, certain of its subsidiaries and Deutsche Bank Trust Company Americas, as administrative agent and collateral agent, JPMorgan Chase Bank, N.A., as syndication agent, and Citicorp North America, Inc., as documentation agent, and the other lenders party thereto and (ii) that certain Credit Agreement to be entered into in connection with the consummation of the Merger, by and among Holdco, Metaldyne Company, certain of its subsidiaries and JPMorgan Chase Bank, N.A., as administrative agent, Citicorp North America, Inc., as syndication agent, and Deutsche Bank Trust Company Americas, as documentation agent, and the other lenders party thereto, each as amended, modified, renewed, refunded, replaced or refinanced from time to time (including any increases in amount permitted by this Indenture)~~Credit Agreement, dated as of November 28, 2000, as amended and restated as of June 20, 2002, as amended as of July 15, 2003, by and among the Company, certain of its subsidiaries and JP Morgan Chase Bank (formerly known as The Chase Manhattan Bank), as administrative agent and collateral agent, Credit Suisse First Boston LLC, as syndication agent, Comerica Bank, as documentation agent, National City Bank, as documentation agent, Bank One, N.A., as documentation agent, and the other lenders party thereto, as amended, modified, renewed, refunded, replaced or refinanced from time to time (including any increases in amount permitted by this Indenture)~~.

*     *     *     *

“DCX Notes” means the Company’s 10% senior subordinated notes due 2014 issued under the indenture dated as of December 31, 2003, by and among the Company, the guarantors named therein and the trustee named therein, as amended or otherwise modified in accordance with its terms from time to time.

*     *     *     *

“Equity Offering Cap” means at any time the amount equal to $50 million less the aggregate amount of Asahi Equity Offering Net Proceeds from all Asahi Equity Offerings that have been used either (1) for the purpose set forth in the first sentence of Section 3.10(c) hereof or (2) to make an Equity Contribution Offer (whether or not Notes in such amount were purchased in such Equity Contribution Offer).

*     *     *     *

“Existing Indebtedness” means the Indebtedness of the Company and its Subsidiaries (other than Indebtedness under the Credit Agreement) in existence on ~~this Indenture~~the Acquisition Date (provided that any Indebtedness classified as Existing Indebtedness that was incurred after the date of the Indenture and prior to the Acquisition Date was permitted to be incurred under the Indenture), until such amounts are repaid.

*     *     *     *

“Fifteen Percent Floor” shall mean and be deemed to have been reached when the aggregate amount of the First Lien Obligations are less than 15% of the sum of the aggregate amount of the First Lien Obligations, Second Lien Obligations and the Third Lien Obligations.

“First-Priority After-Acquired Property” means any property (other than the Collateral on the Acquisition Date) of the Company or any Guarantor that secures any First Lien Obligations.

“First Lien Obligations” shall have the meaning set forth in the Intercreditor Agreement.

*     *     *     *

“FP Collateral Agent” means at any time the Person acting as the collateral agent for the First Lien Obligations under the FP Security Documents.

“FP Pledged Shares” means Equity Interests of Subsidiaries of the Company which are pledged to secure the First Lien Obligations but which are not pledged to secure the Notes, the Subordinated Notes or the DCX Notes pursuant to Section 10.06(b).

“FP Security Agreement” means the security agreement, dated as of the Acquisition Date, by and among the Company, the guarantors of the First Lien Obligations and the FP Collateral Agent.

“FP Security Documents” means all security agreements, pledge agreements, collateral assignments, mortgages, deeds of trust, control agreements or other grants or transfers of security, creating (or purporting to create) a Lien upon the collateral to secure the First Lien Obligations which collateral as of the Acquisition Date shall consist of (i) the Collateral that secures the Notes other than the Capital Stock of Holdco and (ii) FP Pledged Shares, in each case, as amended, supplemented, restated, renewed, replaced or otherwise modified, in whole or in part, from time to time, in accordance with their respective terms and the terms of the Intercreditor Agreement.

*     *     *     *

“Guarantors” means each of:

(1)           the Domestic Subsidiaries of the Company as of the date of this Indenture, other than the Receivables Subsidiary; and

(2)           any other Subsidiary that executes a Note Guarantee in accordance with the provisions of this Indenture;

and their respective successors and assigns, provided, however, that any Subsidiary that is not required to be, or is released as, a guarantor under the Credit Agreement shall not be a Guarantor hereunder.

*     *     *     *

“Holdco” means Metaldyne Intermediate Holdco, Inc., a Delaware corporation.

*     *     *     *

“Intercreditor Agent” means the administrative agent under the Credit Facilities, and any successor thereto in such capacity (including, if there shall be more than one Credit Facility, such agent, trustee or representative as shall be designated “Intercreditor Agent” by holders of First Lien Obligations holding a majority of the aggregate amount of the First Lien Obligations then outstanding).

“Intercreditor Agreement” means the Intercreditor Agreement, dated as of the Acquisition Date by and among the Company, the Guarantors party thereto from time to time, the Collateral Agents, and the Intercreditor Agent, as amended, restated, renewed, supplemented or otherwise modified from time to time in accordance with the terms thereof as permitted by this Indenture.

*     *     *     *

“Merger” means the merger of the Company with a wholly owned subsidiary of Asahi.

“Merger Agreement” means the Amended and Restated Agreement and Plan of Merger dated as of November 27, 2006 among Asahi, Argon Acquisition Corporation and the Company, as the same may be amended or supplemented, provided that no such amendment or supplement shall adversely affect in any material respect the interests of the Holders.

“Metaldyne Company” means Metaldyne Company LLC.

*     *     *     *

“Parent” means any direct or indirect parent of the Company.

“Pari Passu Lien Obligation” means any Indebtedness of the Company and the Restricted Subsidiaries (including any Additional Notes, if any) that is equally and ratably secured with the Notes and is designated by the Company with the consent of the

Holders of at least a majority in principal amount of the Notes (including, without limitation, Additional Notes, if any) then outstanding voting as a single class (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes) as a Pari Passu Lien Obligation.

*     *     *     *

“Permitted Group” means any group of investors that is deemed to be a “person” (as that term is used in Section 13(d)(3) of the Exchange Act) at any time prior to an underwritten initial public offering of common stock of the Company, by virtue of the ~~Stockholders~~Shareholder Agreements, as they ~~same~~ may be amended, modified or supplemented from time to time, provided that RHJI has the right under the Shareholder Agreements to nominate no fewer directors of Asahi than all the other parties to such Shareholder Agreements taken together~~no single Person (other than the Principals) Beneficially Owns (together with its Affiliates) more of the Voting Stock of the Company that is Beneficially Owned by such group of investors than is then collectively Beneficially Owned by the Principals in the aggregate~~.  For purposes of the definition of “Change of Control”, the beneficiaries or holders of any pledge of or lien on the Voting Stock of the Company or of any Parent shall not be deemed to Beneficially Own the Voting Stock of the Company as long as there has been no foreclosure on such Voting Stock or exercise by such beneficiaries or holders of the voting rights of such Voting Stock.

“Permitted Investments” means:

(1)           any Investment in the Company or in a Restricted Subsidiary of the Company;

(2)           any Investment in Cash Equivalents;

(3)           any Investment by the Company or any Subsidiary of the Company in a Person, if as a result of such Investment:

(a)           such Person becomes a Restricted Subsidiary of the Company; or

(b)           such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company;

(4)           any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with Section 4.10 hereof;

(5)           any acquisition of assets to the extent in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company;

(6)           any Investments received in compromise of obligations of such persons incurred in the ordinary course of trade creditors or customers that were incurred in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer;

(7)           Hedging Obligations;

(8)           lease, utility and other similar deposits in the ordinary course of business;

(9)           Investments existing on the date of this Indenture;

(10)         loans or advances to employees of the Company and its Subsidiaries for purposes of purchasing Capital Stock of the Company or Parent in an aggregate amount outstanding at any one time not to exceed $7.5 million and other loans and advances to employees of the Company and its Subsidiaries in the ordinary course of business and on terms consistent with practices in effect prior to the date of this Indenture, including travel, moving and other like advances;

(11)         loans or advances to vendors or contractors of the Company in the ordinary course of business and consistent with past practices;

(12)         Investments in Unrestricted Subsidiaries, partnerships or joint ventures involving the Company or its Restricted Subsidiaries, if the amount of such Investment (after taking into account the amount of all other Investments made pursuant to this clause (12), less any return of capital realized or any repayment of principal received on such Permitted Investments, or any release or other cancellation of any Guarantee constituting such Permitted Investment, which has not at such time been reinvested in Permitted Investments made pursuant to this clause (12)), does not exceed 2.5% of the Company’s Consolidated Assets);

(13)         the acquisition by a Receivables Subsidiary in connection with a Qualified Receivables Transaction of Equity Interests of a trust or other Person established by such Receivables Subsidiary to effect such Qualified Receivables Transaction; and any other Investment by the Company or a Subsidiary of the Company in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person in connection with a Qualified Receivables Transaction; and

(14)         Permitted Acquired Investments.

“Permitted Liens” means:

(1)           Liens to secure (i) First Lien Obligations including Indebtedness of the Company and any Guarantor under the Credit Agreement or any other Credit

Facilities or pursuant to Section 4.09(b)(4)(b) or otherwise as provided in the Intercreditor Agreement in an amount not to exceed the First Lien Cap Amount (as defined in and as calculated in accordance with the Intercreditor Agreement)~~to secure Indebtedness of a Restricted Subsidiary that is not a Guarantor~~; (ii) Third Lien Obligations in an aggregate principal amount not in excess of $281.7 million less the amount of any Subordinated Notes or DCX Notes that are repurchased pursuant to Section 3.10 or 4.07(b)(17); ~~and~~ (iii) Indebtedness and related Obligations of the Company and any Restricted Subsidiary Incurred pursuant to clause (16) of ~~the second paragraph of~~ Section 4.09(b) hereof and any refinancing thereof and (iv) the Second Lien Obligations;

(2)           Liens in favor of the Company or the Guarantors;

(3)           Liens on property of a Person existing at the time such Person is merged with or into or consolidated with the Company or any Subsidiary of the Company; provided that such Liens were in existence prior to ~~the~~and not incurred in contemplation of such merger or consolidation and provided, further, that such Liens do not secure any Indebtedness or other Obligations of the Company or its Restricted Subsidiaries or extend to any other property owned by the Company or any Restricted Subsidiary;

(4)           Liens on property existing at the time of acquisition of the property by the Company or any Subsidiary of the Company, provided that such Liens were in existence prior to ~~the~~, and not incurred in contemplation of, such acquisition; and provided, further, that such Liens do not secure any Indebtedness or other Obligations of the Company or its Restricted Subsidiaries or extend to any other property owned by the Company or any Restricted Subsidiary;

(5)           Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(6)           Liens to secure Indebtedness (including Capital Lease Obligations) and related Obligations permitted by clause (4) of the second paragraph of Section 4.09 hereof covering only the assets acquired with such Indebtedness;

(7)           Liens (other than First Lien Obligations and Third Lien Obligations) existing on the ~~date of this Indenture~~Acquisition Date;

(8)           Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(9)           Liens on assets of the Company or a Receivables Subsidiary incurred in connection with a Qualified Receivables Transaction and Liens on cash, cash equivalents, accounts receivable and related intangibles;

(10)         Liens on Equity Interests and other securities or obligations of an Unrestricted Subsidiary;

(11)         Liens replacing any of the items set forth in clauses (1), (3), (4) ~~and~~, (7), (13) and (15) ~~above~~, provided, that (A) the principal amount of the Indebtedness secured by such Liens shall not be increased (except with respect to premiums or other payments paid in connection with a concurrent Refinancing of such Indebtedness and the expenses incurred in connection therewith), (B) such Liens shall be limited to the property or assets encumbered by the Lien so replaced and (C) the principal amount of the Indebtedness secured by such Liens, determined as of the date of incurrence, has a Weighted Average Life to Maturity at least equal to the remaining Weighted Average Life to Maturity of the Indebtedness being refinanced or repaid;

(12)         Liens encumbering cash proceeds (or securities purchased therewith) from Indebtedness permitted to be incurred pursuant to Section 4.09 hereof which are set aside at the time of such incurrence in order to secure an escrow arrangement pursuant to which such cash proceeds (or securities purchased therewith) are contemplated to ultimately be released to the Company or a Restricted Subsidiary or returned to the creditors with respect to such Indebtedness, provided, that such Liens are automatically released concurrently with the release of such cash proceeds (or securities purchased therewith) from such escrow arrangement;

(13)         Liens (including extensions, renewals and replacements thereof) upon property or assets created for the purpose of securing Indebtedness incurred to finance or Refinance the cost of (including the cost of construction, improvements or repairs of or additions to) such property or assets, provided, that (A) the principal amount of the Indebtedness secured by such Lien does not exceed 100% of the cost of such property or assets, (B) such Lien does not extend to or cover any property or assets other than the property or assets being financed or Refinanced by such Indebtedness and any improvements or repairs thereon or additions thereto, and (C) the incurrence of such Indebtedness is permitted by Section 4.09 hereof;

(14)         Liens securing Indebtedness and other Obligations of Foreign Subsidiaries permitted to be incurred under Section 4.09 hereof;

(15)         Liens to secure any Pari Passu Lien Obligations that are permitted hereunder, provided that the Notes are secured equally and ratably therewith~~(other than Liens securing Indebtedness expressly subordinated in right of payment to the Notes or the Guarantees) which, when the Indebtedness relating to those Liens is added to all other then outstanding Indebtedness of the Company and its Restricted Subsidiaries secured by Liens and not listed in clauses (1) through (14) above or (16) through (28) below, does not exceed 5% (or 10% following a Rating Event as such term is defined in Section 4.18) of the Consolidated Assets of the Company~~;

(16)         Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security or similar obligations, including any Lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

(17)         judgment Liens not accompanied by an Event of Default of the type described in clause (6) under Section 6.01 hereof arising from such judgment;

(18)         easements, rights-of-way, zoning restrictions, minor defects or irregularities in title and other similar charges or encumbrances in respect of real property not interfering in any material respect with the ordinary conduct of business of the Company or any of its Restricted Subsidiaries;

(19)         any interest or title of a lessor under any lease, whether or not characterized as capital or operating; provided, that such Liens do not extend to any property or assets which is not leased property subject to such lease;

(20)         Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(21)         Liens securing reimbursement obligations with respect to letters of credit entered into in the ordinary course of business which encumber documents and other property relating to such letters of credit and products and proceeds thereof,

(22)         Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of the Company or any of the Restricted Subsidiaries, including rights of offset and set-off;

(23)         Liens pursuant to leases ~~or~~, subleases, licenses or sublicenses granted to others not interfering in any material respect with the business of the Company or the Restricted Subsidiaries;

(24)         Liens securing Hedging Obligations;

(25)         Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of custom duties in connection with importation of goods;

(26)         Liens encumbering initial deposits and margin deposits, and other Liens incurred in the ordinary course of business and that are within the general parameters customary in the industry; and

(27)         Liens arising from filing Uniform Commercial Code Financing statements regarding leases; ~~and~~

(28)         Liens on Cash Management Obligations secured under the same security agreement that secures Obligations under the Credit Agreement~~.~~;

(29)         Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review and Liens arising solely by virtue of any statutory or common law provision relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided, however, that (A) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Company in excess of those set forth by regulations promulgated by the Federal Reserve Board and (B) such deposit account is not intended by the Company or any Restricted Subsidiary to provide collateral to the depository institution;

(30)         Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business;

(31)         Liens of a collecting bank arising in the ordinary course of business under Section 4-208 of the Uniform Commercial Code in effect in the relevant jurisdiction covering only the items being collected upon;

(32)         Liens arising by operation of law or contract on insurance policies and the proceeds thereof to secure premiums thereunder; and

(33)         Liens attaching solely to cash earnest money deposits in connection with fully collateralized repurchase agreements that constitute temporary cash investments which constitute Permitted Investments.

*     *     *     *

“Principals” means ~~Heartland,~~ Asahi and RHJI and any of ~~its~~their respective ~~a~~Affiliates; provided, however, that Asahi shall not be deemed a Principal at any time when any Person other than RHJI or its Affiliates or a Permitted Group (or a combination thereof) Beneficially Owns a majority of the Voting Stock of Asahi.

*     *     *     *

“Regulation S-X” means Regulation S-X promulgated under the Securities Act.

*     *     *     *

“RHJI” means RHJ International SA.

*     *     *     *

~~“Receivables Facility” means the Receivables Transfer Agreement, dated as of November 28, 2000, as amended from time to time, by and among MTSPC, Inc., Metaldyne Corporation, JP Morgan Chase Bank, and the other parties named therein.~~

*     *     *     *

“Restricted Subsidiary” of a Person means any Person that is required to provide a Guarantee under the Credit Agreement or any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

*     *     *     *

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

*     *     *     *

“Second Lien Obligations” shall have the meaning set forth in the Intercreditor Agreement.

“Secured Debt Ratio” means, as of any date of determination, the ratio of (a) Consolidated Total Indebtedness of the Company and its Restricted Subsidiaries consisting of First Lien Obligations (other than Hedging Obligations and Obligations in respect of cash management services) on the date of determination to (b) the aggregate amount of Consolidated Cash Flow for the then most recent four fiscal quarters for which financial statements of the Company and its Restricted Subsidiaries are available in each case with such pro forma adjustments to Consolidated Total Indebtedness and Consolidated Cash Flow as are consistent with the pro forma adjustment provisions set forth in the definition of Fixed Charge Coverage Ratio (including with respect to the acquisition for which such Indebtedness is being incurred and any related mergers, dispositions, restructurings, reorganizations, discontinued operations and other transactions and any incurrence or repayment (including by refinancing or otherwise) of Indebtedness in each case being made in connection therewith as if the same had occurred as of the applicable date of determination or the beginning of the applicable period, except that synergies shall not be given effect unless permitted under Article 11 of Regulation S-X); provided, however, that solely for purposes of the calculation of the Secured Debt Ratio, in connection with the incurrence of any Lien pursuant to clause (i) of the definition of “Permitted Liens”, the Company or its Restricted Subsidiaries may elect, pursuant to an Officers’ Certificate delivered to the Trustee, to treat all or any portion of the commitment under any Indebtedness which is to be secured by such Lien as being incurred at such time and any subsequent incurrence of Indebtedness under such commitment shall not be deemed, for purposes of Section 4.09, to be an incurrence at such subsequent time such debt is incurred (but shall be included in future calculations).

“Security Agreement” means the Security Agreement, dated as of the Acquisition Date, by and among the Company, the Guarantors and the Senior Note Collateral Agent.

“Security Documents” means the Security Agreement and all other security agreements, pledge agreements, collateral assignments, mortgages, deeds of trust, control agreements or other grants or transfers of security, creating (or purporting to create) a Lien upon the Collateral as contemplated by this Indenture and the Security Agreement, in each case, as amended, supplemented, restated, renewed, replaced or otherwise modified, in whole or in part, from time to time, in accordance with their respective terms, this Indenture and the terms of the Intercreditor Agreement.

“Senior Note Collateral Agent” means at any time the Person acting as the collateral agent for the Notes under the Security Documents.

“Senior Subordinated Note Collateral Agent” means at any time the Person acting as the collateral agent for the Subordinated Notes and the DCX Notes under the Senior Subordinated Note Security Documents.

“Senior Subordinated Note Security Agreement” means the Security Agreement, dated as of the Acquisition Date, by and among the Company, the Guarantors and the Senior Subordinated Note Collateral Agent.

“Senior Subordinated Note Security Documents” means the Senior Subordinated Note Security Agreement and all other security agreements, pledge agreements, collateral assignments, mortgages, deeds of trust, control agreements or other grants or transfers of security, creating (or purporting to create) a Lien upon the collateral securing the Third Lien Obligations, in each case, as amended, supplemented, restated, renewed, replaced or otherwise modified, in whole or in part, from time to time, in accordance with their respective terms  and the terms of the Intercreditor Agreement.

“Shareholder Agreements” means (i) that certain shareholders agreement dated as of November 27, 2006 by and among RHJI, ~~by and among~~Heartland, ~~Credit Suisse First Boston Equity Partners, L.P., Masco Corporation, Richard Manoogian,~~ their various affiliates and certain other stockholders of ~~the Company~~ Asahi relating to their ownership in ~~the Company~~ Asahi, as amended or modified from to time and (ii) that certain shaerholders agreement dated as of September 1, 2006 between Mitsui & Co., Ltd. and RHJI.

*     *     *     *

“Third Lien Obligations” shall have the meaning set forth in the Intercreditor Agreement.

*     *     *     *

“Total Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Total Indebtedness of the Company and its Restricted Subsidiaries to (b) the aggregate amount of Consolidated Cash Flow for the then most recent four fiscal quarters for which financial statements of the Company and its Restricted Subsidiaries are available, in each case with such pro forma adjustments to Consolidated Total Indebtedness and Consolidated Cash Flow as are consistent with the pro forma adjustment provisions set forth in the definition of Fixed Charge Coverage Ratio (including with respect to the acquisition for which such Indebtedness is being incurred and any related mergers, dispositions, restructurings, reorganizations, discontinued operations and other transactions and any incurrence or repayment (including by refinancing or otherwise) of Indebtedness in each case being made in connection therewith as if the same had occurred as of the applicable date of determination or the beginning of the applicable period, except that synergies shall not be given effect unless permitted under Article 11 of Regulation S-X.

*     *     *     *

“TriMas Distribution” means the distribution (by dividend or otherwise) of all Equity Interests in TriMas owned by the Company or any of its Subsidiaries to stockholders of the Company pursuant to the Merger Agreement.

*     *     *     *

“Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in the State of New York.

*     *     *     *

“Unrestricted Subsidiary” means any Subsidiary of the Company that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of all such agreements, contracts, arrangements or understandings are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company; provided, however, that any Person that is required to provide a Guarantee under the Credit Agreement shall not be an Unrestricted Subsidiary.

Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary will be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution giving effect to such designation and an officers’ certificate certifying that such designation complied with the preceding conditions and was permitted by Section 4.07 hereof.  If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of the Company as of such date and, if such Indebtedness is not permitted to be incurred as of such date under Section 4.09 hereof, the Company will be in default of such covenant.  The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if (1) such Indebtedness is permitted under Section 4.09 hereof, calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

“Unutilized Fee Amount” means the sum of any Unutilized Senior Fee Amount and Unutilized Senior Subordinated Fee Amount.

“Unutilized Senior Fee Amount” means the amount by which the aggregate amount paid to Holders of Notes as consent fees in connection with the solicitation of their consents to the Transactions shall be less than $12 million.

“Unutilized Senior Subordinated Fee Amount” means the amount by which the aggregate amount paid to holders of Subordinated Notes and holders of DCX Notes as consent fees in connection with the solicitation of their consents to the Transactions shall be less than $36,916,750.

“Unutilized Tender Amount” means the amount, if any, by which the aggregate principal amount of Notes purchased in the offer made pursuant to Section 3.10(a) is less than $25 million.

*     *     *     *

Section 1.02           Other Definitions.

Defined in
Term	Section
“Affiliate Transaction”	4.11
“Asahi Common Stock”	1.01
“Asset Sale Offer”	3.09
“Authentication Order”	2.02
“Capital Spending”	4.09
“Change of Control Offer”	4.14
“Change of Control Payment”	4.14
“Change of Control Payment Date”	4.14
“Covenant Defeasance”	8.03
“Deminimus Asahi Proceeds”	3.10
“DTC”	2.03
“Equity Contribution Offer”	3.10
“Equity Offer Amount”	3.10
“Event of Default”	6.01
“Excess Proceeds”	4.10
“incur”	4.09

“Legal Defeasance”	8.02
“Measurement Date	4.09
“Offer Amount”	3.09
“Offer Period”	3.09
“Paying Agent”	2.03
“Permitted Debt”	4.09
“Post-Merger Offer”	3.10
“Post-Merger Offer Amount”	3.10
“Purchase Date”	3.09
“Registrar”	2.03
“Repurchase Offer”	3.10
“Repurchase Offer Period”	3.10
“Repurchase Date”	3.10
“Restricted Payments”	4.07

*     *     *     *

Section 1.04           Rules of Construction.

Unless the context otherwise requires:

(1)           a term has the meaning assigned to it;

(2)           an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(3)           “or” is not exclusive;

(4)           words in the singular include the plural, and in the plural include the singular;

(5)           “will” shall be interpreted to express a command;

(6)           provisions apply to successive events and transactions; ~~and~~

(7)           references to sections of or rules under the Securities Act will be deemed to include substitute, replacement of successor sections or rules adopted by the SEC from time to time~~.~~; and

(8)           all calculations of financial ratios and financial statement items (including Fixed Charge Coverage Ratio, Secured Debt Ratio and Total Leverage Ratio) for any period that includes any of the first full four quarters commencing after the Acquisition Date shall be made on a pro forma basis giving effect to the Merger and related transactions (including incurrence and repayment of Indebtedness) as if the same occurred at the beginning of the period.

2.                                      If the Senior Notes Requisite Consents are obtained and the Senior Notes Proposed Amendments become operative, the following provisions of Article Three (“Redemption and Prepayment”) will be amended as follows.

Section 3.10           Offer to Repurchase.

(a)           Within 60 days after the Acquisition Date, the Company shall, subject to the terms hereof, make an offer (a “Post-Merger Offer”), which shall remain open for not less than 30 and not more than 60 days, to each Holder to repurchase Notes in an aggregate principal amount of $25 million (the “Post-Merger Offer Amount”) at a purchase price equal to 100% of the aggregate principal amount thereof plus accrued and unpaid interest on the Notes repurchased to the date of purchase.

(b)           Within 30 days following consummation of an Asahi Equity Offering, the Company shall, subject to the provisions of the next paragraph, make an offer (an “Equity Contribution Offer,” and together with the Post-Merger Offer, a “Repurchase Offer”) to each Holder to repurchase Notes in an aggregate principal amount of up to the lesser of (i) the amount equal to the Asahi Equity Offering Net Proceeds from such Asahi Equity Offering less the amount applied as set forth in the first sentence of Section 3.10(c) and (ii) the Equity Offering Cap (such lesser amount herein the “Equity Offer Amount”), at a purchase price equal to 100% of the aggregate principal amount thereof plus accrued and unpaid interest on the Notes repurchased to the date of purchase; provided, however, that the Company shall have no obligation to make an Equity Contribution Offer if the Equity Offer Amount shall not be greater than zero.  Asahi shall contribute to the Company as equity capital the amount equal to the Equity Offer Amount (except to the extent such amount has been previously contributed to the Company in connection with a permanent repayment of the principal amount of any Indebtedness under the Credit Facilities consisting of term loans or revolving loans).

(c)           Notwithstanding the foregoing, the Company will not be required to comply with the provisions described in Section 3.10(b) with respect to any such Asahi Equity Offering Net Proceeds that are used concurrently or within 90 days thereafter to permanently repay the principal amount of any Indebtedness under the Credit Facilities consisting of term loans or revolving loans.  In addition, the Company will not be required to make an Equity Contribution Offer  if the Asahi Equity Offering Net Proceeds of any such Asahi Equity Offering (after application in accordance with the preceding sentence) are less than $2.0 million (any such proceeds with respect to an Asahi Equity Offering, the “Deminimus Asahi Proceeds”), provided that when the aggregate amount of any Deminimus Asahi Proceeds that have not been used to make an Equity Contribution Offer exceeds $5.0 million, then within 30 days thereafter, the Company will make an Equity Contribution Offer in accordance with Section 3.10(b).

(d)           The Company may, concurrently with any Equity Contribution Offer, make a concurrent offer to purchase Subordinated Notes and DCX Notes provided that the Company shall purchase all Notes tendered (in a principal amount up to the Equity Offer Amount) prior to purchasing any Subordinated Notes or DCX Notes.

(e)           If the aggregate principal amount of Notes tendered into the Post-Merger Offer or any Equity Contribution Offer, respectively, exceeds the Post Merger Amount or the Equity Offer Amount, the Company shall select the Notes to be purchased on a pro rata basis.

(f)            Any Repurchase Offer will remain open for a period of at least 20 Business Days following its commencement and not more than 30 Business Days, except to the extent that a longer period is required by applicable law or, in the case of the Post-Merger Offer, as permitted by the next sentence (the “Repurchase Offer Period”).  If in connection with the Post-Merger Offer the Company is unable to borrow or using term or revolving loans under the Credit Agreement in an amount equal to the principal amount of Notes tendered in the Post-Merger Offer due to an inability to satisfy the conditions thereto, the closing date of the Post-Merger Offer may be postponed until such time as such conditions are satisfied or waived and the Company can borrow such loans or can otherwise consummate such purchase, but in any event for not more than 180 days.  No later than three Business Days after the termination of the Repurchase Offer Period (the “Repurchase Date”), the Company will, subject to the terms and conditions set forth herein, purchase the Notes or, if less than the Post-Merger Offer Amount or the Equity Offer Amount, as the case may be, has been tendered, all Notes in response to the Repurchase Offer.

If the Repurchase Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest will be paid to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest will be payable to Holders who tender Notes pursuant to the Repurchase Offer.

Upon the commencement of a Repurchase Offer, the Company will send, by first class mail, a notice to the Trustee and each of the Holders, with a copy to the Trustee.  The notice will contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Repurchase Offer.  The notice, which will govern the terms of the Repurchase Offer, will state:

(1)           that the Repurchase Offer is being made pursuant to this Section 3.10 and the length of time the Repurchase Offer will remain open;

(2)           the Post-Merger Amount or the Equity Offer Amount, as the case may be, the purchase price and the Repurchase Date;

(3)           that any Note not tendered or accepted for payment will continue to accrue interest;

(4)           that, unless the Company defaults in making such payment, any Note accepted for payment pursuant to the Repurchase Offer will cease to accrue interest after the Repurchase Date;

(5)           that Holders electing to have a Note purchased pursuant to a Repurchase Offer may elect to have Notes purchased in integral multiples of $1,000 only;

(6)           that Holders electing to have a Note purchased pursuant to any Repurchase Offer will be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, or transfer by book-entry transfer, to the Company, a Depositary, if appointed by the Company, or a Paying Agent at the address specified in the notice at least three days before the Repurchase Date;

(7)           that Holders will be entitled to withdraw their election if the Company, the Depositary or the Paying Agent, as the case may be, receives, not later than the expiration of the Repurchase Offer Period, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased;

(8)           that, if the aggregate principal amount of Notes surrendered by Holders exceeds the Post-Merger Offer Amount or the Equity Offer Amount, as the case may be, the Company will select the Notes to be purchased on a pro rata basis based on the principal amount of Notes surrendered (with such adjustments as may be deemed appropriate by the Company so that only Notes in denominations of $1,000, or integral multiples thereof, will be purchased); and

(9)           that Holders whose Notes were purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer).

The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of the Repurchase Offer.  To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 3.10, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section 3.10 by virtue of such conflict.

On or before the Repurchase Date, the Company will, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Post-Merger Offer Amount or the Equity Offer Amount, as the case may be, of Notes or portions thereof tendered pursuant to the Repurchase Offer, or if less than the Post-Merger Offer Amount or the Equity Offer Amount, as the case may be, has been tendered, all Notes tendered, and will deliver to the Trustee an Officers’ Certificate stating that such Notes or portions thereof were accepted for payment by the Company in accordance with the terms of this Section 3.10.  The Company, the Depositary or the Paying Agent, as the case may be, will promptly (but in any case not later than five days after the Repurchase Date) mail or deliver to each tendering Holder an amount equal to the purchase price of the Notes tendered by such Holder and accepted by the Company for purchase, and the Company will promptly issue a new Note, and the Trustee, upon written request from the Company will authenticate and mail or deliver such new Note to such Holder, in a principal amount equal to any unpurchased portion of the Note surrendered.  Any Note not so accepted shall be promptly mailed or delivered by the Company to the Holder thereof.  The Company will publicly announce the results of the Repurchase Offer on the Repurchase Date.  If any portion of the amount to be used for a Equity Contribution Offer remains after such Equity Contribution Offer is completed, it may be used for any purpose not otherwise prohibited by this Indenture.

Other than as specifically provided in this Section 3.10, any purchase pursuant to this Section 3.10 shall be made pursuant to the provisions of Sections 3.01 through 3.06 hereof.

3.                                      If the Senior Notes Requisite Consents are obtained and the Senior Notes Proposed Amendments become operative, the following provisions of Article Four (“Covenants”) will be amended as follows by deleting the language that is crossed out and inserting the language that is underlined.

Section 4.03           Reports.

(a)           Whether or not required by rules and regulations of the SEC, so long as any Notes are outstanding, the Company shall furnish to the Holders of Notes, within the time periods specified in the SEC’s rules and regulations:

(1)           all quarterly and annual reports that would be required to be filed with the SEC on Forms 10-Q and 10-K if the Company were required to file such reports; and

(2)           all current reports that would be required to be filed with the SEC on Form 8-K if the Company were required to file such reports~~.~~;

in each case including exhibits.

All such reports shall be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports, provided that, if the Company is not then subject to the periodic reporting requirements of the Exchange Act with respect to the Notes, then the Company shall not be required to include (i) financial statements of any entity that would be required to be included pursuant to Rule 3-16 of Regulation S-X as a result of its securities being pledged to secure the Notes, (ii) financial statements of any entity that would be required to be included pursuant to Rule 3-10 of Regulation S-X as a result of such entity being a guarantor, provided, further that the Company shall be required to include the condensed consolidating financial information with respect to such entities as required by Rule 3-10(f) of Regulation S-X, (iii) certifications required by Section 906 of the Sarbanes-Oxley Act or (iv) auditor attestation reports or certifications regarding internal controls disclosures under Section 404 of the Sarbanes-Oxley Act (but required management reports therein shall be provided).  Each annual report on Form 10-

K will include a report on the Company’s consolidated financial statements by the Company’s certified independent accountants.  In addition, the Company shall file a copy of each of the reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the rules and regulations applicable to such reports (unless the SEC will not accept such a filing) and make such information available to securities analysts and prospective investors upon request.

If, at any time, the Company is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, the Company will nevertheless continue filing the reports specified in the preceding paragraph with the SEC within the time periods specified above unless the SEC will not accept such a filing; provided that the Company shall not be obligated to file any such reports with the SEC if the Company would be required to include the information referred to in clauses (i) or (ii) (excluding the proviso in clause (ii)) of the preceding paragraph in its reports on Form 10-K or 10-Q if the Company were then subject to the periodic reporting requirements of the Exchange Act.  The Company agrees that it will not take any action for the purpose of causing the SEC not to accept any such filings. If, notwithstanding the foregoing, the SEC will not accept the Company’s filings for any reason~~,~~ or if the Company is not obligated to file such reports pursuant to the proviso of the first sentence of this paragraph, the Company will post the reports referred to in the preceding paragraph on its website (for access without a password) within the time periods that would apply if the Company were required to file those reports with the SEC, and will keep such reports posted for not less than (i) five years in the case of a report on Form 10-K and (ii) two years in the case of any other report.

In addition, the Company and the Guarantors agree that, for so long as any Notes remain outstanding, at any time they are not required to file the reports required by the preceding paragraphs with the SEC, they shall furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.  The Company will at all times comply with TIA Section 314(a).

Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officers’ Certificates).

*     *     *     *

Section 4.07           Restricted Payments.

(a)           The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1)           declare or pay any dividend or make any other payment or distribution on account of the Company’s Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Company’s Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company or to the Company or a Restricted Subsidiary of the Company);

(2)           purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company;

(3)           purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the Notes or the Note Guarantees, except a purchase, redemption, defeasance or other acquisition or retirement for value in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such acquisition or retirement; or

(4)           make any Restricted Investment

(all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(1)           no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment; and

(2)           the Company would, after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of Section 4.09 hereof; and

(3)           such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the date of this Indenture (excluding Restricted Payments permitted by clauses (2), (3), (4), (9), (11), (14), (15), (16) and (17) and, to the extent reducing Consolidated Net Income, (10)~~,~~ and (12) ~~and (13)~~ of paragraph (b) below), is less than the sum, without duplication, of:

(A)          50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the date of this Indenture to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such

Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

(B)           100% of the aggregate net proceeds received by the Company since the date of this Indenture (other than the Asahi Equity Contribution and up to $50 million of Asahi Equity Offering Net Proceeds contributed to the Company as contemplated by Section 3.10(b)), including the fair market value of property other than cash (determined in good faith by the Board of Directors), as a contribution to its common equity capital or from the issue or sale of Equity Interests of the Company (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of the Company that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of the Company), provided, that (1) any such net proceeds received, directly or indirectly, by the Company from an employee stock ownership plan financed by loans from the Company or a Subsidiary of the Company shall be included only to the extent such loans have been repaid with cash on or prior to the date of determination and (2) any net proceeds received in a form other than cash (other than on conversion or in exchange for a security issued for cash to the extent of the cash received) from a person that is an Affiliate of the Company prior to such receipt shall be excluded from this clause 3(B); plus

(C)           the amount by which Indebtedness of the Company or any Restricted Subsidiary is reduced on the Company’s balance sheet upon the conversion or exchange (other than by a Restricted Subsidiary) subsequent to the date of this Indenture of any Indebtedness of the Company or any Restricted Subsidiary into Capital Stock (other than Redeemable Stock) of the Company (less the amount of any cash or other property (other than such Capital Stock) distributed by the Company or any Restricted Subsidiary upon such conversion or exchange); plus

(D)          to the extent that any Restricted Investment that was made after the date of this Indenture is sold for cash or otherwise liquidated or repaid for cash, the lesser of (i) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (ii) the initial amount of such Restricted Investment; plus

(E)           to the extent that any Unrestricted Subsidiary of the Company is redesignated as a Restricted Subsidiary after the date of this Indenture, the lesser of (i) the fair market value of the Company’s Investment in such Subsidiary as of the date of such redesignation or (ii) such fair market value as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary.

(b)           So long as no Default has occurred and is continuing or would be caused thereby (except as to clauses (1) through (4), (6), (8), (9), (10), (11), (14), (15), (16) and (17) ~~and (13)~~ below), the provisions of Section 4.07(a) will not prohibit:

(1)           the payment of any dividend within 60 days after the date of declaration of the dividend, if at the date of declaration the dividend payment would have complied with the provisions of this Indenture;

(2)           the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness of the Company or any Guarantor or of any Equity Interests of the Company in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary) of, Equity Interests (other than Disqualified Stock) of the Company or a substantially concurrent capital contribution to the Company; provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (3)(B) of the preceding paragraph;

(3)           the defeasance, redemption, repurchase or other acquisition of subordinated Indebtedness of the Company or any Guarantor in exchange for, or with the net cash proceeds from, an incurrence of Permitted Refinancing Indebtedness or other Indebtedness incurred under Section 4.09(a) hereof;

(4)           the defeasance, redemption, repurchase or other acquisition of subordinated Indebtedness from Net Proceeds to the extent not prohibited under Section 4.10 hereof, provided, that such purchase or redemption shall be excluded from the calculation of the amount available for Restricted Payments pursuant to the preceding paragraph;

(5)           the defeasance, redemption, repurchase or other acquisition of subordinated Indebtedness or Disqualified Stock of the Company or any Guarantor following a Change of Control (other than as a result of the Transactions) after the Company shall have complied with the provisions under Section 4.14 hereof, including payment of the applicable Change of Control Payment;

(6)           the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or a dividend to Parent for the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of ~~the Company~~ Parent, in each case held by any member of the Company’s (or any of its Subsidiaries’) management pursuant to any management equity subscription agreement, stock option agreement or other equity incentive agreement or plan or held by any former owners of a business acquired by the Company or former employees of the Company or any of its Subsidiaries and, in either case, acquired in connection with a sale of a business to the Company; provided, that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests of the Company together with the aggregate dividends to Parent for the repurchase, redemption, acquisition or retirement of Equity Interests of Parent may not exceed $7.5 million in any twelve-month period plus any unutilized portion of such amount in any prior fiscal year;

(7)           any Investment made by the exchange for, or out of the proceeds of, a capital contribution in respect of or the substantially concurrent sale of, Capital Stock (other than Disqualified Stock) of the Company to the extent the net cash proceeds thereof are received by the Company, provided, that the amount of such capital contribution or proceeds used to make such Investment shall be excluded from the calculation of the amount available for Restricted Payments pursuant to the preceding paragraph;

(8)           the payment of the Saturn Proceeds under the Recapitalization Agreement;

(9)           payments required or contemplated by the terms of the Recapitalization Agreement and related documentation as in effect on the date of issuance of the Notes, including in respect of restricted stock awards of the Company;

(10)         the repurchase, redemption or other acquisition or retirement of Existing Preferred Stock or New Castle Preferred Stock; provided, that the aggregate amount of such payments under this clause (10) shall not exceed $15.0 million since the date of this Indenture;

(11)         ~~Restricted Investments in an aggregate amount not to exceed the net cash proceeds received by the Company and its Restricted Subsidiaries (calculated on an after-tax basis) from the sale of common stock of TriMas owned by the Company and its Restricted Subsidiaries after March 30, 2003~~the TriMas Distribution;

(12)         other Restricted Payments in an aggregate amount not to exceed $~~30.0~~15.0 million at any time after the Acquisition Date; provided that the total amount of Restricted Payments under this clause (12) since the date of this Indenture shall not exceed $30 million; ~~and~~

(13)         the application of the proceeds of the Notes to repurchase, redeem, or acquire the Company’s 4.5% subordinated debentures due 2003;~~.~~

(14)         payments required or contemplated by the terms of the Merger Agreement;

(15)         payments permitted by Section 4.11(b)(9);

(16)         to the extent that the Company belongs to a group filing a consolidated or combined income tax return with Parent, payments to Parent in respect of tax liabilities of such group that are attributable to income of the Company and its Restricted Subsidiaries (“Tax Payments”); provided however, that the aggregate Tax Payments made since the Acquisition Date shall not exceed the lesser of:

(a)           the total income taxes the Company and its Restricted Subsidiaries would owe, during the same period, if the Company and its Restricted Subsidiaries were filing a separate consolidated or combined return, taking into account any tax attributes (such as net operating losses) of the Company and its Restricted Subsidiaries from other taxable years; and

(b)           the aggregate amount of the relevant income tax that Parent actually owes to the appropriate taxing authority after the Acquisition Date;

provided, further, however, that any Tax Payments received from the Company shall be paid over to the appropriate taxing authority within 30 days of Parent’s receipt of such Tax Payments or refunded to the Company, and

(17)         the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness of the Company or any Guarantor concurrently with or following any Equity Contribution Offer in an aggregate principal amount not in excess of the applicable Equity Offer Amount less the aggregate principal amount of Notes purchased by the Company pursuant to Section 3.10 in such Equity Contribution Offer.

The amount of all Restricted Payments (other than cash) will be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment.  The fair market value of any assets or securities that are required to be valued by this Section 4.07 will be determined by the Board of Directors acting in good faith whose resolution with respect thereto shall be conclusive.  Any payments hereunder shall be calculated net of amounts for which the Company or any Restricted Subsidiary is reimbursed under the Stock Purchase Agreement.

Section 4.08           Dividend and Other Payment Restrictions Affecting Subsidiaries.

(a)           The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1)           pay dividends or make any other distributions on its Capital Stock to the Company or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to the Company or any of its Restricted Subsidiaries;

(2)           make loans or advances to the Company or any of its Restricted Subsidiaries; or

(3)           transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.

(b)           However, the preceding restrictions in Section 4.08(a) will not apply to encumbrances or restrictions existing under or by reason of:

(1)           agreements governing Existing Indebtedness and Credit Facilities as in effect ~~on the date of this Indenture~~on the Acquisition Date (including the Credit Agreement, the Intercreditor Agreement, the FP Security Documents, the Security Documents and the Senior Subordinated Note Security Documents) and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancing of those agreements, provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the Acquisition Date ~~on the date of this Indenture~~;

(2)           this Indenture, the Notes and the Note Guarantees;

(3)           applicable law;

(4)           customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices;

(5)           purchase money obligations for property acquired in the ordinary course of business that impose restrictions on the property of the nature described in clause (3) of Section 4.08(a);

(6)           any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending its sale or other disposition;

(7)           Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being Refinanced;

(8)           Liens securing Indebtedness otherwise permitted to be incurred under the provisions of Section 4.12 hereof that limit the right of the debtor to dispose of the assets subject to such Liens;

(9)           provisions with respect to the disposition or distribution of assets or property in joint venture agreements, assets sale agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business;

(10)         any agreement relating to any Indebtedness or Liens incurred by a Person (other than a Subsidiary of the

Company that is a Subsidiary of the Company on the date of this Indenture or any Subsidiary carrying on any of the businesses of any such Subsidiary) prior to the date on which such Person became a Subsidiary of the Company and outstanding on such date and not incurred in anticipation of becoming a Subsidiary and not incurred to provide all or any portion of the funds utilized to consummate such acquisition, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person so acquired;

(11)         any encumbrance or restriction with respect to a Foreign Subsidiary pursuant to an agreement relating to Indebtedness which is permitted under Section 4.09 hereof or Liens incurred by such Foreign Subsidiary;

(12)         Indebtedness or other contractual requirements of a Receivables Subsidiary in connection with a Qualified Receivables Transaction, provided that such restrictions apply only to such Receivables Subsidiary; and

(13)         restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.

Section 4.09           Incurrence of Indebtedness and Issuance of Preferred Stock.

(a)           The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and the Company will not issue any Disqualified Stock and will not permit any Restricted Subsidiary that is not a Guarantor to issue any shares of preferred stock; provided, however, that the Company may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, and the Restricted Subsidiaries may incur Indebtedness or the Restricted Subsidiaries that are not Guarantors may issue preferred stock, if the Fixed Charge Coverage Ratio for the Company’s most recently ended four full fiscal quarters for which financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or preferred stock is issued would have been at least ~~2.25~~2.375 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the preferred stock or Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period.

(b)           The provisions of Section 4.09(a) will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1)           ~~(a)~~           the incurrence by the Company ~~and~~or any Restricted Subsidiary of Indebtedness ~~and letters of credit~~ under the ~~revolving facility component of the~~ Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1)(a) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and its Subsidiaries thereunder) not to exceed $~~250.0~~755.0 million; ~~and~~, less

~~(b)           the incurrence by the Company and any Restricted Subsidiary of Indebtedness under the term loan components of the Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1)(b) not to exceed $400.0 million, less~~,(i) the aggregate amount of all Net Proceeds of Asset Sales applied by the Company or any of the Restricted Subsidiaries to repay the principal of any term Indebtedness under a Credit Facility since the ~~date of this Indenture~~Acquisition Date,~~and~~ (ii) the aggregate amount of Asahi Equity Offering Net Proceeds, up to $50 million,  applied by the Company pursuant to Section 3.10(c) to repay term or revolving Indebtedness under a Credit Facility since the Acquisition Date, (iii) any Unutilized Tender Amount and (iv) the principal amount of any other repayment of term Indebtedness under a Credit Facility excluding for such purpose any repayment by means of a refunding, refinancing or replacement of such Indebtedness or exchange or substitution of other Indebtedness therefore (except as provided in Section 4.09(c)(ii)).

~~(c)           the incurrence of Indebtedness of the Company or any Restricted Subsidiary under one or more receivables financing facilities pursuant to which the Company or any Restricted Subsidiary pledges or otherwise borrows against its Receivables in an aggregate principal amount which, when taken together with all other Indebtedness Incurred pursuant to this clause (c) and then outstanding, does not exceed 85% of the consolidated book value of the Receivables of the Company and the Restricted Subsidiaries (to the extent such Receivables or any other Receivables of the Company or such Restricted Subsidiary, as the case may be, are not then being financed pursuant to a Qualified Receivables Transaction or as a basis for Indebtedness Incurred pursuant to clause (10) of this Section 4.09(b));~~

(2)           the incurrence by the Company and the Restricted Subsidiaries of the Existing Indebtedness, including the Subordinated Notes and the DCX Notes and related Guarantees (less the aggregate principal amount thereof that is repurchased as contemplated in Section 3.10), but excluding Indebtedness referred to in the following clause (3);

(3)           the incurrence by the Company and the Note Guarantors of Indebtedness represented by the Notes and the related Note Guarantees ~~to be~~ issued on the date of this Indenture and the Exchange Notes and the related Guarantees ~~to be~~ issued pursuant to the Registration Rights Agreement, less the aggregate principal amount of Notes repurchased pursuant to Section 3.10;

(4)           (a)           the incurrence by the Company or any of its Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings, purchase money obligations or otherwise, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of the Company or such Restricted Subsidiary (“Capital Spending”) and incurred no later than 270 days after the date of such acquisition or the date of completion of such construction or improvement, provided, that the principal amount of any Indebtedness incurred pursuant to this clause (4) (other than Permitted Refinancing Indebtedness) at any time during a single fiscal year shall not exceed 30% of the total Capital Spending of the Company and the Restricted Subsidiaries made during the period of the most recently completed four consecutive fiscal quarters prior to the date of such incurrence; and

(b)           the incurrence by the Company or any Restricted Subsidiary of Indebtedness or the issuance by the Company of Disqualified Stock or the issuance by any Restricted Subsidiary of preferred stock incurred or issued to provide all or any portion of the funds or credit support utilized to consummate the acquisition of any Person or any assets or property provided, however, that (i) as of the end of the most recently ended fiscal quarter for which financial statements are available immediately preceding the date on which such Indebtedness is incurred or such preferred stock or Disqualified Stock is issued (the “Measurement Date”), and after giving effect to the incurrence or issuance thereof and such acquisition on a pro forma basis, the Secured Debt Ratio shall not exceed 4.0 to 1 and (ii) either (x) the Company would have been able to incur at least $1.00 of additional Indebtedness pursuant to paragraph (a) of this covenant (determined with respect to the period ending on the Measurement Date on a pro forma basis) or (y) the Total Leverage Ratio on a pro forma basis shall be less than it was on an actual basis as of the Measurement Date.

(5)           the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was permitted by this Indenture to be incurred under Section 4.09(a) or clauses (2), (3), (4), (5), (8), (9) or (~~17~~16) of this Section 4.09(b);

(6)           the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any of the Restricted Subsidiaries; provided, however, that:

(a)           if the Company or any Guarantor is the obligor on such Indebtedness, such Indebtedness must be (i) unsecured and (ii) if the obligee is neither the Company nor a Guarantor, expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Notes (in the case of the Company) (or the Note Guarantee, in the case of a Guarantor); and

(b)           (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary of the Company and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Restricted Subsidiary of the Company will be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7)           the incurrence by the Company or any of its Restricted Subsidiaries of Hedging Obligations that are incurred for the purpose of hedging (i) interest rate risk or the impact of interest rate fluctuations on the Company or any of the Restricted Subsidiaries and (ii) in the case of currency or commodity protection agreements, against currency exchange rate or commodity price fluctuations in the ordinary course of the Company and the Restricted Subsidiaries’ respective businesses and, in the case of both (i) and (ii), not for purposes of speculation;

(8)           the guarantee by the Company or any of the Guarantors of Indebtedness of the Company or a Restricted Subsidiary that was permitted to be incurred by another provision of this Section 4.09;

(9)           the accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of similar Disqualified Stock shall not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this Section 4.09; provided, in each such case, that the amount thereof is included in Fixed Charges of the Company as accrued;

(10)         Indebtedness of Foreign Subsidiaries incurred for working capital purposes if, at the time of incurrence of such Indebtedness, and after giving effect thereto, the aggregate principal amount of all Indebtedness of the Foreign Subsidiaries incurred pursuant to this clause (10) and then outstanding does not exceed the amount equal to the sum of (x) 80% of the consolidated book value of the accounts receivable of the Foreign Subsidiaries and (y) 60% of the consolidated book value of the inventories of the Foreign Subsidiaries;

(11)         Indebtedness incurred in respect of (a) workers’ compensation claims, self-insurance obligations, bankers’ acceptances, performance, surety and similar bonds and completion guarantees provided by the Company or a Restricted Subsidiary in the ordinary course of business, (b) in respect of performance bonds or similar obligations of the Company or any of the Restricted Subsidiaries for or in connection with pledges, deposits or payments made or given in the ordinary course of business and not for money borrowed in connection with or to secure statutory, regulatory or similar obligations, including obligations under health, safety or environmental obligations, and (c) arising from guarantees to suppliers, lessors, licensees, contractors, franchises or customers of obligations incurred in the ordinary course of business and not for money borrowed;

(12)         Indebtedness arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or Capital Stock of a Restricted Subsidiary, provided, that the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by the Company and the Restricted Subsidiaries in connection with such disposition;

(13)         Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business, provided, however, that such Indebtedness is extinguished within five Business Days of incurrence;

(14)         the incurrence by a Receivables Subsidiary of Indebtedness in a Qualified Receivables Transaction that is without recourse to the Company or to any other Subsidiary of the Company or their assets (other than such Receivables Subsidiary and its assets and, as to the Company or any Subsidiary of the Company, other than pursuant to representations, warranties, covenants and indemnities customary for such transactions) and is not guaranteed by any such Person;

(15)         the issuance and sale of preferred stock (a) by a Foreign Subsidiary in lieu of the issuance of non-voting common stock if (i) the laws of the jurisdiction of incorporation of such Subsidiary precludes the issuance of non-voting common stock and (ii) the preferential rights afforded to the holders of such preferred stock are limited to those customarily provided for in such jurisdiction in respect of the issuance of non-voting stock, (b) by a Restricted Subsidiary which is a joint venture with a third party which is not an Affiliate of the Company or a Restricted Subsidiary, and (c) by a Restricted Subsidiary pursuant to obligations with respect to the issuance or sale of Preferred Stock which exist at the time such Person becomes a Restricted Subsidiary and which were not created in connection with or in contemplation of such Person becoming a Restricted Subsidiary; and

~~(16)         the issuance by the Company of up to $32.0 million in aggregate principal amount of its senior subordinated notes to DaimlerChrysler Corporation or an affiliate thereof in connection with the acquisition of the capital stock of NC-M Chassis Systems, LLC not owned by the Company or a Restricted Subsidiary on the date of this Indenture, provided that (x) such senior subordinated notes shall be contractually subordinated to the Notes substantially on the terms contained in the Company’s outstanding 11% Senior Subordinated Notes due 2012; and (y) such senior subordinated notes shall not amortize, mature~~

~~or otherwise require any payments of principal thereon prior to the final stated maturity of the notes (other than customary change of control and asset sale provisions comparable to the 11% Senior Subordinated Notes due 2012); and~~

(~~17~~16)     the incurrence by the Company or any of the Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness, incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (~~17~~16), not to exceed $50.0 million.

For purposes of determining compliance with this Section 4.09, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (~~17~~16) above, or is entitled to be incurred pursuant to Section 4.09(a), the Company will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify, all or a portion of such item of Indebtedness, in any manner that complies with this Section 4.09.  Indebtedness under Credit Facilities outstanding on the Acquisition ~~d~~Date ~~on which Notes are first issued and authenticated under this Indenture~~ will be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Debt.  It is understood that Indebtedness incurred pursuant to clauses (1) and (2) of the definition of Permitted Debt may be refinanced, replaced, renewed or refunded with any other Indebtedness under clauses (1) or (2), whether or not in the form of a bank credit facility.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided, that if such Indebtedness is incurred to Refinance other Indebtedness denominated in a foreign currency, and such Refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such Refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such Refinancing Indebtedness does not exceed the principal amount of such Indebtedness being Refinanced.  Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Company may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies.  The principal amount of any Indebtedness incurred to Refinance other Indebtedness, if incurred in a different currency from the Indebtedness being Refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Refinancing Indebtedness is denominated that is in effect on the date of such Refinancing.

(c)           (i)            The Company shall reduce the amount of any borrowing it shall otherwise make under the Credit Agreement on the Acquisition Date by the amount of any Unutilized Fee Amount.

(ii)           To the extent that, in connection with incurring loans to fund purchases of Notes in the Post-Merger Offer, the Company incurs term Indebtedness under Section 4.09(b)(1) in excess of the aggregate principal amount of Notes actually purchased in such offer, the Company shall use such excess to repay the term Indebtedness so borrowed, and because the amount available under Section 4.09(b)(1) is to be reduced by the Unutilized Tender Amount (whether or not borrowed), such repayment shall not further reduce the amount available thereunder.

Section 4.10           Asset Sales.

The Company shall not, and shall not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1)           the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of;

(2)           the fair market value is determined by the Company’s Board of Directors and evidenced by a resolution of the Board of Directors set forth in an Officers’ Certificate delivered to the Trustee; and

(3)           either (a) at least 75% of the consideration received in the Asset Sale by the Company or such Restricted Subsidiary (other than the sale of equity securities of TriMas owned by the Company on the date of this Indenture) is in the form of cash or (b) the aggregate non-cash consideration for all Asset Sales not meeting the criteria set forth in the preceding clause (a) does not exceed a fair market value in excess of $20.0 million.  For purposes of this provision, each of the following shall be deemed to be cash:

(A)          any liabilities, as shown on the Company’s or such Restricted Subsidiary’s most recent consolidated balance sheet, of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Note Guarantee) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Company or such Restricted Subsidiary from further liability; and

(B)           any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee to the extent within 60 days, subject to ordinary settlement periods, they are converted by the Company or such Restricted Subsidiary into cash.

Within 365 days after the receipt of any Net Proceeds from an Asset Sale, the Company may apply such Net Proceeds:

(1)           to permanently repay Indebtedness and other Obligations under a Credit Facility and, if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto or to reduce receivables advances and reduce commitments in respect of ~~the Company’s Receivables Facility~~a Qualified Receivables Transaction;

(2)           to acquire assets of, or a majority of the Voting Stock of, any person owning assets used or usable in a business of the Company and the Restricted Subsidiaries; provided, however, that the Company complies with its obligations under Section 4.19 hereof; or

(3)           to make a capital expenditure~~.~~;

provided that the 365-day period provided above to apply any portion of the Net Proceeds in accordance with clauses (2) and (3) above shall be extended by an additional six calendar months if by not later than the 365th day after receipt of such Net Proceeds the Company or a Restricted Subsidiary, as applicable, has entered into a bona fide binding commitment with a Person other than an Affiliate of the Company to make an investment of the type referred to in any such clause in the amount of such Net Proceeds.

Pending the final application of any Net Proceeds, the Company may temporarily reduce revolving credit borrowings or otherwise invest or use the Net Proceeds in any manner that is not prohibited by this Indenture.

Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph (other than Net Proceeds from the sale of the common stock of TriMas after the date of this Indenture) will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $25.0 million, within five days thereof, the Company will make an Asset Sale Offer to all Holders of Notes and all holders of other Indebtedness that is pari passu with the Notes containing provisions similar to those set forth in this Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets in accordance with Section 3.09 hereof to purchase the maximum principal amount of Notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds.  The offer price in any Asset Sale Offer will be equal to 100% of principal amount plus accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase, and will be payable in cash.  If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use those Excess Proceeds for any purpose not otherwise prohibited by this Indenture.  If the aggregate principal amount of Notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee shall select the Notes and such other pari passu Indebtedness to be purchased on a pro rata basis.  Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer.  To the extent that the provisions of any securities laws or regulations conflict with the provisions of Sections 3.09 or 4.10 of this Indenture, the Company shall comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under those provisions of this Indenture by virtue of such conflict.

Section 4.11           Transactions with Affiliates.

(a)           The Company shall not, and shall not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each an “Affiliate Transaction”), unless:

(1)           the Affiliate Transaction is on terms that are not materially less favorable, taken as a whole, to the Company or the relevant Restricted Subsidiary than those that would have been obtained at the time in a comparable transaction by the Company or such Restricted Subsidiary with an unaffiliated Person; and

(2)           the Company delivers to the Trustee:

(A)          except when the opinion referred to in the following clause (b) is delivered, with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, a resolution of the Board of Directors set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with Section 4.11(a) and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors; and

(B)           with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $25.0 million, an opinion as to the fairness to the Company of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

(b)           The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of Section 4.11(a):

(1)           loans or advances to employees, indemnification agreements with and the payment of fees and indemnities to directors, officers and full-time employees of the Company and the Restricted Subsidiaries and employment, non-competition or confidentiality agreements entered into with any such person in the ordinary course of business;

(2)           any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment, compensation or indemnification arrangements, stock options and stock ownership plans in the ordinary course of business to or with officers, directors or employees of the Company and the Restricted Subsidiaries, or approved by the Board of Directors;

(3)           transactions between or among the Company and/or its Restricted Subsidiaries;

(4)           transactions with a Person that is an Affiliate of the Company solely because the Company owns an Equity Interest in, or controls, such Person;

(5)           transactions pursuant to agreements existing on the date of this Indenture, including, without limitation, the Stock Purchase Agreement, ~~the Shareholders Agreement,~~ and the TriMas Shareholders Agreement ~~and the TriMas Corporate Services Agreement~~, and, in each case, any amendment or supplement thereto that, taken in its entirety, is no less favorable to the Company than such agreement as in effect on the date of this Indenture;

(6)           sales of Equity Interests (other than Disqualified Stock) of the Company to Affiliates of the Company or the receipt of capital contributions by the Company;

(7)           payment of certain fees under the Advisory Agreement earned and payable on or prior to the Acquisition Date;

(8)           transactions (in connection with a Qualified Receivables Transaction) between or among the Company and/or its Restricted Subsidiaries or transactions between a Receivables Subsidiary and any Person in which the Receivables Subsidiary has an Investment;

(9)           any management, service, purchase, lease, supply or similar agreement entered into in the ordinary course of the Company’s business between the Company or any Restricted Subsidiary and any Unrestricted Subsidiary or any Affiliate, so long as the Company determines in good faith (which determination shall be conclusive) that any such agreement is on terms no less favorable to the Company or such Restricted Subsidiary than those that could be obtained in a comparable arm’s-length transaction with an entity that is not an Affiliate; provided that any such agreement involving aggregate consideration in excess of $10.0 million shall have been approved by a majority of the disinterested members of the Board of Directors (and the Company shall deliver to the Trustee an Officer’s Certificate certifying as to the same); ~~and~~

(10)         Restricted Payments and Permitted Investments that are permitted by Section 4.07 hereof~~.~~; and

(11)         transactions pursuant to the Merger Agreement.

Section 4.12           Liens.

The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind upon any of their property or assets, now owned or hereafter acquired ~~(~~other than Permitted Liens; provided that, with respect to any FP Pledged Shares, the Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien securing Indebtedness other than First Lien Obligations.  Notwithstanding the foregoing, if at any time any such capital stock of Subsidiaries constituting FP Pledged Shares can be part of the Collateral securing the Notes, the Subordinated Notes and the DCX Notes in accordance with Section 10.06(b), then the Second Lien Obligations and Third Lien Obligations may be secured by a pledge of such capital stock in accordance with the terms of the Security Documents, the Senior Subordinated Note Security Documents and the Intercreditor Agreement (and in which case such capital stock shall no longer be deemed FP Pledged Shares hereunder unless and until it may no longer constitute part of the Collateral in accordance with Section 10.06(b)) ~~upon any of their property or assets, now owned or hereafter acquired, unless all payments due under this Indenture and the Notes are secured (x) equally and ratably with the obligations so secured as to such property or assets for so long as such obligations will be so secured and (y) in the event that such obligations are subordinated to the Notes, on a senior basis to such obligations as to such property or assets for so long as such obligations will be so secured~~.

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Section 4.16           Additional Note Guarantees.

After the date of this Indenture, the Company shall cause each Restricted Subsidiary, other than a Subsidiary which is a Note Guarantor, that becomes a Guarantor with respect to the obligations of the Company or a Domestic Subsidiary, or a borrower, under the Credit Agreement:

(1)           to execute and deliver to the Trustee a supplemental indenture in form reasonably satisfactory to the Trustee pursuant to which such Restricted Subsidiary that is not a Guarantor shall unconditionally Guarantee, on a joint and several basis, the full and prompt payment of the principal of, premium and Liquidated Damages, if any, and interest on the Notes on a senior basis;

(2)           to execute and deliver to the Trustee an opinion of counsel (which may contain customary exceptions) that such supplemental indenture has been duly authorized, executed and delivered by such Restricted Subsidiary that is not a Guarantor and constitutes a legal, valid, binding and enforceable obligation of such Restricted Subsidiary that is not a Guarantor; ~~and~~

(3)           to deliver an Officers’ Certificate executed by the Company complying with Sections 12.04 and 12.05 hereof, with respect to such Restricted Subsidiary that is to become a Guarantor~~.~~; and

(4)           to execute and deliver to the Senior Note Collateral Agent and the Trustee such amendments to the Security Agreement as may be necessary in order to grant the Senior Note Collateral Agent, for the benefit of the Holders of the Notes, a perfected Lien on any assets owned by such Restricted Subsidiary that would be Collateral if owned by the Company.

Thereafter, such Restricted Subsidiary that was not a Guarantor shall be a Guarantor for all purposes of this Indenture.  The Company may cause any other Restricted Subsidiary of the Company to issue a Guarantee and become a Guarantor.  The Guarantee of a Guarantor will be released pursuant to the provisions set forth under Article 10 hereof.

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Section 4.18           [Intentionally Deleted]~~Changes in Covenants When Notes are Rated Investment Grade.~~

~~Following the first date upon which the Notes are rated both Baa3 or better by Moody’s and BBB- or better by S&P (a “Rating Event”) (or, if either such person ceases to rate the Notes for reasons outside of the control of the Company, the equivalent investment grade credit rating from any other “nationally recognized statistical rating organization” (within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act) selected by the Company as a replacement agency) (the “Rating Event Date”) (and provided no Event of Default or Default shall exist on the Rating Event Date), the covenants in Sections 4.07, 4.08, 4.09, 4.10, 4.11 and 4.17 and clause (4) of Section 5.01 hereof will no longer be applicable to the Notes.~~

~~At no time after a Rating Event Date will the provisions and covenants contained in this Indenture at the time of the issuance of the Notes that cease to be applicable after the Rating Event Date be reinstated.~~

Section 4.19   Impairment of Security Interest.

Subject to the rights of the holders of First Priority Liens and Section 10.09, the Company shall not, and shall not permit any of the Restricted Subsidiaries to, take or knowingly or negligently omit to take, any action which action or omission would or could reasonably be expected to have the result of materially impairing the security interest with respect to the Collateral for the benefit of the Senior Note Collateral Agent and the Holders of the Notes, except with respect to actions permitted under this Indenture or the Intercreditor Agreement.  The Company shall not amend, modify or supplement, or permit or consent to any amendment, modification or supplement of, the Security Documents in any way that would be adverse to the Holders of the Notes in any material respect, except as set forth in Article 10 or as permitted under Article 9 or under the Intercreditor Agreement.

Section 4.20   After-Acquired Property.

Upon the acquisition by the Company or any Guarantor of any First-Priority After-Acquired Property (other than FP Pledged Shares), the Company or such Guarantor shall execute and deliver such mortgages, deeds of trust, security instruments, financing statements and certificates and opinions of counsel as shall be reasonably necessary to vest in the Senior Note Collateral Agent a perfected security interest, subject only to Permitted Liens, in such First-Priority After-Acquired Property and to have such First-Priority After-Acquired Property (but subject to the limitations set forth in Article 10 of this Indenture) added to the Collateral, and thereupon all provisions of this Indenture relating to the Collateral shall be deemed to relate to such First-Priority After-Acquired Property to the same extent and with the same force and effect.

4.                                        If the Senior Notes Requisite Consents are obtained and the Senior Notes Proposed Amendments become operative, the following provisions of Article Five (“Successors”) will be amended as follows by deleting the language that is crossed out and inserting the language that is underlined.

Section 5.01           Merger, Consolidation, or Sale of Assets.

The Company shall not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not the Company is the surviving corporation), or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person; unless:

(1)           either:

(A)          the Company is the surviving corporation; or

(B)           the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

(2)           the Person formed by or surviving any such consolidation or merger (if other than the Company) or the Person to which such sale, assignment, transfer, conveyance or other disposition shall have been made assumes all the obligations of the Company under the Notes, this Indenture and the Registration Rights Agreement pursuant to agreements reasonably satisfactory to the Trustee;

(3)           immediately after such transaction, no Default or Event of Default exists; and

(4)           except in the case of the Merger, the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, conveyance or other disposition has been made will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 4.09(a) hereof.

In addition, the Company shall not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person.  This Section 5.01 will not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among the Company and any of the Guarantors (including Holdco on the Acquisition Date).

Notwithstanding anything in this Indenture, a Restricted Subsidiary may consolidate with, merge into or convey, lease, sell, assign, transfer or otherwise dispose of all or part of its properties and assets to the Company or a Restricted Subsidiary; and the Company may merge with an Affiliate incorporated solely for the purpose of reincorporating the Company in another jurisdiction in the United States to realize tax or other benefits.

5.                                        If the Senior Notes Requisite Consents are obtained and the Senior Notes Proposed Amendments become operative, the following provisions of Article Six (“Defaults and Remedies”) will be amended as follows by deleting the language that is crossed out and inserting the language that is underlined.

Section 6.01           Events of Default.

Each of the following is an “Event of Default”:

(1)           the Company defaults for 30 days in the payment when due of interest on, or Liquidated Damages with respect to, the Notes;

(2)           the Company defaults in the payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on the Notes;

(3)           failure by the Company or any of its Subsidiaries to comply with the provisions of Section 4.14 or 5.01 hereof after written notice to the Company by the Trustee or the Holders of at least 25% in aggregate principal amount of the outstanding Notes;

(4)           failure by the Company or any of its Subsidiaries to comply with any of the other agreements in this Indenture or the Security Documents (except in the case of the Security Documents for a failure that would not be material to the Holders and would not materially affect the value of the Collateral taken as a whole) continued for 60 days after written notice to the Company by the Trustee or the Holders of at least 25% in aggregate principal amount of the outstanding Notes;

(5)           default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Subsidiaries (or the payment of which is guaranteed by the Company or any of its Subsidiaries), whether such Indebtedness or guarantee now exists, or is created after the date of this Indenture, if that default:

(A)          is caused by a failure to pay principal of such Indebtedness at the final maturity thereof (a “Payment Default”); or

(B)           results in the acceleration of such Indebtedness prior to its express maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $20.0 million or more;

(6)           failure by the Company or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of $20.0 million (net of any insurance proceeds available to pay such judgment), which judgments are not paid, discharged or stayed for a period of 60 days;

(7)           except as permitted by this Indenture, any Note Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Note Guarantee;

(8)           the Company or any of its Significant Subsidiaries or any group of Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary pursuant to or within the meaning of Bankruptcy Law:

(A)          commences a voluntary case,

(B)           consents to the entry of an order for relief against it in an involuntary case,

(C)           consents to the appointment of a custodian of it or for all or substantially all of its property,

(D)          makes a general assignment for the benefit of its creditors, or

(E)           generally is not paying its debts as they become due; ~~or~~

(9)           a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A)          is for relief against the Company or any of its Significant Subsidiaries or any group of Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary in an involuntary case;

(B)           appoints a custodian of the Company or any of its Significant Subsidiaries or any group of Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary or for all or substantially all of the property of the Company or any of its Significant Subsidiaries or any group of Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary; or

(C)           orders the liquidation of the Company or any of its Significant Subsidiaries or any group of Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary~~.~~;

and the order or decree remains unstayed and in effect for 60 consecutive days;

(10)         (A)          The repudiation or disaffirmation by the Company or any Guarantor of its obligations under any of the Security Documents;

(B) the determination in a judicial proceeding that any of the Security Documents is unenforceable or invalid against the Company or any Guarantor for any reason with respect to any material portion of the Collateral; or

(C) any Security Document shall cease to be in full force and effect (other than in accordance with the terms of the applicable Security Document and the Indenture), or cease to be effective to grant the Senior Note Collateral Agent a perfected Lien on the Collateral to the extent required thereby and with the priority purported to be created thereby, in each case under this clause (10)(C), with respect to any material portion of the Collateral; or

(11)         the failure by Asahi to make the Asahi Equity Contribution on the Acquisition Date.

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Section 6.03           Other Remedies.

If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal, premium and Liquidated Damages, if any, and interest on the Notes or to enforce the performance of any provision of the Notes ~~or~~, this Indenture or the Security Documents.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding.  A delay or omission by the

Trustee or any Holder of a Note in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default.  All remedies are cumulative to the extent permitted by law.

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Section 6.10           Priorities.

Subject to the terms of the Intercreditor Agreement, if~~If~~ the Trustee collects any money pursuant to this Article 6, it shall pay out the money in the following order:

First:            to the Trustee, its agents and attorneys for amounts due under Section 7.07 hereof, including payment of all compensation, expense and liabilities incurred, and all advances made, by the Trustee and the costs and expenses of collection;

Second:        to Holders of Notes for amounts due and unpaid on the Notes for principal, premium and Liquidated Damages, if any, and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium and Liquidated Damages, if any and interest, respectively; and

Third:           to the Company or to such party as a court of competent jurisdiction shall direct.

The Trustee may fix a record date and payment date for any payment to Holders of Notes pursuant to this Section 6.10.

6.                                        If the Senior Notes Requisite Consents are obtained and the Senior Notes Proposed Amendments become operative, the following provision of Article Seven (“Trustee”) will be amended as follows by inserting the language that is underlined.

Section 7.04           Trustee’s Disclaimer.

The Trustee will not be responsible for and makes no representation as to the validity or adequacy of this Indenture, the Security Documents or the Notes, it shall not be accountable for the Company’s use of the proceeds from the Notes or any money paid to the Company or upon the Company’s direction under any provision of this Indenture, it will not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it will not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication.

7.                                        If the Senior Notes Requisite Consents are obtained and the Senior Notes Proposed Amendments become operative, the following provision of Article Eight (“Legal Defeasance and Covenant

Defeasance”) will be amended as follows by deleting the language that is crossed out and inserting the language that is underlined.

Section 8.02           Legal Defeasance and Discharge.

Upon the Company’s exercise under Section 8.01 hereof of the option applicable to this Section 8.02, the Company and each of the Guarantors will, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be deemed to have been discharged from their obligations with respect to all outstanding Notes (including the Note Guarantees) on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”).  For this purpose, Legal Defeasance means that the Company and the Guarantors will be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes (including the Note Guarantees), which will thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 hereof and the other Sections of this Indenture referred to in clauses (1) and (2) below, and to have satisfied all their other obligations under such Notes, the Note Guarantees, the Security Documents and this Indenture (and the Trustee, on demand of and at the expense of the Company, shall execute proper instruments acknowledging the same), except for the following provisions which will survive until otherwise terminated or discharged hereunder:

(1)           the rights of Holders of outstanding Notes to receive payments in respect of the principal of, or interest or premium and Liquidated Damages, if any, on such Notes when such payments are due from the trust referred to in Section 8.04 hereof;

(2)           the Company’s obligations with respect to such Notes under Article 2 and Section 4.02 hereof;

(3)           the rights, powers, trusts, duties and immunities of the Trustee hereunder and the Company’s and the Guarantors’ obligations in connection therewith; and

(4)           this Article 8.

Subject to compliance with this Article 8, the Company may exercise its option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03 hereof.

Section 8.03           Covenant Defeasance.

Upon the Company’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03, the Company and the Guarantors will, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be released from each of their obligations under the covenants contained in Sections 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.13, 4.14, 4.15, 4.16,~~and~~ 4.17, 4.19 and 4.20 hereof and clause (4) of Section 5.01 hereof with respect to the outstanding Notes on and after the date the conditions set forth in Section 8.04 hereof are satisfied (hereinafter, “Covenant Defeasance”), and the Notes will thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but will continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes will not be deemed outstanding for accounting purposes).  For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes and Note Guarantees, the Company and the Guarantors may omit to comply with and will have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply will not constitute a Default or an Event of Default under Section 6.01 hereof, but, except as specified above, the remainder of this Indenture, ~~and~~ such Notes, ~~and~~ Note Guarantees and Security Documents will be unaffected thereby.  In addition, upon the Company’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03 hereof, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, Sections 6.01(3) through 6.01(5) hereof will not constitute Events of Default.

8.                                        If the Senior Notes Requisite Consents are obtained and the Senior Notes Proposed Amendments become operative, the following provisions of Article Nine (“Amendment, Supplement and Waiver”) will be amended as follows by deleting the language that is crossed out and inserting the language that is underlined.

Section 9.01           Without Consent of Holders of Notes.

Notwithstanding Section 9.02 of this Indenture, the Company, the Guarantors, ~~and~~ the Trustee and, with respect to the Security Documents and the Intercreditor Agreement, the Senior Note Collateral Agent may amend or supplement this Indenture, the Note Guarantees, ~~or~~ the Notes, the Security Documents or the Intercreditor Agreement without the consent of any Holder of a Note:

(1)           to cure any ambiguity, defect or inconsistency;

(2)           to provide for uncertificated Notes in addition to or in place of certificated Notes or to alter the provisions of Article 2 hereof (including the related definitions) in a manner that does not materially adversely affect any Holder;

(3)           to provide for the assumption of the Company’s or a Guarantor’s obligations to the Holders of the Notes by a successor to the Company pursuant to Article 5 hereof;

(4)           to make any change that would provide any additional rights or benefits to the Holders of the Notes or that does not adversely affect the legal rights hereunder of any Holder of the Note;

(5)           to comply with requirements of the SEC in order to effect or maintain the qualification of this Indenture under the TIA;

(6)           to provide for the issuance of Additional Notes in accordance with the limitations set forth in this Indenture as of the date hereof; ~~or~~

(7)           to allow any Guarantor to execute a supplemental indenture and/or a Note Guarantee with respect to the Notes~~.;~~

(8)           to provide additional assets as Collateral;

(9)           to release Collateral from the Liens pursuant to the Indenture, the Security Documents and the Intercreditor Agreement when permitted or required by the Indenture, the Intercreditor Agreement or the Security Documents;

(10)         in the case of the Intercreditor Agreement, to add as parties thereto Persons (or any agent, representative or trustee therefor) holding a new series of First Lien Obligations, any Pari Passu Lien Obligations or any Third Lien Obligations or Refinancing Noteholder Claims (as defined in the Intercreditor Agreement), in each case, to the extent such Indebtedness or other Obligations are not prohibited by this Indenture and the Credit Facilities, and to provide for the related modifications to the Intercreditor Agreement expressly contemplated by the Intercreditor Agreement; or

(11)         in the case of the Security Documents, as expressly provided in Section 10.06(b) hereof.

Without the consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding, the Company will not amend, modify or alter the Subordinated Note Indenture in any way to (i) advance the final maturity date of or shorten the Weighted Average Life to Maturity of any Subordinated Notes or (ii) amend the provisions of Article 10 of the Subordinated Note Indenture (which relate to subordination), except to the extent that the Company would otherwise be able to refinance or replace the Subordinated Notes on the same basis as the amended, modified or altered form of the Subordinated Notes.

Upon the request of the Company accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or supplemental Indenture, and upon receipt by the Trustee of the documents described in Section 7.02 hereof, the Trustee will join with the Company and the Guarantors in the execution of any amended or supplemental Indenture authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee will not be obligated to enter into such amended or supplemental Indenture that affects its own rights, duties or immunities under this Indenture or otherwise.

Section 9.02           With Consent of Holders of Notes.

Except as provided below in this Section 9.02, the Company, the Guarantors, ~~and~~ the Trustee and, with respect to the Security Documents and the Intercreditor Agreement, the Senior Note Collateral Agent may amend or supplement this Indenture (including, without limitation, Section 3.09, 4.10 and 4.14 hereof), the Note Guarantees, ~~or~~ the Notes, the Security Documents or the Intercreditor Agreement with the consent of the Holders of at least a majority in principal amount of the Notes (including, without limitation, Additional Notes, if any) then outstanding voting as a single class (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes), and, subject to Sections 6.04 and 6.07 hereof, any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium or Liquidated Damages, if any, or interest on the Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of this Indenture, the Note Guarantees,~~or~~ the Notes, the Security Documents or the Intercreditor Agreement may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes voting as a single class (including consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes).  Section 2.08 hereof shall determine which Notes are considered to be “outstanding” for purposes of this Section 9.02.

Upon the request of the Company accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or supplemental Indenture, and upon the filing with the Trustee of evidence satisfactory to the Trustee of the consent of the Holders of Notes as aforesaid, and upon receipt by the Trustee of the documents described in Section 7.02 hereof, the Trustee will join with the Company in the execution of such amended or supplemental Indenture unless such amended or supplemental Indenture directly affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but will not be obligated to, enter into such amended or supplemental Indenture.

It is not be necessary for the consent of the Holders of Notes under this Section 9.02 to approve the particular form of any proposed amendment or waiver, but it is sufficient if such consent approves the substance thereof.

After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Company will mail to the Holders of Notes affected thereby a notice briefly describing the amendment, supplement or waiver.  Any failure of the Company to mail such notice, or any defect therein, will not, however, in any way impair or affect the validity of any such amended or supplemental Indenture or waiver.  Subject to Sections 6.04 and 6.07 hereof, the Holders of a majority in aggregate principal amount of the Notes then outstanding voting as a single class may waive compliance in a particular instance by the Company with any provision of this Indenture,~~or~~ the Notes, the Security Documents or the Intercreditor Agreement.  However, without the consent of each Holder affected, an amendment, supplement or waiver under this Section 9.02 may not (with respect to any Notes held by a non-consenting Holder):

(1)           reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(2)           reduce the principal of or change the fixed maturity of any Note or alter or waive any of the provisions with respect to the redemption of the Notes except as provided above with respect to Sections 3.09, 4.10 and 4.14 hereof;

(3)           reduce the rate of or change the time for payment of interest, including default interest, on any Note;

(4)           waive a Default or Event of Default in the payment of principal of or premium or Liquidated Damages, if any, or interest on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the then outstanding Notes and a waiver of the payment default that resulted from such acceleration);

(5)           make any Note payable in money other than that stated in the Notes;

(6)           make any change in the provisions of this Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of, or interest or premium or Liquidated Damages, if any, on the Notes;

(7)           make any change in Section 6.04 or 6.07 hereof or in the foregoing amendment and waiver provisions;

(8)           release any Guarantor from any of its obligations under its Note Guarantee or this Indenture, except in accordance with the terms of this Indenture; ~~or~~

(9)           waive a redemption payment with respect to any Note (other than a payment required by Sections 4.10 and 4.14); or

(10)         make any change in the Intercreditor Agreement (except any change referred to in Section 9.01(10) above) or the provisions of the Indenture or any Security Document dealing with the application of proceeds of the Collateral, in each case, that would adversely affect the Holders.

Except as provided in Section 9.01(9) hereof, without the consent of the Holders of at least two-thirds in aggregate principal amount of the Notes then outstanding, no amendment or waiver may release from the Liens of the Indenture and the Security Documents all or substantially all of the Collateral.

9.                                        If the Senior Notes Requisite Consents are obtained and the Senior Notes Proposed Amendments become operative, the following provisions of Article Ten (“Note Guarantees”) will be amended as follows by deleting the language that is crossed out and inserting the language that is underlined.

ARTICLE 10
NOTE GUARANTEES AND SECURITY DOCUMENTS

*     *     *     *

Section 10.05         Releases ~~Following Sale of Assets~~of Guarantors.

In the event of any sale or other disposition of all or substantially all of the assets of any Guarantor, by way of merger, consolidation or otherwise, or a sale or other disposition of all of~~to~~ the Capital Stock of any Guarantor, in each case to a Person that is not (either before or after giving effect to such transactions) a Restricted Subsidiary of the Company, then such Guarantor (in the event of a sale or other disposition, by way of merger, consolidation or otherwise, of all of the capital stock of such Guarantor) or the corporation acquiring the property (in the event of a sale or other disposition of all or substantially all of the assets of such Guarantor) will be released and relieved of any obligations under its Note Guarantee; provided that the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of this Indenture, including without limitation Section 4.10 hereof.  The Guaranties of a Guarantor also shall be automatically released (i) upon such Guarantor ceasing to be a Subsidiary as a result of any foreclosure of any pledge or security interest in favor of First Lien Obligations, subject to, in each case, the application of the proceeds of such foreclosure in the manner set forth in Section 10.08 or (ii) if such Subsidiary is released as a guarantor of the Credit Agreement.  Upon delivery by the Company to the Trustee of an Officers’ Certificate and an Opinion of Counsel to the effect that such sale or other disposition or application of the proceeds of such foreclosure, or release, as the case may be, was made by the Company in accordance with the provisions of this Indenture, including without limitation Section 4.10 or 10.08 hereof, as the case may be, the Trustee will execute any documents reasonably required in order to evidence the release of any Guarantor from its obligations under its Note Guarantee.

Any Guarantor not released from its obligations under its Note Guarantee will remain liable for the full amount of principal of and interest on the Notes and for the other obligations of any Guarantor under this Indenture as provided in this Article 10.

Section 10.06         Collateral and Security Documents.

(a)           On and after the Acquisition Date, the full and punctual payment of principal of, premium, if any, and interest on the Notes (including any interest that accrues or would accrue, but for the filing of a case pursuant to the provisions of the Bankruptcy Code, together with any post-petition interest in either case, whether or not such interest is allowed as a claim in bankruptcy) and amounts due hereunder under the Note Guarantees when due, whether on an interest payment date, at maturity, by acceleration, purchase, repurchase, redemption or otherwise, and interest on the overdue principal of, premium, if any, and interest on the Notes, and the performance of all other Obligations of the Company and the Guarantors to the Holders, the Senior Note Collateral Agent or the Trustee under this Indenture, the Security Documents and the Notes shall be secured as provided in the Security Documents, which define the terms of the Liens that secure the Notes, subject to the terms of the Intercreditor Agreement.  The Trustee, the Company and the Guarantors each hereby acknowledge and agree that the Senior Note Collateral Agent holds the Collateral in trust for the benefit of the Trustee and the Holders, in each case pursuant to the terms of the Security Documents and the Intercreditor Agreement.  Each Holder consents and agrees to the terms of the Security Documents and the Intercreditor Agreement (including the provisions providing for foreclosure and release of Collateral), as the same may be in effect or may be amended from time to time in accordance with their respective terms and this Indenture.  The Company shall deliver to the Trustee (if the Trustee is not itself then the Senior Note Collateral Agent ) copies of all documents delivered to the Senior Note Collateral Agent pursuant to the Security Documents, and will do or cause to be done all such acts and things as may be reasonably required by the next sentence of this Section 10.06 to assure and confirm to the Trustee and the Senior Note Collateral Agent the security interest in the Collateral contemplated hereby, by the Security Documents or any part thereof, as from time to time constituted, so as to render the same available for the security and benefit of this Indenture and of the Notes secured hereby, according to the intent and purposes herein expressed.  The Company shall take, and shall cause the Guarantors to take, any and all actions reasonably required to cause the Security Documents to create and maintain, as security for the Notes a valid and enforceable perfected Lien and security interest in and on all of the Collateral (subject to the terms of the Intercreditor Agreement), in favor of the Senior Note Collateral Agent for the benefit of the Trustee and the Holders, junior in priority to any and all Liens and security interests at any time granted in the Collateral (other than the Capital Stock of Holdco) to secure the First Lien Obligations.  The Company and the Guarantors will from time to time promptly pay and discharge all recording or filing fees, charges and taxes relating to the filing or registration of this Indenture and the Security Documents, any amendments thereto and any other instruments of further assurance.

(b)           Notwithstanding the foregoing, the Capital Stock and other securities of any Subsidiary of the Company other than Holdco and Metaldyne Company will constitute Collateral securing the Notes only to the extent that such Capital Stock and securities can secure such Notes, the Subordinated Notes and the DCX Notes without Rule 3-16 of Regulation S-X (or any other law, rule or regulation) requiring separate financial statements of such Subsidiary to be filed with the SEC (or any other governmental agency);

(1)           in the event that Rule 3-16 of Regulation S-X requires or is amended, modified or interpreted by the SEC to require (or is replaced with another rule or regulation, or any other law, rule or regulation is adopted, which would require) the filing with the SEC (or any other governmental agency) of separate financial statements of any such Subsidiary due to the fact that all or, in the case of a Foreign Subsidiary, two-thirds, of Subsidiary’s Capital Stock or other securities secure the Notes, the Subordinated Notes or the DCX Notes, then such Capital Stock or other securities shall automatically be deemed not to be part of the Collateral securing the Notes, the Subordinated Notes or the DCX Notes  and, in such event, the Security Documents may be amended or modified, without the consent of any Holder of the Notes, to the extent necessary to release the  security interests of the Collateral Agents on the shares of Capital Stock and other securities that are so deemed to no longer constitute part of the Collateral (and in which case the Senior Subordinated Note Security Documents shall be similarly amended or modified); and

(2)           in the event that Rule 3-16 of Regulation S-X is amended, modified or interpreted by the SEC to permit (or is replaced with another rule or regulation, or any other law, rule or regulation is adopted, which would permit) all or, in the case of a Foreign Subsidiary, two-thirds, of such Subsidiary’s Capital Stock and other securities to secure the Notes, the Subordinated Notes and the DCX Notes without the filing with the SEC (or any other governmental agency) of separate financial statements of such Subsidiary, then the Capital Stock and other securities of such Subsidiary shall automatically be deemed to be a part of the Collateral securing the Notes, the Subordinated Notes and the DCX Notes (but only if  such Subsidiary would not be subject to any such financial statement requirement) and, in such event, the Security Documents may be amended or modified, without the consent of any Holder of the Notes, to the extent necessary to subject to the Liens under the Security Documents such additional Capital Stock and other securities (and in which case the Senior Subordinated Note Security Documents may be similarly amended or modified).

Notwithstanding the foregoing, if at any time the Company is not required by law or contract to file reports with the SEC, and in lieu of filing such reports with the SEC shall post its reports on its website in accordance with Section 4.03, then during the period that the Company is not required to file such reports with the SEC, this Section 10.06(b) shall not operate so as to cause the Capital Stock of a Subsidiary to be excluded from the Collateral.

Section 10.07         Recordings and Opinions.

To the extent required by TIA § 314(b), the Company shall furnish to the Senior Note Collateral Agent and the Trustee (if the Trustee is not then the Senior Note Collateral Agent ), on or before the time when the Company is required to provide annual reports pursuant to Section 4.03 with respect to the preceding fiscal year, an Opinion of Counsel:

(1)           stating substantially to the effect that, in the opinion of such counsel, such action has been taken with respect to the recordings, registerings, filings, re-recordings, re-registerings and re-filings of this Indenture, the Security Documents and all financing statements, continuation statements or other instruments of further assurance as is necessary to maintain the Liens of this Indenture or any Security Documents in the Collateral and reciting with respect to the security interests in such Collateral the details of such action or referencing to prior Opinions of Counsel in which such details are given; or

(2)           to the effect that, in the opinion of such counsel, no such action is necessary to maintain such Lien under this Indenture and the Security Documents.

Notwithstanding the foregoing, if the Company is not required by TIA §314(b) to provide such Opinion of Counsel, the Company shall nevertheless provide the same in a manner such that the Trustee receives it not less than once every two years.  In addition, the Company shall provide such an Opinion of Counsel within 60 days of the Acquisition Date which shall constitute the opinion to be provided on or before the time when the Company is required to provide an annual report with respect to 2006.

Section 10.08         Release of Collateral.

(a)           Subject to subsections (b) and (c) of this Section 10.08, Collateral may be released from the Liens and security interests created by the Security Documents at any time or from time to time in accordance with the provisions of the Security Documents, the Intercreditor Agreement or as provided hereby.  Upon the request of the Company pursuant to an Officers’ Certificate certifying that all conditions precedent hereunder have been met, and without the consent of any Holder, the Company will be entitled to a release of property and other assets included in the Collateral from the Liens securing the Notes, and the Senior Note Collateral Agent and the Trustee (if the Trustee is not then the Senior Note Collateral Agent) shall release the same from such Liens at the Company’s sole cost and expense, under any one or more of the following circumstances:

(1)           if all other Liens on such property or assets securing First Lien Obligations, Pari Passu Lien Obligations and Third Lien Obligations (including, in each case, all commitments and letters of credit thereunder) are released, whether as a result of repayment in full and termination of all such obligations or otherwise (including concurrently with the release of the Liens securing the Notes); provided, however, that

(A)          in the case of any such release other than in connection with a repayment in full and termination of all such obligations, if the Company subsequently incurs or permits to exist any Lien on such property or assets securing First Lien Obligations, Pari Passu Lien Obligations or Third Lien Obligations (other than Liens on FP Pledged Shares securing First Lien Obligations), the Liens securing the Notes on such property or assets shall be reinstated to the full extent such Liens existed prior to the release thereof; and

(B)           in the case of any such release in connection with such repayment in full and termination, if the Company subsequently incurs any First Lien Obligations, Pari Passu Lien Obligations or Third Lien Obligations that are secured by Liens on property or assets of the Company of the type constituting the Collateral (other than Liens on FP Pledged Shares to secure First Lien Obligations), then the Company will be required to reinstitute the security arrangements with respect to the Collateral in favor of the Notes, which, in the case of any such subsequent First Lien Obligations, will be second-priority Liens on the Collateral securing such First Lien Obligations to the same extent provided by the Security Documents and on the terms and conditions of the security documents relating to such First Lien Obligations, with the second-priority Lien held by a collateral agent or other representative designated by the Company to hold the second-priority Liens for the benefit of the Holders of the Notes and subject to an intercreditor agreement that provides the administrative agent or collateral agent for such First Lien Obligations substantially the same rights and powers as afforded under the Intercreditor Agreement;

(2)           to enable the Company to consummate the disposition of such property or assets (including any sale pursuant to any foreclosure of any pledge or security interest, or other exercise of remedies, by a holder of Indebtedness of the Company ) to the extent not prohibited under Section 4.10;

(3)           pursuant to an amendment or waiver in accordance with Article 9 of this Indenture; or

(4)           if the Notes have been defeased pursuant to Article 8.

Notwithstanding the foregoing,

(x)            if an Event of Default under the Indenture exists on the date on which all First Lien Obligations are repaid in full and terminated (including, in each case, all commitments and letters of credit thereunder), the Liens on the Collateral securing the Notes will not be released, except to the extent the Collateral or any portion thereof was disposed of in order to repay the First Lien Obligations secured by the Collateral, and thereafter the Trustee (acting at the direction of the holders of a majority of outstanding principal amount of the Securities) will have the right to direct the Senior Note Collateral Agent to foreclose upon the Collateral (but in such event, the Liens on the Collateral securing the Notes will be released when such Event of Default and all other Events of Default under the Indenture cease to exist); provided that, to the extent provided in the Intercreditor Agreement, any such release shall not constitute a release of any Liens in any proceeds of any such Collateral; and

(y)           if an Event of Default under the Indenture exists on the date when any Liens securing First Lien Obligations on any Collateral are being released, other than in connection with the sale or other disposition of such Collateral, or the foreclosure of such Liens or the exercise of remedies or the taking of any enforcement action in respect of such Liens on such Collateral, in each case in accordance with the Intercreditor Agreement, and at such time the Fifteen Percent Floor has been reached, then the Liens securing both of the Second Lien Obligations and the Third Lien Obligations shall not be released unless approved by the vote of the holders of the Second Lien Obligations and the holders of the Third Lien Obligations representing a majority in aggregate principal amount of the Second Lien Obligations and the Third Lien Obligations, voting as a single class (but in such event, the Liens on the Collateral securing the Notes will be automatically released when such Event of Default and all other Events of Default under the Indenture cease to exist).

Upon receipt of such Officers’ Certificate and any necessary or proper instruments of termination, satisfaction or release prepared by the Company, the Senior Note Collateral Agent shall, at the Company’s expense, execute, deliver or acknowledge such instruments or releases to evidence the release of any Collateral permitted to be released pursuant to this Indenture, the Security Documents or the Intercreditor Agreement.

(b)           Except as otherwise provided in the Intercreditor Agreement, no Collateral may be released from the Lien and security interest created by the Security Documents unless the Officers’ Certificate required by this Section 10.08, dated not more than five days prior to the date of the application for such release, has been delivered to the Senior Note Collateral Agent and the Trustee (if the Trustee is not then the Senior Note Collateral Agent and the Subordinated Note Collateral Agent).

(c)           At any time when an Event of Default has occurred and is continuing and the maturity of the Notes has been accelerated (whether by declaration or otherwise) and the Trustee (if the Trustee is not then the Senior Note Collateral Agent) has delivered a notice of acceleration to the Senior Note Collateral Agent, no release of Collateral pursuant to the provisions of this Indenture or the Security Documents will be effective as against the Holders, except for any release that is in accordance with the terms of the Intercreditor Agreement.

Section 10.09         Permitted Releases Not to Impair Lien; Trust Indenture Act Requirements.

The release of any Collateral from the terms hereof and of the Security Documents or the release of, in whole or in part, the Liens created by the Security Documents, will not be deemed to impair the security under this Indenture in contravention of the provisions hereof if and to the extent the Collateral or Liens are released pursuant to:

(1)           the applicable Security Documents and the terms of this Article 10; or

(2)           the Intercreditor Agreement.

The Trustee and each of the Holders acknowledge that a release of Collateral or a Lien strictly in accordance with the terms of the Security Documents and the Intercreditor Agreement and of this Article 10 will not be deemed for any purpose to be an impairment of the Lien on the Collateral in contravention of the terms of this Indenture.  To the extent applicable, the Company and each obligor on the Securities shall cause TIA § 313(b), relating to reports, and TIA § 314(d), relating to the release of property or securities from the Lien hereof and of the Security Documents, to be complied with.  Any certificate or opinion required by § 314(d) of the TIA may be made by an Officer of the Company, except in cases where § 314(d) of the TIA requires that such certificate or opinion be made by an independent Person, which Person shall be an independent engineer, appraiser or other expert selected or approved by the Trustee in the exercise of reasonable care.

Section 10.10         Certificates of the Trustee.

In the event that the Company wishes to release Collateral in accordance with this Indenture, the Security Documents and the Intercreditor Agreement at a time when the Trustee is not itself also the Senior Note Collateral Agent  and the Company has delivered the certificates and documents required by the Security Documents, the Intercreditor Agreement and Section 10.08 hereof, the Trustee will determine whether it has received all documentation required by TIA §314(d) in connection with such release and, based on such determination, will deliver a certificate to the Senior Note Collateral Agent setting forth such determination.

Section 10.11         Suits to Protect the Collateral.

Subject to the provisions of Article 7 hereof and the Intercreditor Agreement, the Trustee in its sole discretion and without the consent of the Holders, on behalf of the Holders, may or may direct the Senior Note Collateral Agent to take all actions it deems necessary or appropriate in order to:

(1)           enforce any of the terms of the Security Documents; and

(2)           collect and receive any and all amounts payable in respect of the guaranteed obligations of the Company hereunder.

Subject to the provisions of the Security Documents and the Intercreditor Agreement, the Trustee shall have power to institute and to maintain such suits and proceedings as it may deem expedient to prevent any impairment of the Collateral by any acts which may be unlawful or in violation of any of the Security Documents or this Indenture, and such suits and proceedings as the Trustee, in its sole discretion, may deem expedient to preserve or protect its interests and the interests of the Holders in the Collateral (including power to institute and maintain suits or proceedings to restrain the enforcement of or compliance with any legislative or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid if the enforcement of, or compliance with, such enactment, rule or order would impair the Liens on the Collateral or be prejudicial to the interests of the Holders or the Trustee).

Section 10.12         Authorization of Receipt of Funds by the Trustee Under the Security Documents.

Subject to the provisions of the Intercreditor Agreement, the Trustee is authorized to receive any funds for the benefit of the Holders distributed under the Security Documents, and to make further distributions of such funds to the Holders according to the provisions of this Indenture.

Section 10.13         Purchaser Protected.

In no event shall any purchaser in good faith of any property purported to be released hereunder be bound to ascertain the authority of the Senior Note Collateral Agent or the Trustee to execute the release or to inquire as to the satisfaction of any conditions required by the provisions hereof for the exercise of such authority or to see to the application of any consideration given by such purchaser or other transferee; nor shall any purchaser or other transferee of any property or rights permitted by this Article 10 to be sold be under any obligation to ascertain or inquire into the authority of the Company to make any such sale or other transfer.

Section 10.14         Powers Exercisable by Receiver or Trustee.

In case the Collateral shall be in the possession of a receiver or trustee, lawfully appointed, the powers conferred in this Article 10 upon the Company with respect to the release, sale or other disposition of such property may be exercised by such receiver or trustee, and an instrument signed by such receiver or trustee shall be deemed the equivalent of any similar instrument of the Company or of any officer or officers thereof required by the provisions of this Article 10; and if the Trustee shall be in the possession of the Collateral under any provision of this Indenture, then such powers may be exercised by the Trustee.

Section 10.15         Release Upon Termination of the Company’s Obligations.

In the event that the Company delivers to the Trustee, in form and substance acceptable to the Trustee, an Officers’ Certificate certifying that all the obligations under this Indenture, the Notes and the Security Documents have been satisfied and discharged by complying with the provisions of Article 8 and Section 7.07 or by the payment in full of the Company’s obligations under the Notes, this Indenture and the Security Documents, and all such obligations have been so satisfied, the Trustee (if the Trustee is not then the Senior Note Collateral Agent ) shall deliver to the Company and the Senior Note Collateral Agent a notice stating that the Trustee, on behalf of the Holders, disclaims and gives up any and all rights it has in or to the Collateral (other than with respect to funds held by the Trustee pursuant to Article 8), and any rights it has under the Security Documents, and upon receipt by the Senior Note Collateral Agent of such notice, the Senior Note Collateral Agent shall be deemed not to hold a Lien in the Collateral on behalf of the Trustee and shall do or cause to be done all acts reasonably necessary to release such Lien as soon as is reasonably practicable.

Section 10.16         Trustee and Senior Note Collateral Agent.

(a)           The Trustee shall initially act as Senior Note Collateral Agent and  shall be authorized to appoint co-Collateral Agents as necessary in its sole discretion.  The Trustee may also act as collateral agent for the holders of the Subordinated Notes and the DCX Notes.  In the event the Trustee and the Senior Note Collateral Agent shall at any time not be the same Person, the Senior Note Collateral Agent shall take such actions under the Security Documents and the Intercreditor Agreement as are requested by the Trustee and as are not inconsistent with or contrary to the provisions of any Security Document or the Intercreditor Agreement.  Except as otherwise explicitly provided herein or in the Security Documents or the Intercreditor Agreement, neither the Senior Note Collateral Agent nor any of its respective officers, directors, employees or agents shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof.  The Senior Note Collateral Agent shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither the Senior Note Collateral Agent nor any of its officers, directors, employees or agents shall be responsible for any act or failure to act hereunder, except for its or their own willful misconduct, gross negligence or bad faith.

(b)           Each of the Trustee and the Senior Note Collateral Agent is authorized and directed to:

(1)           enter into the Security Documents;

(2)           enter into the Intercreditor Agreement;

(3)           bind the Holders on the terms as set forth in the Security Documents and the Intercreditor Agreement; and

(4)           perform and observe its obligations under the Security Documents and the Intercreditor Agreement; provided, however, that if any of the provisions of the Security Documents limit, qualify or conflict with the duties imposed by the provisions of the TIA, the TIA shall control.

(c)           If the Company

(1)           incurs First Lien Obligations or Pari Passu Lien Obligations at any time when no intercreditor agreement is in effect or at any time when Indebtedness constituting First Lien Obligations or Pari Passu Lien Obligations entitled to the benefit of an existing Intercreditor Agreement is concurrently retired; and

(2)           delivers to the Trustee and the Senior Note Collateral Agent an Officers’ Certificate so stating and requesting the Trustee or the Senior Note Collateral Agent to enter into an intercreditor agreement (on substantially the same terms as the Intercreditor Agreement in effect on the Acquisition Date) in favor of a designated agent or representative for the holders of the First Lien Obligations or Pari Passu Lien Obligations so incurred;

each of the Trustee and the Senior Note Collateral Agent shall (and is hereby authorized and directed to) enter into such intercreditor agreement, bind the Holders on the terms set forth therein and perform and observe its obligations thereunder.

Section 10.17         Designations.

For purposes of the provisions hereof and the Intercreditor Agreement permitting the Company to designate Indebtedness as “First Lien Obligations” or any other such designations hereunder or under the Intercreditor Agreement, any such designation shall be sufficient if the relevant designation is set forth in writing, signed on behalf of the Company by an Officer and delivered to the Trustee, the Senior Note Collateral Agent and the Intercreditor Agent.  For all purposes hereof and the Intercreditor Agreement, the Company hereby designates the obligations pursuant to the Credit Agreement as in effect on the Acquisition Date as “First Lien Obligations”.

10.                                 If the Senior Notes Requisite Consents are obtained and the Senior Notes Proposed Amendments become operative, the Company’s obligations under Section 4.14 “Change of Control” will be waived with respect to the Transactions.

APPENDIX B
PROPOSED AMENDMENTS TO THE SENIOR SUBORDINATED NOTES INDENTURE

The following summary of specific provisions of the Senior Subordinated Notes Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of the Senior Subordinated Notes Indenture, including the definitions therein of specific terms. Wherever particular sections or defined terms of the Senior Subordinated Notes Indenture are referred to, such sections or defined terms are incorporated by reference. All references to the “Senior Subordinated Notes Indenture” in this Attachment B are references to the Indenture dated as of June 20, 2002, as amended or supplemented from time to time, between us and the Trustee.

If the Senior Subordinated Notes Requisite Consents are obtained, and the Senior Subordinated Notes Proposed Amendments become operative, the Senior Subordinated Notes Proposed Amendments will amend as follows, unless otherwise noted, the following restrictive covenants and provisions and references thereto from the Senior Subordinated Notes Indenture, as well as the specified events of default. Analogous provisions will be amended in the Senior Subordinated Notes. In addition to the amendments noted below, the Senior Subordinated Notes Proposed Amendments would amend or delete definitions from the Senior Subordinated Notes Indenture when references to such definition would be amended or eliminated as a result of the amendment or deletion of such restrictive covenants and provisions. The provisions of the Senior Subordinated Notes Indenture reprinted below are qualified in their entirety by reference to the Senior Subordinated Notes Indenture. Capitalized terms used in this Appendix B without definition have the same meanings as set forth in the Senior Subordinated Notes Indenture.  Except as expressly denoted, all amendments constitute Senior Subordinated Notes Proposed Amendments.

1.                                      If the Senior Subordinated Notes Requisite Consents are obtained and the Senior Subordinated Notes Proposed Amendments become operative, the following provisions of Article One (“Definitions and Incorporation by Reference”) of the Senior Subordinated Notes Indenture will be amended as follows by deleting the language that is crossed out and inserting the language that is underlined:

Section 1.01           Definitions.

*     *     *     *

“Acquisition Date” shall mean the date of the consummation of the Merger.

*     *     *     *

“Asahi” means Asahi Tec Corporation, a Japanese corporation.

*     *     *     *

“Asahi Equity Contribution” means the $200 million of cash to be contributed by Asahi to the Company in connection with the closing of the Merger.

*     *     *     *

“Asahi Equity Offering” means a sale by Asahi of its common stock or any security convertible into or exercisable for such common stock (collectively, “Asahi Common Stock”) for cash which is consummated after the Acquisition Date, but excluding:

(1)           any sale of Asahi Common Stock in connection with the transactions contemplated by the Merger Agreement and related agreements;

(2)           a sale of Asahi Common Stock the proceeds of which are used for a concurrent acquisition of any business or any Person; and

(3)           a sale of Asahi Common Stock to directors, officers or employees of Asahi or its Affiliates, or in respect of options, warrants or rights to acquire shares issued to any such person, or to an employee stock ownership plan or any entity formed for the purpose of providing any directors, officers or employees with any equity interest (directly or indirectly) in Asahi, or otherwise in respect of compensation provided to any such person.

For purposes of the foregoing, an Asahi Equity Offering shall be deemed consummated after the expiration of any overallotment or green shoe period (of not more than 30 days) in connection therewith.

“Asahi Equity Offering Net Proceeds” with respect to any Asahi Equity Offering means the amount equal to 50% or, at the election of Asahi as specified in a written notice by the Company to the Trustee, a higher percentage, of the aggregate cash proceeds received by Asahi in respect of such Asahi Equity Offering, net of all out-of-pocket costs, expenses and fees relating to such Asahi Equity Offering, including, without limitation, underwriters’ discount, fees and expenses, fees and expenses of counsels, accountants and other advisors, printing costs, stock exchange fees, filing fees, rating agency fees and transfer agent and registrar charges.

*     *     *     *

“Bankruptcy Code” means Title 11, United States Code.

*     *     *     *

“Collateral” means all the collateral described in the Security Documents, which shall include as of the Acquisition Date the Capital Stock of Holdco.

“Collateral Agents” means the Senior Note Collateral Agent and the Senior Subordinated Note Collateral Agent.

*     *     *     *

“Consolidated Total Indebtedness” means, as of any date of determination, (i) an amount equal to the aggregate amount of all outstanding Indebtedness of the Company and its Restricted Subsidiaries (excluding Hedging Obligations, Obligations related to cash management services and any undrawn letters of credit issued in the ordinary course of business) and (ii) the aggregate amount of all outstanding Disqualified Stock of the Company and its Restricted Subsidiaries and all preferred stock of its Restricted Subsidiaries, in each case that were held by persons other than the Company and its Restricted Subsidiaries, equal to the greater of their respective voluntary or involuntary liquidation preferences.

*     *     *     *

“Credit Agreement” means (i) that certain ABL Credit Agreement to be entered into in connection with the consummation of the Merger, by and among Holdco, Metaldyne Company, certain of its subsidiaries and Deutsche Bank Trust Company Americas, as administrative agent and collateral agent, JPMorgan Chase Bank, N.A., as syndication agent, and Citicorp North America, Inc., as documentation agent, and the other lenders party thereto and (ii) that certain Credit Agreement to be entered into in connection with the consummation of the Merger, by and among Holdco, Metaldyne Company, certain of its subsidiaries and JPMorgan Chase Bank, N.A., as administrative agent, Citicorp North America, Inc., as syndication agent, and Deutsche Bank Trust Company Americas, as documentation agent, and the other lenders party thereto, each as amended, modified, renewed, refunded, replaced or refinanced from time to time (including any increases in amount permitted by this Indenture)~~Credit Agreement, dated as of November 28, 2000, by and among the Company, certain of its subsidiaries and The Chase Manhattan Bank, as administrative agent and collateral agent, Credit Suisse First Boston Corporation, as syndication agent, Comerica Bank, as documentation agent, National City Bank, as documentation agent, Bank One, N.A., as documentation agent, and the other lenders party thereto, as amended, modified, renewed, refunded, replaced or refinanced from time to time.~~

*     *     *     *

“DCX Notes” means the Company’s 10% senior subordinated notes due 2014 issued under the indenture dated as of December 31, 2003, by and among the Company, the guarantors named therein and the trustee named therein, as amended or otherwise modified in accordance with its terms from time to time.

*     *     *     *

“Equity Offering Cap” means at any time the amount equal to $50 million less the aggregate amount of Asahi Equity Offering Net Proceeds from all Asahi Equity Offerings that have been used either (1) for the purpose set forth in the first paragraph of Section 3.10(b) hereof or (2) to make a Repurchase Offer (whether or not Notes or DCX Notes in such amount were purchased in such Repurchase Offer).

*     *     *     *

“Existing Indebtedness” means the Indebtedness of the Company and its Subsidiaries (other than Indebtedness under the Credit Agreement and other than the DCX Notes) in existence on ~~this Indenture~~the Acquisition Date (provided that any Indebtedness classified as Existing Indebtedness that was incurred after the date of the Indenture and prior to the Acquisition Date  was permitted to be incurred under the Indenture), until such amounts are repaid.

*     *     *     *

“Fifteen Percent Floor” shall mean and be deemed to have been reached when the aggregate amount of the First Lien Obligations are less than 15% of the sum of the aggregate amount of the First Lien Obligations, Second Lien Obligations and the Third Lien Obligations.

“First-Priority After-Acquired Property” means any property (other than the Collateral on the Acquisition Date) of the Company or any Guarantor that secures any First Lien Obligations.

“First Lien Obligations” shall have the meaning set forth in the Intercreditor Agreement.

*     *     *     *

“FP Collateral Agent” means at any time the Person acting as the collateral agent for the First Lien Obligations under the FP Security Documents.

“FP Pledged Shares” means Equity Interests of Subsidiaries of the Company which are pledged to secure the First Lien Obligations but which are not pledged to secure the Notes, the Senior Notes or the DCX Notes pursuant to Section 11.07(b).

“FP Security Agreement” means the security agreement, dated as of the Acquisition Date, by and among the Company, the guarantors of the First Lien Obligations and the FP Collateral Agent.

“FP Security Documents” means all security agreements, pledge agreements, collateral assignments, mortgages, deeds of trust, control agreements or other grants or transfers of security, creating (or purporting to create) a Lien upon the collateral to secure the First Lien Obligations, which collateral as of the Acquisition Date shall consist of (i) the Collateral that secures the Notes other than the Capital Stock of Holdco and (ii) FP Pledged Shares, in each case, as amended, supplemented, restated, renewed, replaced or otherwise modified, in whole or in part, from time to time, in accordance with their respective terms and the terms of the Intercreditor Agreement.

*     *     *     *

“Guarantors” means each of:

(1)           the Domestic Subsidiaries of the Company as of the date of this Indenture, other than the Receivables Subsidiary; and

(2)           any other subsidiary that executes a Note Guarantee in accordance with the provisions of this Indenture;

and their respective successors and assigns, provided, however, that any Subsidiary that is not required to be, or is released as, a guarantor under the Credit Agreement shall not be a Guarantor hereunder.

*     *     *     *

“Holdco” means Metaldyne Intermediate Holdco, Inc., a Delaware corporation.

*     *     *     *

“Intercreditor Agent” means the administrative agent under the Credit Facilities, and any successor thereto in such capacity (including, if there shall be more than one Credit Facility, such agent, trustee or representative as shall be designated “Intercreditor Agent” by holders of First Lien Obligations holding a majority of the aggregate amount of the First Lien Obligations then outstanding).

“Intercreditor Agreement” means the Intercreditor Agreement, dated as of the Acquisition Date by and among the Company, the Guarantors party thereto from time to time, the Collateral Agents, and the Intercreditor Agent, as amended, restated, renewed, supplemented or otherwise modified from time to time in accordance with the terms thereof as permitted by this Indenture.

*     *     *     *

“Merger” means the merger of the Company with a wholly owned subsidiary of Asahi.

“Merger Agreement” means the Amended and Restated Agreement and Plan of Merger dated as of November 27, 2006 among Asahi, Argon Acquisition Corporation and the Company, as the same may be amended or supplemented, provided that no such amendment or supplement shall adversely affect in any material respect the interests of the Holders.

“Metaldyne Company” means Metaldyne Company LLC.

*     *     *     *

“Parent” means any direct or indirect parent of the Company.

*     *     *     *

“Permitted Group” means any group of investors that is deemed to be a “person” (as that term is used in Section 13(d)(3) of the Exchange Act) at any time prior to an underwritten initial public offering of common stock of the Company, by virtue of the ~~Stockholders~~Shareholder Agreements, as they ~~same~~ may be amended, modified or supplemented from time to time, provided that RHJI has the right under the Shareholder Agreements to nominate no fewer directors of Asahi than all the parties to such Shareholder Agreements taken together~~no single Person (other than the Principals) Beneficially Owns (together with its Affiliates) more of the Voting Stock of the Company that is Beneficially Owned by such group of investors than is then collectively Beneficially Owned by the Principals in the aggregate~~.  For purposes of the definition of “Change of Control”, the beneficiaries or holders of any pledge of or lien on the Voting Stock of the Company or of any Parent shall not be deemed to Beneficially Own the Voting Stock of the Company as long as there has been no foreclosure on such Voting Stock or exercise by such beneficiaries or holders of the voting rights of such Voting Stock.

“Permitted Investments” means:

(1)           any Investment in the Company or in a Restricted Subsidiary of the Company;

(2)           any Investment in Cash Equivalents;

(3)           any Investment by the Company or any Subsidiary of the Company in a Person, if as a result of such Investment:

(a)           such Person becomes a Restricted Subsidiary of the Company; or

(b)           such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company;

(4)           any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with Section 4.10 hereof;

(5)           any acquisition of assets to the extent in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company;

(6)           any Investments received in compromise of obligations of such persons incurred in the ordinary course of trade creditors or customers that were incurred in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer;

(7)           Hedging Obligations;

(8)           lease, utility and other similar deposits in the ordinary course of business;

(9)           Investments existing on the date of this Indenture;

(10)         loans or advances to employees of the Company and its Subsidiaries for purposes of purchasing Capital Stock of the Company or Parent in an aggregate amount outstanding at any one time not to exceed $7.5 million and other loans and advances to employees of the Company and its Subsidiaries in the ordinary course of business and on terms consistent with practices in effect prior to the date of this Indenture, including travel, moving and other like advances;

(11)         loans or advances to vendors or contractors of the Company in the ordinary course of business and consistent with past practices;

(12)         Investments in Unrestricted Subsidiaries, partnerships or joint ventures involving the Company or its Restricted Subsidiaries, if the amount of such Investment (after taking into account the amount of all other Investments made pursuant to this clause (12), less any return of capital realized or any repayment of principal received on such Permitted Investments, or any release or other cancellation of any Guarantee constituting such Permitted Investment, which has not at such time been reinvested in Permitted Investments made pursuant to this clause (12)), does not exceed 2.5% of the Company’s Consolidated Assets);

(13)         the acquisition by a Receivables Subsidiary in connection with a Qualified Receivables Transaction of Equity Interests of a trust or other Person established by such Receivables Subsidiary to effect such Qualified Receivables Transaction; and any other Investment by the Company or a Subsidiary of the Company in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person in connection with a Qualified Receivables Transaction; and

(14)         Permitted Acquired Investments.

“Permitted Liens” means:

(1)           Liens to secure (i) First Lien Obligations including Indebtedness ~~Senior Debt~~ of the Company and any Guarantor under the Credit Agreement or any other Credit Facilities or pursuant to Section 4.09(b)(4)(b) or otherwise as provided in the Intercreditor Agreement in an amount not to exceed the First Lien Cap Amount (as defined in and as calculated in accordance with the Intercreditor Agreement), (ii) Second Lien Obligations in an amount not to exceed the Second Lien Cap Amount (as defined in and as calculated in accordance with the Intercreditor Agreement, but provided that in any event not greater than the amount permitted in the definition of Second Lien Obligations herein) and (iii) the Third Lien Obligations~~or to secure Indebtedness of a Restricted Subsidiary that is~~

~~not a Guarantor, including, without limitation, Indebtedness and other Obligations under Credit Facilities~~;

(2)           Liens in favor of the Company or the Guarantors;

(3)           Liens on property of a Person existing at the time such Person is merged with or into or consolidated with the Company or any Subsidiary of the Company; provided that such Liens were in existence prior to and not incurred in contemplation of such merger or consolidation and provided, further, that such Liens do not secure any other Indebtedness or other Obligations of the Company or its Restricted Subsidiaries and do not extend to any assets other than those of the Person merged into or consolidated with the Company or the Subsidiary;

(4)           Liens on property existing at the time of acquisition of the property by the Company or any Subsidiary of the Company, provided that such Liens were in existence prior to ~~the~~,and not incurred in contemplation of, such acquisition; and provided, further, that such Liens do not secure any Indebtedness or other Obligations if the Company or its Restricted Subsidiaries or extend to any other property owned by the Company or any Restricted Subsidiary;

(5)           Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(6)           Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) of the second paragraph of Section 4.09 hereof covering only the assets acquired with such Indebtedness;

(7)           Liens (other than First Lien Obligations and Second Lien Obligations) existing on the Acquisition Date;

(8)           Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(9)           Liens on assets of the Company or a Receivables Subsidiary incurred in connection with a Qualified Receivables Transaction;

(10)         Liens replacing any of the items set forth in clauses (1), (3), (4) ~~and~~, (7), (12) and (14) ~~above~~, provided, that (A) the principal amount of the Indebtedness secured by such Liens shall not be increased (except with respect to premiums or other payments paid in connection with a concurrent Refinancing of such Indebtedness and the expenses incurred in connection therewith), (B) the principal amount of the Indebtedness secured by such Liens, determined as of the date of incurrence, has a Weighted Average Life to Maturity at least equal to the remaining Weighted Average Life to Maturity of the Indebtedness being

Refinanced or repaid, (C) the maturity of the Indebtedness secured by such Liens is not earlier than that of the Indebtedness to be Refinanced, (D) such Liens have the same or a lower ranking and priority as the Liens being replaced, and (E) such Liens shall be limited to the property or assets encumbered by the Lien so replaced;

(11)         Liens encumbering cash proceeds (or securities purchased therewith) from Indebtedness permitted to be incurred pursuant to Section 4.09 hereof which are set aside at the time of such incurrence in order to secure an escrow arrangement pursuant to which such cash proceeds (or securities purchased therewith) are contemplated to ultimately be released to the Company or a Restricted Subsidiary or returned to the lenders of such Indebtedness, provided, that such Liens are automatically released concurrently with the release of such cash proceeds (or securities purchased therewith) from such escrow arrangement;

(12)         Liens (including extensions, renewals and replacements thereof) upon property or assets created for the purpose of securing Indebtedness incurred to finance or Refinance the cost of (including the cost of construction, improvements or repairs of or additions to) such property or assets, provided, that (A) the principal amount of the Indebtedness secured by such Lien does not exceed 100% of the cost of such property or assets, (B) such Lien does not extend to or cover any property or assets other than the property or assets being financed or Refinanced by such Indebtedness and any improvements or repairs thereon or additions thereto, and (C) the incurrence of such Indebtedness is permitted by Section 4.09 hereof;

(13)         Liens securing Indebtedness of Foreign Subsidiaries permitted to be incurred under Section 4.09 hereof;

(14)         Liens ~~(other than Liens securing subordinated Indebtedness) which, when the Indebtedness relating to those Liens is added to all other then outstanding Indebtedness of the Company and its Restricted Subsidiaries secured by Liens and not listed in clauses (1) through (13) above or (15) through (26) below, does not exceed 5% of the Consolidated Assets of the Company~~to secure any Subordinated Pari Passu Lien Obligations that are permitted hereunder, provided that the Notes are secured equally and ratably therewith;

(15)         Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security or similar obligations, including any Lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

(16)         judgment Liens not accompanied by an Event of Default of the type described in clause (6) under Section 6.01 hereof arising from such judgment;

(17)         easements, rights-of-way, zoning restrictions, minor defects or irregularities in title and other similar charges or encumbrances in respect of real property not interfering in any material respect with the ordinary conduct of business of the Company or any of its Restricted Subsidiaries;

(18)         any interest or title of a lessor under any lease, whether or not characterized as capital or operating; provided, that such Liens do not extend to any property or assets which is not leased property subject to such lease;

(19)         Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(20)         Liens securing reimbursement obligations with respect to letters of credit entered into in the ordinary course of business which encumber documents and other property relating to such letters of credit and products and proceeds thereof,

(21)         Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of the Company or any of the Restricted Subsidiaries, including rights of offset and set-off;

(22)         Liens pursuant to leases ~~or~~, subleases, licenses or sublicenses granted to others not interfering in any material respect with the business of the Company or the Restricted Subsidiaries;

(23)         Liens securing Hedging Obligations;

(24)         Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of custom duties in connection with importation of goods;

(25)         Liens encumbering initial deposits and margin deposits, and other Liens incurred in the ordinary course of business and that are within the general parameters customary in the industry; ~~and~~

(26)         Liens arising from filing Uniform Commercial Code financing statements regarding leases~~.~~;

(27)         Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review and Liens arising solely by virtue of any statutory or common law provision relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided, however, that (A) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Company in excess of those set forth by regulations promulgated by the Federal Reserve Board and (B) such deposit account is not intended by the Company or any Restricted Subsidiary to provide collateral to the depository institution;

(28)         Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business;

(29)         Liens of a collecting bank arising in the ordinary course of business under Section 4-208 of the Uniform Commercial Code in effect in the relevant jurisdiction covering only the items being collected upon;

(30)         Liens arising by operation of law or contract on insurance policies and the proceeds thereof to secure premiums thereunder;

(31)         Liens attaching solely to cash earnest money deposits in connection with fully collateralized repurchase agreements that constitute temporary cash investments which constitute Permitted Investments; and

(32)         Liens on Equity Interests and other securities or obligations of an Unrestricted Subsidiary.

*     *     *     *

“Post-Merger Offer” shall have the meaning set forth in the Senior Notes Indenture.

*     *     *     *

“Principals” means ~~Heartland,~~ Asahi and RHJI and any of ~~its~~their respective ~~a~~Affiliates; provided, however, that Asahi shall not be deemed a Principal at any time when any Person other than RHJI or its Affiliates or a Permitted Group (or a combination thereof) Beneficially Owns a majority of the Voting Stock of Asahi.

*     *     *     *

“Regulation S-X” means Regulation S-X promulgated under the Securities Act.

*     *     *     *

“RHJI” means RHJ International SA.

*     *     *     *

“Restricted Subsidiary” of a Person means any Person that is required to provide a Guarantee under the Credit Agreement or any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

*     *     *     *

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

*     *     *     *

“Second Lien Obligations” shall have the meaning set forth in the Intercreditor Agreement, provided that for purposes hereof, the amount thereof shall not exceed the Second Lien Cap Amount (as defined in the Intercreditor Agreement), provided further that the Second Lien Cap Amount shall not exceed the aggregate principal amount of $150 million plus interest, fees and other costs and charges to the extent permitted by the Intercreditor Agreement minus the sum of (x) the aggregate principal amount of Senior Notes purchased by the Company pursuant to the Post-Merger Offer and (y) any other permanent reduction in the principal amount thereof, other than pursuant to any refinancing, refunding, replacement, exchange or substitution of other Indebtedness.

*     *     *     *

“Secured Debt Ratio” means, as of any date of determination, the ratio of (a) Consolidated Total Indebtedness of the Company and its Restricted Subsidiaries consisting of First Lien Obligations (other than Hedging Obligations and Obligations in respect of cash management services) on the date of determination to (b) the aggregate amount of Consolidated Cash Flow for the then most recent four fiscal quarters for which financial statements of the Company and its Restricted Subsidiaries are available in each case with such pro forma adjustments to Consolidated Total Indebtedness and Consolidated Cash Flow as are consistent with the pro forma adjustment provisions set forth in the definition of Fixed Charge Coverage Ratio (including with respect to the acquisition for which such Indebtedness is being incurred and any related mergers, dispositions, restructurings, reorganizations, discontinued operations and other transactions and any incurrence or repayment (including by refinancing or otherwise) of Indebtedness in each case being made in connection therewith as if the same had occurred as of the applicable date of determination or the beginning of the applicable period, except that synergies shall not be given effect unless permitted under Article 11 of Regulation S-X); provided, however, that solely for purposes of the calculation of the Secured Debt Ratio, in connection with the incurrence of any Lien pursuant to clause (i) of the definition of “Permitted Liens”, the Company or its Restricted Subsidiaries may elect, pursuant to an Officers’ Certificate delivered to the Trustee, to treat all or any portion of the commitment under any Indebtedness which is to be secured by such Lien as being incurred at such time and any subsequent incurrence of Indebtedness under such commitment shall not be deemed, for purposes of Section 4.09, to be an incurrence at such subsequent time such debt is incurred (but shall be included in future calculations).

“Security Agreement” means the Security Agreement, dated as of the Acquisition Date, by and among the Company, the Guarantors and the Senior Subordinated Note Collateral Agent.

“Security Documents” means the Security Agreement and all other security agreements, pledge agreements, collateral assignments, mortgages, deeds of trust, control agreements or other grants or transfers of security, creating (or purporting to create) a Lien upon the Collateral as contemplated by this Indenture and the Security Agreement, in each case, as amended, supplemented, restated, renewed, replaced or otherwise modified, in whole or in part, from time to time, in accordance with their respective terms, this Indenture and the terms of the Intercreditor Agreement.

“Senior Notes” means the Company’s 10% senior notes due 2013 issued under the Senior Notes Indenture.

“Senior Notes Indenture” means the indenture dated as of October 27, 2003, by and among the Company, the guarantors named therein and the trustee named therein, as amended or otherwise modified in accordance with its terms from time to time pursuant to which the Company’s 10% senior notes due 2013 were issued.

“Senior Note Collateral Agent” means at any time the Person acting as the collateral agent for the Senior Notes under the Senior Note Security Documents.

“Senior Note Equity Contribution Offer” shall have the meaning assigned to the term “Equity Contribution Offer” as set forth in the Senior Note Indenture as in effect on the date hereof.

“Senior Note Security Agreement” means the Security Agreement, dated as of the Acquisition Date, by and among the Company, the Guarantors and the Senior Note Collateral Agent.

“Senior Note Security Documents” means the Senior Note Security Agreement and all other security agreements, pledge agreements, collateral assignments, mortgages, deeds of trust, control agreements or other grants or transfers of security, creating (or purporting to create) a Lien upon the collateral securing the Second Lien Obligations, in each case, as amended, supplemented, restated, renewed, replaced or otherwise modified, in whole or in part, from time to time, in accordance with their respective terms and the terms of the Intercreditor Agreement.

“Senior Subordinated Note Collateral Agent” means at any time the Person acting as the collateral agent for the Notes and the DCX Notes under the Security Documents.

“Shareholder Agreements” means (i) that certain shareholders agreement dated as of November 27, 2006 by and among RHJI, ~~by and among~~Heartland, ~~Credit Suisse First Boston Equity Partners, L.P., Masco Corporation, Richard Manoogian,~~ their various affiliates and certain other stockholders of ~~the Company~~ Asahi relating to their ownership in ~~the Company~~ Asahi, as amended or modified from to time and (ii) that certain shaerholders agreement dated as of September 1, 2006 between Mitsui & Co., Ltd. and RHJI.

*     *     *     *

“Subordinated Pari Passu Lien Obligation” means any Indebtedness of the Company and the Restricted Subsidiaries (including any Additional Notes, if any) that is equally and ratably secured with the Notes and DCX Notes and is designated by the Company with the consent of the Holders of at least a majority in principal amount of the Notes (including, without limitation, Additional Notes, if any) then outstanding voting as a single class (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes) as a Subordinated Pari Passu Lien Obligation.

“Third Lien Obligations” shall have the meaning set forth in the Intercreditor Agreement.

*     *     *     *

“Total Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Total Indebtedness of the Company and its Restricted Subsidiaries to (b) the aggregate amount of Consolidated Cash Flow for the then most recent four fiscal quarters for which financial statements of the Company and its Restricted Subsidiaries are available, in each case with such pro forma adjustments to Consolidated Total Indebtedness and Consolidated Cash Flow as are consistent with the pro forma adjustment provisions set forth in the definition of Fixed Charge Coverage Ratio (including with respect to the acquisition for which such Indebtedness is being incurred and any related mergers, dispositions, restructurings, reorganizations, discontinued operations and other transactions and any incurrence or repayment (including by refinancing or otherwise) of Indebtedness in each case being made in connection therewith as if the same had occurred as of the applicable date of determination or the beginning of the applicable period, except that synergies shall not be given effect unless permitted under Article 11 of Regulation S-X.

*     *     *     *

“TriMas Distribution” means the distribution (by dividend or otherwise) of all Equity Interests in TriMas owned by the Company or any of its Subsidiaries to stockholders of the Company pursuant to the Merger Agreement.

*     *     *     *

“Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in the State of New York.

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“Unrestricted Subsidiary” means any Subsidiary of the Company that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of all such agreements, contracts, arrangements or understandings are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company; provided, however, that any Person that is required to provide a Guarantee under the Credit Agreement shall not be an Unrestricted Subsidiary.

Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary will be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution giving effect to such designation and an officers’ certificate certifying that such designation complied with the preceding conditions and was permitted by Section 4.07 hereof.  If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of the Company as of such date and, if such Indebtedness is not permitted to be incurred as of such date under Section 4.09 hereof, the Company will be in default of such covenant.  The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if (1) such Indebtedness is permitted under the Section 4.09 hereof, calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

“Unutilized Fee Amount” means the sum of any Unutilized Senior Fee Amount and Unutilized Senior Subordinated Fee Amount.

“Unutilized Senior Fee Amount” means the amount by which the aggregate amount paid to holders of Senior Notes as consent fees in connection with the solicitation of their consents to the Transactions shall be less than $12 million.

“Unutilized Senior Subordinated Fee Amount” means the amount by which the aggregate amount paid to holders of Notes and holders of DCX Notes as consent fees in connection with the solicitation of their consents to the Transactions shall be less than $36,916,750.

“Unutilized Tender Amount” shall have the meaning set forth in the Senior Notes Indenture.

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Section 1.02           Other Definitions.

Defined in
Term	Section
“Affiliate Transaction”	4.11
“Asahi Common Stock”	1.01
“Asset Sale Offer”	3.09
“Authentication Order”	2.02
“Capital Spending”	4.09
“Change of Control Offer”	4.14
“Change of Control Payment”	4.14
“Change of Control Payment Date”	4.14
“Covenant Defeasance”	8.03
“Deminimus Asahi Proceeds”	3.10
“Designated Senior Debt”	10.02
“DTC”	2.03
“Equity Offer Amount”	3.10
“Event of Default”	6.01
“Excess Proceeds”	4.10
“incur”	4.09
“Legal Defeasance”	8.02
“Measurement Date”	4.09
“Offer Amount”	3.09
“Offer Period”	3.09
“Paying Agent”	2.03
“Permitted Debt”	4.09
“Permitted Junior Securities”	10.02
“Purchase Date”	3.09
“Registrar”	2.03
“Representative”	10.02
“Repurchase Offer”	3.10
“Repurchase Offer Period”	3.10
“Repurchase Date”	3.10
“Restricted Payments”	4.07
“Senior Debt”	10.02

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Section 1.04           Rules of Construction.

Unless the context otherwise requires:

(1)           a term has the meaning assigned to it;

(2)           an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(3)           “or” is not exclusive;

(4)           words in the singular include the plural, and in the plural include the singular;

(5)           “will” shall be interpreted to express a command;

(6)           provisions apply to successive events and transactions; ~~and~~

(7)           references to sections of or rules under the Securities Act will be deemed to include substitute, replacement of successor sections or rules adopted by the SEC from time to time~~.~~; and

(8)           all calculations of financial ratios and financial statement items (including Fixed Charge Coverage Ratio, Secured Debt Ratio and Total Leverage Ratio) for any period that includes any of the first full four quarters commencing after the Acquisition Date shall be made on a pro forma basis giving effect to the Merger and related transactions (including incurrence and repayment of Indebtedness) as if the same occurred at the beginning of the period.

2.                                      If the Senior Subordinated Notes Requisite Consents are obtained and the Senior Subordinated Notes Proposed Amendments become operative, the following provisions of Article Three (“Redemption and Prepayment”) will be amended as follows.

Section 3.10           Offer to Repurchase.

(a)           Within 30 days following consummation of a Senior Note Equity Contribution Offer, the Company shall, subject to the provisions of the next paragraph, make an offer (a “Repurchase Offer”) to each holder to repurchase Notes, and shall concurrently make an offer to the holders of  DCX Notes to repurchase DCX Notes, in an aggregate principal amount of up to the lesser of (i) the amount equal to the Asahi Equity Offering Net Proceeds from such Asahi Equity Offering less the amount applied as set forth in the first  paragraph of Section 3.10(b) and (ii) the Equity Offering Cap (such lesser amount herein the “Equity Offer Amount”), at a purchase price equal to 100% of the aggregate principal amount thereof plus accrued and unpaid interest on the Notes and DCX Notes, as the case may be, repurchased to the date of purchase; provided, however, that the Company shall have no obligation to make a Repurchase Offer if the Equity Offer Amount shall not be greater than zero.  Asahi shall contribute to the Company as equity capital the amount equal to the Equity Offer Amount (except to the extent such amount has been previously contributed to the Company in connection with a permanent repayment of the principal amount of any Indebtedness under the Credit Facilities consisting of term loans or revolving loans).

(b)           Notwithstanding the foregoing, the Company will not be required to comply with the provisions described in Section 3.10(a) with respect to any such Asahi Equity Offering Net Proceeds that are used concurrently or within 90 days thereafter to (i) permanently repay the principal amount of any Indebtedness under the Credit Facilities consisting of term loans or revolving loans or (ii) repay the principal amount of any Senior Notes purchased in a Senior Note Equity Contribution Offer.

In addition, the Company will not be required to make a Repurchase Offer if the Asahi Equity Offering Net Proceeds of any such Asahi Equity Offering (after application in accordance with the preceding sentence) are less than $2.0 million (any such proceeds with respect to an Asahi Equity Offering, the “Deminimus Asahi Proceeds”), provided that when the aggregate amount of any Deminimus Asahi Proceeds that have not been used to make a Repurchase Offer exceeds $5.0 million, then within 30 days thereafter the Company will make a Repurchase Offer in accordance with Section 3.10(a).

The Company may make a Repurchase Offer concurrently with a Senior Note Equity Contribution Offer, in which case the Company shall not have any obligation to purchase Notes or DCX Notes unless and until any funds remain after it applies such funds to the payment of the principal amount of any Senior Notes tendered in such Senior Note Equity Contribution Offer.  In the event the Company makes a Repurchase Offer concurrently with a Senior Note Equity Contribution Offer, it will not have an obligation to make a further Repurchase Offer in respect of such Asahi Equity Offering Net Proceeds.

(c)           If the aggregate principal amount of Notes and DCX Notes tendered into a Repurchase Offer exceeds the Equity Offer Amount less the amount applied to the repurchase of Senior Notes tendered into a Repurchase Offer, the Company shall determine an aggregate amount of Notes and DCX Notes to be purchased pro rata based on the respective total amounts of Notes and DCX Notes surrendered and shall select the Notes and DCX Notes to be purchased on a pro rata basis within each such group (with such adjustments as may be deemed appropriate by the Company so that only Notes and DCX Notes in denominations of $1,000, or integral multiples thereof, will be purchased).

(d)           Any Repurchase Offer will remain open for a period of at least 20 Business Days following its commencement and not more than 30 Business Days, except to the extent that a longer period is required by applicable law (the “Repurchase Offer Period”).  No later than three Business Days after the termination of the Repurchase Offer Period (the “Repurchase Date”), the Company will, subject to the terms and conditions set forth herein, purchase the Notes in response to the Repurchase Offer.

If the Repurchase Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest will be paid to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest will be payable to Holders who tender Notes pursuant to the Repurchase Offer.

Upon the commencement of a Repurchase Offer, the Company will send, by first class mail, a notice to the Trustee and each of the Holders, with a copy to the Trustee.  The notice will contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Repurchase Offer.  The notice, which will govern the terms of the Repurchase Offer, will state:

(1)           that the Repurchase Offer is being made pursuant to this Section 3.10 and the length of time the Repurchase Offer will remain open;

(2)           the Equity Offer Amount, the purchase price and the Repurchase Date;

(3)           if such Repurchase Offer is being made concurrently with a Senior Note Equity Contribution Offer, that the Company will first purchase Senior Notes pursuant to the Senior Note Indenture and shall purchase Notes and DCX Notes only if and to the extent the aggregate principal amount of Senior Notes tendered is less than the Equity Offer Amount,

(4)           that any Note not tendered or accepted for payment will continue to accrue interest;

(5)           that, unless the Company defaults in making such payment, any Note accepted for payment pursuant to the Repurchase Offer will cease to accrue interest after the Repurchase Date;

(6)           that Holders electing to have a Note purchased pursuant to a Repurchase Offer may elect to have Notes purchased in integral multiples of $1,000 only;

(7)           that Holders electing to have a Note purchased pursuant to any Repurchase Offer will be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, or transfer by book-entry transfer, to the Company, a Depositary, if appointed by the Company, or a Paying Agent at the address specified in the notice at least three days before the Repurchase Date;

(8)           that Holders will be entitled to withdraw their election if the Company, the Depositary or the Paying Agent, as the case may be, receives, not later than the expiration of the Repurchase Offer Period, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased;

(9)           that, if the aggregate principal amount of Notes and DCX Notes surrendered by holders exceeds the Equity Offer Amount (less the amount applied to the repurchase of Senior Notes if a Senior Note Equity Contribution Offer is made concurrently with such Repurchase Offer), the Company will determine an aggregate amount of Notes and DCX Notes to be purchased pro rata based on the respective total amounts of Notes and DCX Notes surrendered and shall select the Notes and DCX Notes to be purchased on a pro rata basis within each such group (with such adjustments as may be deemed appropriate by the Company so that only Notes and DCX Notes in denominations of $1,000, or integral multiples thereof, will be purchased); and

(10)         that Holders whose Notes were purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer).

The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of the Repurchase Offer.  To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 3.10, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section 3.10 by virtue of such conflict.

On or before the Repurchase Date, the Company will, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Equity Offer Amount, less the amount applied to the repurchase of Senior Notes tendered into the Repurchase Offer, of Notes and DCX Notes or portions thereof tendered pursuant to the Repurchase Offer, and will deliver to the Trustee an Officers’ Certificate stating that such Notes or portions thereof were accepted for payment by the Company in accordance with the terms of this Section 3.10.  The Company, the Depositary or the Paying Agent, as the case may be, will promptly (but in any case not later than five days after the Repurchase Date) mail or deliver to each tendering Holder an amount equal to the purchase price of the Notes tendered by such Holder and accepted by the Company for purchase, and the Company will promptly issue a new Note, and the Trustee, upon written request from the Company will authenticate and mail or deliver such new Note to such Holder, in a principal amount equal to any unpurchased portion of the Note surrendered.  Any Note not so accepted shall be promptly mailed or delivered by the Company to the Holder thereof.  The Company will publicly announce the results of the Repurchase Offer on the Repurchase Date.  If any portion of the amount to be used for a Repurchase Offer remains after such Repurchase Offer is completed, it may be used for any purpose not otherwise prohibited by this Indenture.

Other than as specifically provided in this Section 3.10, any purchase pursuant to this Section 3.10 shall be made pursuant to the provisions of Sections 3.01 through 3.06 hereof.

3.                                      If the Senior Subordinated Notes Requisite Consents are obtained and the Senior Subordinated Notes Proposed Amendments become operative, the following provisions of Article Four (“Covenants”) will be amended as follows by deleting the language that is crossed out and inserting the language that is underlined.

Section 4.03           Reports.

(a)           Whether or not required by rules and regulations of the SEC, so long as any Notes are outstanding, the Company shall furnish to the Holders of Notes, within the time periods specified in the SEC’s rules and regulations:

(1)           all quarterly and annual reports~~financial information~~ that would be required to be filed~~contained in a filing~~ with the SEC on Forms 10-Q and 10-K if the Company were required to file such reports~~forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and,~~

~~with respect to the annual information only, a report on the annual financial statements by the Company’s certified independent accountants~~; and

(2)           all current reports that would be required to be filed with the SEC on Form 8-K if the Company were required to file such reports~~.~~;

in each case including exhibits.

All such reports shall be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports, provided that, if the Company is not then subject to the periodic reporting requirements of the Exchange Act with respect to the Notes, then the Company shall not be required to include (i) financial statements of any entity that would be required to be included pursuant to Rule 3-16 of Regulation S-X as a result of its securities being pledged to secure the Notes, (ii) financial statements of any entity that would be required to be included pursuant to Rule 3-10 of Regulation S-X as a result of such entity being a guarantor, provided, further that the Company shall be required to include the condensed consolidating financial information with respect to such entities as required by Rule 3-10(f) of Regulation S-X, (iii) certifications required by Section 906 of the Sarbanes-Oxley Act or (iv) auditor attestation reports or certifications regarding internal controls disclosures under Section 404 of the Sarbanes-Oxley Act (but required management reports therein shall be provided).  Each annual report on Form 10-K will include a report on the Company’s consolidated financial statements by the Company’s certified independent accountants.  In addition~~, following the consummation of the Exchange Offer contemplated by the Registration Rights Agreement, whether or not required by the SEC~~, the Company shall file a copy of each~~all~~ of the ~~information and~~ reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the ~~SEC’s~~ rules and regulations applicable to such reports (unless the SEC will not accept such a filing) and make such information available to securities analysts and prospective investors upon request.

If, at any time, the Company is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, the Company will nevertheless continue filing the reports specified in the preceding paragraph with the SEC within the time periods specified above unless the SEC will not accept such a filing; provided that the Company shall not be obligated to file any such reports with the SEC if the Company would be required to include the information referred to in clauses (i) or (ii) (excluding the proviso in clause (ii)) of the preceding paragraph in its reports on Form 10-K or 10-Q if the Company were then subject to the periodic reporting requirements of the Exchange Act.  The Company agrees that it will not take any action for the purpose of causing the SEC not to accept any such filings. If, notwithstanding the foregoing, the SEC will not accept the Company’s filings for any reason, or if the Company is not obligated to file such reports pursuant to the proviso of the first sentence of this paragraph, the Company will post the reports referred to in the preceding paragraph on its website (for access without a password) within the time periods that would apply if the Company were required to file those reports with the SEC, and will keep such reports posted for not less than (i) five years in the case of a report on Form 10-K and (ii) two years in the case of any other report.

In addition, the Company and the Guarantors have agreed that, for so long as any Notes remain outstanding, at any time they are not required to file the reports required by the preceding paragraphs with the SEC, they shall furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.  The Company will at all times comply with TIA § 314(a).

Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officers’ Certificates).

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Section 4.07           Restricted Payments.

(a)           The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1)           declare or pay any dividend or make any other payment or distribution on account of the Company’s Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Company’s Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company or to the Company or a Restricted Subsidiary of the Company);

(2)           purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company;

(3)           purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the Notes or the Note Guarantees, except a purchase, redemption, defeasance or other acquisition or retirement for value in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such acquisition or retirement; or

(4)           make any Restricted Investment

(all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(1)           no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment; and

(2)           the Company would, after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of Section 4.09 hereof; and

(3)           such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the date of this Indenture (excluding Restricted Payments permitted by clauses (2), (3), (4), (8), (9), (11), (13), (14)and (15) and, to the extent reducing Consolidated Net Income, (10) of paragraph (b) below), is less than the sum, without duplication, of:

(A)          (A)          50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from June 30, 2002 to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

(B)           100% of the aggregate net cash proceeds received by the Company since the date of this Indenture (other than the Asahi Equity Contribution and up to $50 million of Asahi Equity Offering Net Proceeds contributed to the Company as contemplated by Section 3.10(b)), including the fair market value of property other than cash (determined in good faith by the Board of Directors), as a contribution to its common equity capital or from the issue or sale of Equity Interests of the Company (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of the Company that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or convertible debt securities) sold to a Subsidiary of the Company), provided, that (1) any such net proceeds received, directly or indirectly, by the Company from an employee stock ownership plan financed by loans from the Company or a Subsidiary of the Company shall be included only to the extent such loans have been repaid with cash on or prior to the date of determination and (2) any net proceeds received in a form other than cash (other than on conversion or in exchange for a security issued for cash to the extent of the cash received) from a person that is an Affiliate of the Company prior to such receipt shall be excluded from this clause 3(B); plus

(C)           the amount by which Indebtedness of the Company or any Restricted Subsidiary is reduced on the Company’s balance sheet upon the conversion or exchange (other than by a Restricted Subsidiary) subsequent to the date of this Indenture of any Indebtedness of the Company or any Restricted Subsidiary into Capital Stock (other than Redeemable Stock) of the Company (less the amount of any cash or other property (other than such Capital Stock) distributed by the Company or any Restricted Subsidiary upon such conversion or exchange); plus

(D)          to the extent that any Restricted Investment that was made after the date of this Indenture is sold for cash or otherwise liquidated or repaid for cash, the lesser of (i) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (ii) the initial amount of such Restricted Investment; plus

(E)           to the extent that any Unrestricted Subsidiary of the Company is redesignated as a Restricted Subsidiary after the date of this Indenture, the lesser of (i) the fair market value of the Company’s Investment in such Subsidiary as of the date of such redesignation or (ii) such fair market value as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary.

(b)           So long as no Default has occurred and is continuing or would be caused thereby (except as to clauses (1) through (4), (6), (9), (10), (11),~~and~~ (12), (13), (14) and (15) below), the provisions of Section 4.07(a) will not prohibit:

(1)           the payment of any dividend within 60 days after the date of declaration of the dividend, if at the date of declaration the dividend payment would have complied with the provisions of this Indenture;

(2)           the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness of the Company or any Guarantor or of any Equity Interests of the Company in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary) of, Equity Interests (other than Disqualified Stock) of the Company or a substantially concurrent capital contribution to the Company; provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (3)(B) of the preceding paragraph;

(3)           the defeasance, redemption, repurchase or other acquisition of subordinated Indebtedness of the Company or any Guarantor in exchange for, or with the net cash proceeds from, an incurrence of Permitted Refinancing Indebtedness or other Indebtedness incurred under Section 4.09(a) hereof;

(4)           the defeasance, redemption, repurchase or other acquisition of subordinated Indebtedness from Net Proceeds to the extent not prohibited under Section 4.10 hereof, provided, that such purchase or redemption shall be excluded from the calculation of the amount available for Restricted Payments pursuant to the preceding paragraph;

(5)           the defeasance, redemption, repurchase or other acquisition of subordinated Indebtedness or Disqualified Stock of the Company or any Guarantor following a Change of Control (other than as a result of the Transactions) after the Company shall have complied with the provisions under Section 4.14 hereof, including payment of the applicable Change of Control Payment;

(6)           the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or a dividend to Parent for the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of ~~the Company~~ Parent, in each case held by any member of the Company’s (or any of its Subsidiaries’) management pursuant to any management equity subscription agreement, stock option agreement or other equity incentive agreement or plan or held by any former owners of a business acquired by the Company or former employees of the Company or any of its Subsidiaries and, in either case, acquired in connection with a sale of a business to the Company; provided, that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests of the Company together with the aggregate dividends to Parent for the repurchase, redemption, acquisition or retirement of Equity Interests of Parent may not exceed $7.5 million in any twelve-month period plus any unutilized portion of such amount in any prior fiscal year;

(7)           any Investment made by the exchange for, or out of the proceeds of, a capital contribution in respect of or the substantially concurrent sale of, Capital Stock (other than Disqualified Stock) of the Company to the extent the net cash proceeds thereof are received by the Company, provided, that the amount of such capital contribution or proceeds used to make such Investment shall be excluded from the calculation of the amount available for Restricted Payments pursuant to the preceding paragraph;

(8)           other Restricted Payments in an aggregate amount not to exceed $~~30.0~~15.0 million at any time after the Acquisition Date; provided that the total amount of Restricted Payments under this clause (8) since the date of this Indenture shall not exceed $30 million;

(9)           payments required or contemplated by the terms of the Recapitalization Agreement and related documentation as in effect on the date of issuance of the Notes, including in respect of restricted stock awards of the Company;

(10)         the repurchase, redemption or other acquisition or retirement of Existing Preferred Stock; provided, that the aggregate amount of such payments under this clause (10) shall not exceed $15.0 million since the date of this Indenture;

(11)         ~~Restricted Investments in an aggregate amount not to exceed the net cash proceeds received by the Company and its Restricted Subsidiaries (calculated on an after-tax basis) from the sale of common stock of TriMas owned by the Company and its Restricted Subsidiaries after the date of this Indenture (after giving effect to the consummation of the transactions contemplated by the Stock Purchase Agreement); and~~ the TriMas Distribution;

(12)         the payment of the Saturn Proceeds (as defined in the Recapitalization Agreement) under the Recapitalization Agreement~~.~~;

(13)         payments required or contemplated by the terms of the Merger Agreement;

(14)         payments permitted by Section 4.11(b)(9); and

(15)         to the extent that the Company belongs to a group filing a consolidated or combined income tax return with Parent, payments to Parent in respect of tax liabilities of such group that are attributable to income of the Company and its Restricted Subsidiaries (“Tax Payments”); provided however, that the aggregate Tax Payments made since the Acquisition Date shall not exceed the lesser of:

(a)           the total income taxes the Company and its Restricted Subsidiaries would owe, during the same period, if the Company and its Restricted Subsidiaries were filing a separate consolidated or combined return, taking into account any tax attributes (such as net operating losses) of the Company and its Restricted Subsidiaries from other taxable years; and

(b)           the aggregate amount of the relevant income tax that Parent actually owes to the appropriate taxing authority after the Acquisition Date;

provided, further, however, that any Tax Payments received from the Company shall be paid over to the appropriate taxing authority within 30 days of Parent’s receipt of such Tax Payments or refunded to the Company.

The amount of all Restricted Payments (other than cash) will be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment.  The fair market value of any assets or securities that are required to be valued by this Section 4.07 will be determined by the Board of Directors acting in good faith whose resolution with respect thereto shall be conclusive.  Any payments hereunder shall be calculated net of amounts for which the Company or any Restricted Subsidiary is reimbursed under the Stock Purchase Agreement.

Section 4.08           Dividend and Other Payment Restrictions Affecting Subsidiaries.

(a)           The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1)           pay dividends or make any other distributions on its Capital Stock to the Company or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to the Company or any of its Restricted Subsidiaries;

(2)           make loans or advances to the Company or any of its Restricted Subsidiaries; or

(3)           transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.

(b)           However, the preceding restrictions in Section 4.08(a) will not apply to encumbrances or restrictions existing under or by reason of:

(1)           agreements governing Existing Indebtedness and Credit Facilities as in effect ~~on the date of this Indenture~~ on the Acquisition Date (including the Credit Agreement, the Intercreditor Agreement, the FP Security Documents, the Security Documents and the Senior Note Security Documents) and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those agreements, provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the Acquisition Date~~on the date of this Indenture~~;

(2)           this Indenture, the Notes and the Note Guarantees;

(3)           applicable law;

(4)           customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices;

(5)           purchase money obligations for property acquired in the ordinary course of business that impose restrictions on the property of the nature described in clause (3) of Section 4.08(a);

(6)           any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending its sale or other disposition;

(7)           Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being Refinanced;

(8)           Liens securing Indebtedness otherwise permitted to be incurred under the provisions of Section 4.12 hereof that limit the right of the debtor to dispose of the assets subject to such Liens;

(9)           provisions with respect to the disposition or distribution of assets or property in joint venture agreements, assets sale agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business;

(10)         any agreement relating to any Indebtedness or Liens incurred by a Person (other than a Subsidiary of the Company that is a Subsidiary of the Company on the date of this Indenture or any Subsidiary carrying on any of the businesses of any such Subsidiary) prior to the date on which such Person became a Subsidiary of the Company and outstanding on such date and not incurred in anticipation of becoming a Subsidiary and not incurred to provide all or any portion of the funds utilized to consummate such acquisition, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person so acquired;

(11)         any encumbrance or restriction with respect to a Foreign Subsidiary pursuant to an agreement relating to Indebtedness which is permitted under Section 4.09 hereof or Liens incurred by such Foreign Subsidiary;

(12)         Indebtedness or other contractual requirements of a Receivables Subsidiary in connection with a Qualified Receivables Transaction, provided that such restrictions apply only to such Receivables Subsidiary; and

(13)         restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.

Section 4.09           Incurrence of Indebtedness and Issuance of Preferred Stock.

(a)           The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and the Company will not issue any Disqualified Stock and will not permit any Restricted Subsidiary that is not a Guarantor to issue any shares of preferred stock; provided, however, that the Company may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, and the Restricted Subsidiaries may incur Indebtedness or Restricted Subsidiaries that are not Guarantors may issue preferred stock, if the Fixed Charge Coverage Ratio for the Company’s most recently ended four full fiscal quarters for which financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or preferred stock is issued would have been at least ~~2.25~~2.375 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the preferred stock or Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period.

(b)           The provisions of Section 4.09(a) will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1)           ~~(a)~~           the incurrence by the Company ~~and~~or any Restricted Subsidiary of Indebtedness ~~and letters of credit~~ under the ~~revolving facility component of the~~ Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1)(a) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and its Subsidiaries thereunder) not to exceed $~~250.0~~755.0 million~~; and~~, less

~~(b)           the incurrence by the Company and any Restricted Subsidiary of Indebtedness under the term loan components of the Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1)(b) not to exceed the amount outstanding on the date of issuance of the Notes, after giving effect to the actual use of proceeds from the issuance of the Notes, less,~~(i) the aggregate amount of all Net Proceeds of Asset Sales applied by the Company or any of the Restricted Subsidiaries to repay the principal of any term Indebtedness under a Credit Facility since the ~~date of this Indenture~~Acquisition Date;~~and~~ (ii) the aggregate amount of Asahi Equity Offering Net Proceeds, up to $50 million, applied by the Company pursuant to 3.10(b) to repay term or revolving Indebtedness under a Credit Facility since the Acquisition Date, (iii) any Unutilized Tender Amount and (iv) the principal amount of any other repayment of term Indebtedness under a Credit Facility excluding for such purpose any repayment by means of a refunding, refinancing or replacement of such Indebtedness or exchange or substitution of other Indebtedness therefore (except as provided in Section 4.09(c)(ii)).

~~(c)           the incurrence of Indebtedness of the Company or any Restricted Subsidiary under one or more receivables financing facilities pursuant to which the Company or any Restricted Subsidiary pledges or otherwise borrows against its Receivables in an aggregate principal amount which, when taken together with all other Indebtedness Incurred pursuant to this clause (c) and then outstanding, does not exceed 85% of the consolidated book value of the Receivables of the Company and the Restricted Subsidiaries (to the extent such Receivables or any other Receivables of the Company or such Restricted Subsidiary, as the case may be, are not then being financed pursuant to a Qualified Receivables Transaction or as a basis for Indebtedness Incurred pursuant to clause (10) of this Section 4.09(b));~~

(2)           the incurrence by the Company and the Restricted Subsidiaries of the Existing Indebtedness, including the Senior Notes and related Guarantees, but excluding Indebtedness referred to in the following clause (3); provided that the aggregate principal amount of Senior Notes shall be reduced by the amount of Senior Notes purchased pursuant to Section 3.10 of the Senior Note Indenture;

(3)           the incurrence by the Company and the Guarantors of Indebtedness represented by the Notes and the related Note Guarantees ~~to be~~ issued on the date of this Indenture and the Exchange Notes and the related Note Guarantees ~~to be~~ issued pursuant to the Registration Rights Agreement, less the aggregate principal amount of Notes repurchased pursuant to Section 3.10;

(4)           (a)           the incurrence by the Company or any of its Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of the Company or such Restricted Subsidiary (“Capital Spending”) and incurred no later than 270 days after the date of such acquisition or the date of completion of such construction or improvement, provided, that the principal amount of any Indebtedness incurred pursuant to this clause (4) (other than Permitted Refinancing Indebtedness) at any time during a single fiscal year shall not exceed 30% of the total Capital Spending of the Company and the Restricted Subsidiaries made during the period of the most recently completed four consecutive fiscal quarters prior to the date of such incurrence; and

(b)           the incurrence by the Company or any Restricted Subsidiary of Indebtedness or the issuance by the Company of Disqualified Stock or the issuance by any Restricted Subsidiary of preferred stock incurred or issued to provide all or any portion of the funds or credit support utilized to consummate the acquisition of any Person or any assets or property provided, however, that (i) as of the end of the most recently ended fiscal quarter for which financial statements are available immediately preceding the date on which such Indebtedness is incurred or such preferred stock or Disqualified Stock is issued (the “Measurement Date”), and after giving effect to the incurrence or issuance thereof and such acquisition on a pro forma basis, the Secured Debt Ratio shall not exceed 4.0 to 1 and (ii) either (x) the Company would have been able to incur at least $1.00 of additional Indebtedness pursuant to paragraph (a) of this covenant (determined with respect to the period ending on the Measurement Date on a pro forma basis) or (y) the Total Leverage Ratio on a pro forma basis shall be less than it was on an actual basis as of the Measurement Date.

(5)           the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was permitted by this Indenture to be incurred under Section 4.09(a) or clauses (2), (3), (4), (5), (8), (9) or (15) of this Section 4.09(b);

(6)           the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any of the Restricted Subsidiaries; provided, however, that:

(a)           if the Company or any Guarantor is the obligor on such Indebtedness, such Indebtedness must be (i) unsecured and (ii) if the obligee is neither the Company nor a Guarantor, expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Notes (in the case of the Company) (or the Note Guarantee, in the case of a Guarantor); and

(b)           (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary of the Company and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Restricted Subsidiary of the Company will be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7)           the incurrence by the Company or any of its Restricted Subsidiaries of Hedging Obligations that are incurred for the purpose of hedging (i) interest rate risk or the impact of interest rate fluctuations on the Company or any of the Restricted Subsidiaries and (ii) in the case of currency or commodity protection agreements, against currency exchange rate or commodity price fluctuations in the ordinary course of the Company and the Restricted Subsidiaries’ respective businesses and, in the case of both (i) and (ii), not for purposes of speculation;

(8)           the guarantee by the Company or any of the Guarantors of Indebtedness of the Company or a Restricted Subsidiary that was permitted to be incurred by another provision of this Section 4.09;

(9)           the accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of similar Disqualified Stock shall not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this Section 4.09; provided, in each such case, that the amount thereof is included in Fixed Charges of the Company as accrued;

(10)         Indebtedness of Foreign Subsidiaries incurred for working capital purposes if, at the time of incurrence of such Indebtedness, and after giving effect thereto, the aggregate principal amount of all Indebtedness of the Foreign

Subsidiaries incurred pursuant to this clause (10) and then outstanding does not exceed the amount equal to the sum of (x) 80% the consolidated book value of the accounts receivable of the Foreign Subsidiaries and (y) 60% the consolidated book value of the inventories of the Foreign Subsidiaries;

(11)         Indebtedness incurred in respect of (a) workers’ compensation claims, self-insurance obligations, bankers’ acceptances, performance, surety and similar bonds and completion guarantees provided by the Company or a Restricted Subsidiary in the ordinary course of business, (b) in respect of performance bonds or similar obligations of the Company or any of the Restricted Subsidiaries for or in connection with pledges, deposits or payments made or given in the ordinary course of business and not for money borrowed in connection with or to secure statutory, regulatory or similar obligations, including obligations under health, safety or environmental obligations, and (c) arising from guarantees to suppliers, lessors, licensees, contractors, franchises or customers of obligations incurred in the ordinary course of business and not for money borrowed;

(12)         Indebtedness arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or Capital Stock of a Restricted Subsidiary, provided, that the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by the Company and the Restricted Subsidiaries in connection with such disposition;

(13)         Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business, provided, however, that such Indebtedness is extinguished within five Business Days of incurrence;

(14)         the incurrence by a Receivables Subsidiary of Indebtedness in a Qualified Receivables Transaction that is without recourse to the Company or to any other Subsidiary of the Company or their assets (other than such Receivables Subsidiary and its assets and, as to the Company or any Subsidiary of the Company, other than pursuant to representations, warranties, covenants and indemnities customary for such transactions) and is not guaranteed by any such Person;

(15)         the issuance and sale of preferred stock (a) by a Foreign Subsidiary in lieu of the issuance of non-voting common stock if (i) the laws of the jurisdiction of incorporation of such Subsidiary precludes the issuance of non-voting common stock and (ii) the preferential rights afforded to the holders of such preferred stock are limited to those customarily provided for in such jurisdiction in respect of the issuance of non-voting stock, (b) by a Restricted Subsidiary which is a joint venture with a third party which is not an Affiliate of the Company or a Restricted Subsidiary, and (c) by a Restricted Subsidiary pursuant to obligations with respect to the issuance or sale of Preferred Stock which exist at the time such Person becomes a Restricted Subsidiary and which were not created in connection with or in contemplation of such Person becoming a Restricted Subsidiary; and

(16)         the incurrence by the Company or any of the Restricted Subsidiaries of additional Indebtedness (including the DCX Notes) in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness, incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (16), not to exceed $35.0 million (less the aggregate principal amount of DCX Notes purchased as contemplated in Section 3.10 hereof).

For purposes of determining compliance with this Section 4.09, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (16) above, or is entitled to be incurred pursuant to Section 4.09(a), the Company will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this Section 4.09.  Indebtedness under Credit Facilities outstanding on the Acquisition ~~d~~Date ~~on which Notes are first issued and authenticated under this Indenture~~ will be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Debt.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided, that if such Indebtedness is incurred to Refinance other Indebtedness denominated in a foreign currency, and such Refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such Refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such Refinancing Indebtedness does not exceed the principal amount of such Indebtedness being Refinanced.  Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Company may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies.  The principal amount of any Indebtedness incurred to Refinance other Indebtedness, if incurred in a different currency from the Indebtedness being Refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Refinancing Indebtedness is denominated that is in effect on the date of such Refinancing.

(c)           (i)            The Company shall reduce the amount of any borrowing it shall otherwise make under the Credit Agreement on the Acquisition Date by the amount of any Unutilized Fee Amount.

(ii)           To the extent that, in connection with incurring loans to fund purchases of Senior Notes in the Post-Merger Offer, the Company incurs term Indebtedness under Section 4.09(b)(1) hereof in excess of the aggregate principal amount of Senior Notes actually purchased in such offer, the Company shall use such excess to repay the term Indebtedness so borrowed, and because the amount available under Section 4.09(b)(1) hereof is to be reduced by the Unutilized Tender Amount (whether or not borrowed), such repayment shall not further reduce the amount available thereunder.

Section 4.10           Asset Sales.

The Company shall not, and shall not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1)           the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of;

(2)           the fair market value is determined by the Company’s Board of Directors and evidenced by a resolution of the Board of Directors set forth in an Officers’ Certificate delivered to the Trustee; and

(3)           either (a) at least 75% of the consideration received in the Asset Sale by the Company or such Restricted Subsidiary is in the form of cash or (b) the aggregate non-cash consideration for all Asset Sales not meeting the criteria set forth in the preceding clause (a) does not exceed a fair market value in excess of $20.0 million.  For purposes of this provision, each of the following shall be deemed to be cash:

(A)          any liabilities, as shown on the Company’s or such Restricted Subsidiary’s most recent consolidated balance sheet, of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Note Guarantee) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Company or such Restricted Subsidiary from further liability; and

(B)           any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee to the extent within 60 days, subject to ordinary settlement periods, they are converted by the Company or such Restricted Subsidiary into cash.

Within 365 days after the receipt of any Net Proceeds from an Asset Sale, the Company may apply such Net Proceeds at its option:

(1)           to permanently repay Indebtedness (other than Indebtedness that is by its terms subordinated to, or pari passu with, the Notes or any Note Guarantee)

of the Company or any Restricted Subsidiary, including any Obligations under a Credit Facility and, if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto or to reduce receivables advances and reduce commitments in respect of ~~a Receivables Facility~~a Qualified Receivables Transaction;

(2)           to acquire assets of, or a majority of the Voting Stock of, any person owning assets used or usable in a business of the Company and the Restricted Subsidiary; provided, however, that the Company complies with its obligations under Section 4.19 hereof; or

(3)           to make a capital expenditure~~.~~;

provided that the 365-day period provided above to apply any portion of the Net Proceeds in accordance with clauses (2) and (3) above shall be extended by an additional six calendar months if by not later than the 365th day after receipt of such Net Proceeds the Company or a Restricted Subsidiary, as applicable, has entered into a bona fide binding commitment with a Person other than an Affiliate of the Company to make an investment of the type referred to in any such clause in the amount of such Net Proceeds.

Pending the final application of any Net Proceeds, the Company may temporarily reduce revolving credit borrowings or otherwise invest or use the Net Proceeds in any manner that is not prohibited by this Indenture.

Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph (other than Net Proceeds from the sale of the common stock of TriMas after the date of this Indenture) will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $25.0 million, within five days thereof, the Company will make an Asset Sale Offer to all Holders of Notes and all holders of other Indebtedness that is pari passu with the Notes containing provisions similar to those set forth in this Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets in accordance with Section 3.09 hereof to purchase the maximum principal amount of Notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds.  The offer price in any Asset Sale Offer will be equal to 100% of principal amount plus accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase, and will be payable in cash.  If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use those Excess Proceeds for any purpose not otherwise prohibited by this Indenture.  If the aggregate principal amount of Notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee shall select the Notes and such other pari passu Indebtedness to be purchased on a pro rata basis.  Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer.  To the extent that the provisions of any securities laws or regulations conflict with the provisions of Sections 3.09 or 4.10 of this Indenture, the Company shall comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under those provisions of this Indenture by virtue of such conflict.

Section 4.11           Transactions with Affiliates.

(a)           The Company shall not, and shall not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each an “Affiliate Transaction”), unless:

(1)           the Affiliate Transaction is on terms that are not materially less favorable, taken as a whole, to the Company or the relevant Restricted Subsidiary than those that would have been obtained at the time in a comparable transaction by the Company or such Restricted Subsidiary with an unaffiliated Person; and

(2)           the Company delivers to the Trustee:

(A)          except when the opinion referred to in the following clause (b) is delivered, with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, a resolution of the Board of Directors set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with Section 4.11(a) and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors; and

(B)           with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $25.0 million, an opinion as to the fairness to the Company of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

(b)           The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of Section 4.11(a):

(1)           loans or advances to employees, indemnification agreements with and the payment of fees and indemnities to directors, officers and full-time employees of the Company and the Restricted Subsidiaries and employment, non-competition or confidentiality agreements entered into with any such person in the ordinary course of business;

(2)           any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment, compensation or indemnification arrangements, stock options and stock ownership plans in the ordinary course of business to or with officers, directors or employees of the Company and the Restricted Subsidiaries, or approved by the Board of Directors;

(3)           transactions between or among the Company and/or its Restricted Subsidiaries;

(4)           transactions with a Person that is an Affiliate of the Company solely because the Company owns an Equity Interest in, or controls, such Person;

(5)           transactions pursuant to agreements existing on the date of this Indenture, including, without limitation, the Stock Purchase Agreement, ~~the Shareholders Agreement,~~ and the TriMas Shareholders Agreement ~~and the TriMas Corporate Services Agreement~~, and, in each case, any amendment or supplement thereto that, taken in its entirety, is no less favorable to the Company than such agreement as in effect on the date of this Indenture;

(6)           sales of Equity Interests (other than Disqualified Stock) of the Company to Affiliates of the Company or the receipt of capital contributions by the Company;

(7)           payment of certain fees under the Advisory Agreement earned and payable on or prior to the Acquisition Date;

(8)           transactions (in connection with a Qualified Receivables Transaction) between or among the Company and/or its Restricted Subsidiaries or transactions between a Receivables Subsidiary and any Person in which the Receivables Subsidiary has an Investment;

(9)           any management, service, purchase, lease, supply or similar agreement entered into in the ordinary course of the Company’s business between the Company or any Restricted Subsidiary and any Unrestricted Subsidiary or any Affiliate, so long as the Company determines in good faith (which determination shall be conclusive) that any such agreement is on terms no less favorable to the Company or such Restricted Subsidiary than those that could be obtained in a comparable arm’s-length transaction with an entity that is not an Affiliate; provided that any such agreement involving aggregate consideration in excess of $10.0 million shall have been approved by a majority of the disinterested members of the Board of Directors (and the Company shall deliver to the Trustee an Officer’s Certificate certifying as to the same); ~~and~~

(10)         Restricted Payments and Permitted Investments that are permitted by Section 4.07 hereof~~.~~; and

(11)         transactions pursuant to the Merger Agreement.

Section 4.12           Liens.

The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind upon any of their property or assets, now owned or hereafter acquired ~~securing Indebtedness (~~other than Permitted Liens; provided that, with respect to any FP Pledged Shares, the Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien securing Indebtedness other than First Lien Obligations.  Notwithstanding the foregoing, if at any time any such capital stock of Subsidiaries constituting FP Pledged Shares can be part of the Collateral securing the Notes, the Senior Notes and the DCX Notes in accordance with Section 11.07(b), then the Second Lien Obligations and Third Lien Obligations may be secured by a pledge of such capital stock in accordance with the terms of the Security Documents, the Senior Note Security Documents and the Intercreditor Agreement (and in which case such capital stock shall no longer be deemed FP Pledged Shares hereunder unless and until it may no longer constitute part of the Collateral in accordance with Section 11.07(b)) ~~upon any of their property or assets, now owned or hereafter acquired to secure any Indebtedness without making, or causing such Subsidiary to make, effective provision for securing the Notes or, in respect of Liens on any Guarantor’s property or assets, any Guarantee of such Guarantor, (x) equally and ratably with such Indebtedness as to such property or assets for so long as such Indebtedness will be so secured or (y) in the event such Indebtedness is subordinated Indebtedness, prior to such Indebtedness as to such property or assets for so long as such Indebtedness will be so secured~~.

*     *     *     *

Section 4.16           Additional Note Guarantees.

After the Issue Date, the Company shall cause each Restricted Subsidiary, other than a Subsidiary which is a Subsidiary Guarantor, that becomes a guarantor or other obligor with respect to the obligations of the Company or a Domestic Restricted Subsidiary under the Credit Agreement:

(1)           to execute and deliver to the ~~t~~Trustee a Guarantee pursuant to which such Guarantor shall unconditionally Guarantee, on a joint and several basis, the full and prompt payment of the principal of, premium, if any, and interest on the Notes on a senior subordinated basis;

(2)           to execute and deliver to the Trustee an opinion of counsel (which may contain customary exceptions) that such supplemental indenture has been duly authorized, executed and delivered by such Restricted Subsidiary that is not a Guarantor and constitutes a legal, valid, binding and enforceable obligation of such Restricted Subsidiary that is not a Guarantor;

(3)           to deliver an Officers’ Certificate executed by the Company complying with Sections 13.04 and 13.05 hereof, with respect to such Restricted Subsidiary that is to become a Guarantor; and

(4)           to execute and deliver to the Senior Subordinated Note Collateral Agent and the Trustee such amendments to the Security Agreement as may be necessary in order to grant the Senior Subordinated Note Collateral Agent, for the benefit of the Holders of the Notes, a perfected Lien on any assets owned by such Restricted Subsidiary that would be Collateral if owned by the Company.

Thereafter, such Restricted Subsidiary that was not a Guarantor shall be a Guarantor for all purposes of this Indenture.  The Company may cause any other Restricted Subsidiary of the Company to issue a Guarantee and become a Guarantor.  The Guarantee of a Guarantor will be released pursuant to the provisions set forth under Article 11 hereof.

*     *     *     *

Section 4.18   Impairment of Security Interest.

Subject to the rights of the holders of First Priority Liens and Second Priority Liens and Section 11.10, the Company shall not, and shall not permit any of the Restricted Subsidiaries to, take or knowingly or negligently omit to take, any action which action or omission would or could reasonably be expected to have the result of materially impairing the security interest with respect to the Collateral for the benefit of the Senior Subordinated Note Collateral Agent and the Holders of the Notes, except with respect to actions permitted under this Indenture or the Intercreditor Agreement.  The Company shall not amend, modify or supplement, or permit or consent to any amendment, modification or supplement of, the Security Documents in any way that would be adverse to the Holders of the Notes in any material respect, except as set forth in Article 11 or as permitted under Article 9 or under the Intercreditor Agreement.

Section 4.19   After-Acquired Property.

Upon the acquisition by the Company or any Guarantor of any First-Priority After-Acquired Property (other than FP Pledged Shares), the Company or such Guarantor shall execute and deliver such mortgages, deeds of trust, security instruments, financing statements and certificates and opinions of counsel as shall be reasonably necessary to vest in the Senior Subordinated Note Collateral Agent a perfected security interest, subject only to Permitted Liens, in such First-Priority After-Acquired Property and to have such First-Priority After-Acquired Property (but subject to the limitations set forth in Article 11 of this Indenture) added to the Collateral, and thereupon all provisions of this Indenture relating to the Collateral shall be deemed to relate to such First-Priority After-Acquired Property to the same extent and with the same force and effect.

4.                                        If the Senior Subordinated Notes Requisite Consents are obtained and the Senior Subordinated Notes Proposed Amendments become operative, the following provisions of Article Five (“Successors”) will be amended as follows by deleting the language that is crossed out and inserting the language that is underlined.

Section 5.01           Merger, Consolidation, or Sale of Assets.

The Company shall not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not the Company is the surviving corporation), or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person; unless:

(1)           either:

(A)          the Company is the surviving corporation; or

(B)           the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

(2)           the Person formed by or surviving any such consolidation or merger (if other than the Company) or the Person to which such sale, assignment, transfer, conveyance or other disposition shall have been made assumes all the obligations of the Company under the Notes, this Indenture and the Registration Rights Agreement pursuant to agreements reasonably satisfactory to the Trustee;

(3)           immediately after such transaction, no Default or Event of Default exists; and

(4)           except in the case of the Merger, the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, conveyance or other disposition has been made will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 4.09(a) hereof.

In addition, the Company shall not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person.  This Section 5.01 will not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among the Company and any of the Guarantors (including Holdco on the Acquisition Date).

Notwithstanding anything in this Indenture, a Restricted Subsidiary may consolidate with, merge into or convey, lease, sell, assign, transfer or otherwise dispose of all or part of its properties and assets to the Company or a Restricted Subsidiary; and the Company may merge with an Affiliate incorporated solely for the purpose of reincorporating the Company in another jurisdiction in the United States to realize tax or other benefits.

5.                                        If the Senior Subordinated Notes Requisite Consents are obtained and the Senior Subordinated Notes Proposed Amendments become operative, the following provisions of Article Six (“Defaults and Remedies”) will be amended as follows by deleting the language that is crossed out and inserting the language that is underlined.

Section 6.01           Events of Default.

Each of the following is an “Event of Default”:

(1)           the Company defaults for 30 days in the payment when due of interest on, or Liquidated Damages with respect to, the Notes whether or not prohibited by the subordination provisions of this Indenture;

(2)           the Company defaults in the payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on the Notes, whether or not prohibited by the subordination provisions of this Indenture;

(3)           failure by the Company or any of its Subsidiaries to comply with the provisions of Section 4.14 or 5.01 hereof after written notice to the Company by the Trustee or the Holders of at least 25% in aggregate principal amount of the outstanding Notes;

(4)           failure by the Company or any of its Subsidiaries to comply with any of the other agreements in this Indenture or the Security Documents (except in the case of the Security Documents for a failure that would not be material to the Holders and would not materially affect the value of the Collateral taken as a whole) continued for 60 days after written notice to the Company by the Trustee or the Holders of at least 25% in aggregate principal amount of the outstanding Notes;

(5)           default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Subsidiaries (or the payment of which is guaranteed by the Company or any of its Subsidiaries), whether such Indebtedness or guarantee now exists, or is created after the date of this Indenture, if that default:

(A)          is caused by a failure to pay principal of such Indebtedness at the final maturity thereof (a “Payment Default”); or

(B)           results in the acceleration of such Indebtedness prior to its express maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $20.0 million or more;

(6)           failure by the Company or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of $20.0 million (net of any insurance proceeds available to pay such judgment), which judgments are not paid, discharged or stayed for a period of 60 days;

(7)           except as permitted by this Indenture, any Note Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Note Guarantee;

(8)           the Company or any of its Significant Subsidiaries or any group of Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary pursuant to or within the meaning of Bankruptcy Law:

(A)          commences a voluntary case,

(B)           consents to the entry of an order for relief against it in an involuntary case,

(C)           consents to the appointment of a custodian of it or for all or substantially all of its property,

(D)          makes a general assignment for the benefit of its creditors, or

(E)           generally is not paying its debts as they become due; ~~or~~

(9)           a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A)          is for relief against the Company or any of its Significant Subsidiaries or any group of Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary in an involuntary case;

(B)           appoints a custodian of the Company or any of its Significant Subsidiaries or any group of Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary or for all or substantially all of the property of the Company or any of its Significant Subsidiaries or

any group of Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary; or

(C)           orders the liquidation of the Company or any of its Significant Subsidiaries or any group of Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary;

and the order or decree remains unstayed and in effect for 60 consecutive days; or;

(10)         (A)          The repudiation or disaffirmation by the Company or any Guarantor of its obligations under any of the Security Documents;

(B) the determination in a judicial proceeding that any of the Security Documents is unenforceable or invalid against the Company or any Guarantor for any reason with respect to any material portion of the Collateral; or

(C) any Security Document shall cease to be in full force and effect (other than in accordance with the terms of the applicable Security Document and the Indenture), or cease to be effective to grant the Senior Subordinated Note Collateral Agent a perfected Lien on the Collateral to the extent required thereby and with the priority purported to be created thereby, in each case under this clause (10)(C), with respect to any material portion of the Collateral; or

(11)         the failure by Asahi to make the Asahi Equity Contribution on the Acquisition Date.

*     *     *     *

Section 6.03           Other Remedies.

If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal, premium and Liquidated Damages, if any, and interest on the Notes or to enforce the performance of any provision of the Notes ~~or~~, this Indenture or the Security Documents.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding.  A delay or omission by the Trustee or any Holder of a Note in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default.  All remedies are cumulative to the extent permitted by law.

*     *     *     *

Section 6.10           Priorities.

Subject to the terms of the Intercreditor Agreement, if~~If~~ the Trustee collects any money pursuant to this Article 6, it shall pay out the money in the following order:

First:            to the Trustee, its agents and attorneys for amounts due under Section 7.07 hereof, including payment of all compensation, expense and liabilities incurred, and all advances made, by the Trustee and the costs and expenses of collection;

Second:        to Holders of Notes for amounts due and unpaid on the Notes for principal, premium and Liquidated Damages, if any, and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium and Liquidated Damages, if any and interest, respectively; and

Third:           to the Company or to such party as a court of competent jurisdiction shall direct.

The Trustee may fix a record date and payment date for any payment to Holders of Notes pursuant to this Section 6.10.

6.                                        If the Senior Subordinated Notes Requisite Consents are obtained and the Senior Subordinated Notes Proposed Amendments become operative, the following provision of Article Seven (“Trustee”) will be amended as follows by inserting the language that is underlined.

Section 7.04           Trustee’s Disclaimer.

The Trustee will not be responsible for and makes no representation as to the validity or adequacy of this Indenture, the Security Documents or the Notes, it shall not be accountable for the Company’s use of the proceeds from the Notes or any money paid to the Company or upon the Company’s direction under any provision of this Indenture, it will not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it will not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication.

7.                                        If the Senior Subordinated Notes Requisite Consents are obtained and the Senior Subordinated Notes Proposed Amendments become operative, the following provision of Article Eight (“Legal Defeasance and Covenant Defeasance”) will be amended as follows by deleting the language that is crossed out and inserting the language that is underlined.

Section 8.02           Legal Defeasance and Discharge.

Upon the Company’s exercise under Section 8.01 hereof of the option applicable to this Section 8.02, the Company and each of the Guarantors will, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be deemed to have been discharged from their obligations with respect to all outstanding Notes (including the Note Guarantees) on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”).  For this purpose, Legal Defeasance means that the Company and the Guarantors will be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes (including the Note Guarantees), which will thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 hereof and the other Sections of this Indenture referred to in clauses (1) and (2) below, and to have satisfied all their other obligations under such Notes, the Note Guarantees, the Security Documents and this Indenture (and the Trustee, on demand of and at the expense of the Company, shall execute proper instruments acknowledging the same), except for the following provisions which will survive until otherwise terminated or discharged hereunder:

(1)           the rights of Holders of outstanding Notes to receive payments in respect of the principal of, or interest or premium and Liquidated Damages, if any, on such Notes when such payments are due from the trust referred to in Section 8.04 hereof;

(2)           the Company’s obligations with respect to such Notes under Article 2 and Section 4.02 hereof;

(3)           the rights, powers, trusts, duties and immunities of the Trustee hereunder and the Company’s and the Guarantors’ obligations in connection therewith; and

(4)           this Article 8.

Subject to compliance with this Article 8, the Company may exercise its option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03 hereof.

Section 8.03           Covenant Defeasance.

Upon the Company’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03, the Company and the Guarantors will, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be released from each of their obligations under the covenants contained in Sections 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.13, 4.14, 4.15, 4.16,~~and~~ 4.17, 4.18 and 4.19 hereof and clause (4) of Section 5.01 hereof with respect to the outstanding Notes on and after the date the conditions set forth in Section 8.04 hereof are satisfied (hereinafter, “Covenant Defeasance”), and the Notes will thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but will continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes will not be deemed outstanding for accounting purposes).  For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes and Note Guarantees, the Company and the Guarantors may omit to comply with and will have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply will not constitute a Default or an Event of Default under Section 6.01 hereof, but, except as specified above, the remainder of this Indenture, ~~and~~ such Notes, ~~and~~ Note Guarantees and Security Documents will be unaffected thereby.  In addition, upon the Company’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03 hereof, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, Sections 6.01(3) through 6.01(5) hereof will not constitute Events of Default.

8.                                        If the Senior Subordinated Notes Requisite Consents are obtained and the Senior Subordinated Notes Proposed Amendments become operative, the following provisions of Article Nine (“Amendment, Supplement and Waiver”) will be amended as follows by deleting the language that is crossed out and inserting the language that is underlined.

Section 9.01           Without Consent of Holders of Notes.

Notwithstanding Section 9.02 of this Indenture, the Company, the Guarantors, ~~and~~ the Trustee and, with respect to the Security Documents and the Intercreditor Agreement, the Senior Subordinated Note Collateral Agent may amend or supplement this Indenture, the Note Guarantees, ~~or~~ the Notes, the Security Documents or the Intercreditor Agreement without the consent of any Holder of a Note:

(1)           to cure any ambiguity, defect or inconsistency;

(2)           to provide for uncertificated Notes in addition to or in place of certificated Notes or to alter the provisions of Article 2 hereof (including the related definitions) in a manner that does not materially adversely affect any Holder;

(3)           to provide for the assumption of the Company’s or a Guarantor’s obligations to the Holders of the Notes by a successor to the Company pursuant to Article 5 hereof;

(4)           to make any change that would provide any additional rights or benefits to the Holders of the Notes or that does not adversely affect the legal rights hereunder of any Holder of the Note;

(5)           to comply with requirements of the SEC in order to effect or maintain the qualification of this Indenture under the TIA;

(6)           to provide for the issuance of Additional Notes in accordance with the limitations set forth in this Indenture as of the date hereof; ~~or~~

(7)           to allow any Guarantor to execute a supplemental indenture and/or a Note Guarantee with respect to the Notes~~.;~~

(8)           to provide additional assets as Collateral;

(9)           to release Collateral from the Liens pursuant to the Indenture, the Security Documents and the Intercreditor Agreement when permitted or required by the Indenture, the Intercreditor Agreement or the Security Documents;

(10)         in the case of the Intercreditor Agreement, to add as parties thereto Persons (or any agent, representative or trustee therefor) holding a new series of First Lien Obligations or any Second Lien Obligations, any Subordinated Pari Passu Lien Obligations or Refinancing Noteholder Claims (as defined in the Intercreditor Agreement), in each case, to the extent such Indebtedness or other Obligations are not prohibited by this Indenture and the Credit Facilities, and to provide for the related modifications to the Intercreditor Agreement expressly contemplated by the Intercreditor Agreement; or

(11)         in the case of the Security Documents, as expressly provided in Section 11.07(b) hereof.

Upon the request of the Company accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or supplemental Indenture, and upon receipt by the Trustee of the documents described in Section 7.02 hereof, the Trustee will join with the Company and the Guarantors in the execution of any amended or supplemental Indenture authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee will not be obligated to enter into such amended or supplemental Indenture that affects its own rights, duties or immunities under this Indenture or otherwise.

Section 9.02           With Consent of Holders of Notes.

Except as provided below in this Section 9.02, the Company, the Guarantors, ~~and~~ the Trustee and, with respect to the Security Documents and the Intercreditor Agreement, the Senior Subordinated Note Collateral Agent may amend or supplement this Indenture (including, without limitation, Section 3.09, 4.10 and 4.14 hereof), the Note Guarantees, ~~or~~ the Notes, the Security Documents or the Intercreditor Agreement with the consent of the Holders of at least a majority in principal amount of the Notes (including, without limitation, Additional Notes, if any) then outstanding voting as a single class (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes), and, subject to Sections 6.04 and 6.07 hereof, any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium or Liquidated Damages, if any, or interest on the Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of this Indenture, the Note Guarantees,~~or~~ the Notes, the Security Documents or the Intercreditor Agreement may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes voting as a single class (including consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes).  Section 2.08 hereof shall determine which Notes are considered to be “outstanding” for purposes of this Section 9.02.

Upon the request of the Company accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or supplemental Indenture, and upon the filing with the Trustee of evidence satisfactory to the Trustee of the consent of the Holders of Notes as aforesaid, and upon receipt by the Trustee of the documents described in Section 7.02 hereof, the Trustee will join with the Company in the execution of such amended or supplemental Indenture unless such amended or supplemental Indenture directly affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but will not be obligated to, enter into such amended or supplemental Indenture.

It is not be necessary for the consent of the Holders of Notes under this Section 9.02 to approve the particular form of any proposed amendment or waiver, but it is sufficient if such consent approves the substance thereof.

After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Company will mail to the Holders of Notes affected thereby a notice briefly describing the amendment, supplement or waiver.  Any failure of the Company to mail such notice, or any defect therein, will not, however, in any way impair or affect the validity of any such amended or supplemental Indenture or waiver.  Subject to Sections 6.04 and 6.07 hereof, the Holders of a majority in aggregate principal amount of the Notes then outstanding voting as a single class may waive compliance in a particular instance by the Company with any provision of this Indenture,~~or~~ the Notes, the Security Documents or the Intercreditor Agreement.  However, without the consent of each Holder affected, an amendment, supplement or waiver under this Section 9.02 may not (with respect to any Notes held by a non-consenting Holder):

(1)           reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(2)           reduce the principal of or change the fixed maturity of any Note or alter or waive any of the provisions with respect to the redemption of the Notes except as provided above with respect to Sections 3.09, 4.10 and 4.14 hereof;

(3)           reduce the rate of or change the time for payment of interest, including default interest, on any Note;

(4)           waive a Default or Event of Default in the payment of principal of or premium or Liquidated Damages, if any, or interest on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the then outstanding Notes and a waiver of the payment default that resulted from such acceleration);

(5)           make any Note payable in money other than that stated in the Notes;

(6)           make any change in the provisions of this Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of, or interest or premium or Liquidated Damages, if any, on the Notes;

(7)           make any change in Section 6.04 or 6.07 hereof or in the foregoing amendment and waiver provisions;

(8)           release any Guarantor from any of its obligations under its Note Guarantee or this Indenture, except in accordance with the terms of this Indenture; ~~or~~

(9)           waive a redemption payment with respect to any Note (other than a payment required by Sections 4.10 and 4.14); or

(10)         make any change in the Intercreditor Agreement (except any change referred to in Section 9.01(10) above) or the provisions of the Indenture or any Security Document dealing with the application of proceeds of the Collateral, in each case, that would adversely affect the Holders.

In addition, any amendment to, or waiver of, the provisions of this Indenture relating to subordination that adversely affects the rights of the Holders of the Notes will require the consent of the Holders of at least 75% in aggregate principal amount of Notes then outstanding.

Except as provided in Section 9.01(9) hereof, without the consent of the Holders of at least two-thirds in aggregate principal amount of the Notes then outstanding, no amendment or waiver may release from the Liens of the Indenture and the Security Documents all or substantially all of the Collateral.

9.                                        If the Senior Subordinated Notes Requisite Consents are obtained and the Senior Subordinated Notes Proposed Amendments become operative, the following provisions of Article Eleven (“Note Guarantees”) will be amended as follows by deleting the language that is crossed out and inserting the language that is underlined.

ARTICLE 11
NOTE GUARANTEES AND SECURITY DOCUMENTS

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Section 11.06         Releases ~~Following Sale of Assets~~of Guarantors.

In the event of any sale or other disposition of all or substantially all of the assets of any Guarantor, by way of merger, consolidation or otherwise, or a sale or other disposition of all of~~to~~ the Capital Stock of any Guarantor, in each case to a Person that is not (either before or after giving effect to such transactions) a Restricted Subsidiary of the Company, then such Guarantor (in the event of a sale or other disposition, by way of merger, consolidation or otherwise, of all of the capital stock of such Guarantor) or the corporation acquiring the property (in the event of a sale or other disposition of all or substantially all of the assets of such Guarantor) will be released and relieved of any obligations under its Note Guarantee; provided that the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of this Indenture, including without limitation Section 4.10 hereof.  The Guaranties of a Guarantor also shall be automatically released (i) upon such Guarantor ceasing to be a Subsidiary as a result of any foreclosure of any pledge or security interest in favor of First Lien Obligations, subject to, in each case, the application of the proceeds of such foreclosure in the manner set forth in Section 11.09 or (ii) if such Subsidiary is released as a guarantor of the Credit Agreement.  Upon delivery by the Company to the Trustee of an Officers’ Certificate and an Opinion of Counsel to the effect that such sale or other disposition or application of the proceeds of such foreclosure, or release, as the case may be, was made by the Company in accordance with the provisions of this Indenture, including without limitation Section 4.10 or 11.09 hereof, as the case may be, the Trustee will execute any documents reasonably required in order to evidence the release of any Guarantor from its obligations under its Note Guarantee.

Any Guarantor not released from its obligations under its Note Guarantee will remain liable for the full amount of principal of and interest on the Notes and for the other obligations of any Guarantor under this Indenture as provided in this Article 11.

Section 11.07         Collateral and Security Documents.

(a)           On and after the Acquisition Date, the full and punctual payment of principal of, premium, if any, and interest on the Notes (including any interest that accrues or would accrue, but for the filing of a case pursuant to the provisions of the Bankruptcy Code, together with any post-petition interest in either case, whether or not such interest is allowed as a claim in bankruptcy) and amounts due hereunder under the Note Guarantees when due, whether on an interest payment date, at maturity, by acceleration, purchase, repurchase, redemption or otherwise, and interest on the overdue principal of, premium, if any, and interest on the Notes, and the performance of all other Obligations of the Company and the Guarantors to the Holders, the Senior Subordinated Note Collateral Agent or the Trustee under this Indenture, the Security Documents and the Notes shall be secured as provided in the Security Documents, which define the terms of the Liens that secure the Notes, subject to the terms of the Intercreditor Agreement.  The Trustee, the Company and the Guarantors each hereby acknowledge and agree that the Senior Subordinated Note Collateral Agent holds the Collateral in trust for the benefit of the Trustee and the Holders, in each case pursuant to the terms of the Security Documents and the Intercreditor Agreement.  Each Holder consents and agrees to the terms of the Security Documents and the Intercreditor Agreement (including the provisions providing for foreclosure and release of Collateral), as the same may be in effect or may be amended from time to time in accordance with their respective terms and this Indenture.  The Company shall deliver to the Trustee (if the Trustee is not itself then the Senior Note Collateral Agent and the Subordinated Note Collateral Agent) copies of all documents delivered to the Senior Subordinated Note Collateral Agent pursuant to the Security Documents, and will do or cause to be done all such acts and things as may be reasonably required by the next sentence of this Section 11.07 to assure and confirm to the Trustee and the Senior Subordinated Note Collateral Agent the security interest in the Collateral contemplated hereby, by the Security Documents or any part thereof, as from time to time constituted, so as to render the same available for the security and benefit of this Indenture and of the Notes secured hereby, according to the intent and purposes herein expressed.  The Company shall take, and shall cause the Guarantors to take, any and all actions reasonably required to cause the Security Documents to create and maintain, as security for the Notes a valid and enforceable perfected Lien and security interest in and on all of the Collateral (subject to the terms of the Intercreditor Agreement), in favor of the Senior Subordinated Note Collateral Agent for the benefit of the Trustee and the Holders, junior in priority to any and all Liens and security interests at any time granted in the Collateral (other than the Capital Stock of Holdco) to secure the First Lien Obligations and the Second Lien Obligations.  The Company and the Guarantors will from time to time promptly pay and discharge all recording or filing fees, charges and taxes relating to the filing or registration of this Indenture and the Security Documents, any amendments thereto and any other instruments of further assurance.

(b)           Notwithstanding the foregoing, the Capital Stock and other securities of any Subsidiary of the Company other than Holdco and Metaldyne Company will constitute Collateral securing the Notes only to the extent that such Capital Stock and securities can secure such Notes, the Senior Notes and the DCX Notes without Rule 3-16 of Regulation S-X (or any other law, rule or regulation) requiring separate financial statements of such Subsidiary to be filed with the SEC (or any other governmental agency);

(1)           in the event that Rule 3-16 of Regulation S-X requires or is amended, modified or interpreted by the SEC to require (or is replaced with another rule or regulation, or any other law, rule or regulation is adopted, which would require) the filing with the SEC (or any other governmental agency) of separate financial statements of any such Subsidiary due to the fact that all or, in the case of a Foreign Subsidiary, two-thirds of Subsidiary’s Capital Stock or other securities secure the Notes, the Senior Notes or the DCX Notes, then such Capital Stock or other securities shall automatically be deemed not to be part of the Collateral securing the Notes, the Senior Notes or the DCX Notes and, in such event, the Security Documents may be amended or modified, without the consent of any Holder of the Notes, to the extent necessary to release the second-priority security interests of the Collateral Agents on the shares of Capital Stock and other securities that are so deemed to no longer constitute part of the Collateral (and in which case the Senior Note Security Documents shall be similarly amended or modified); and

(2)           in the event that Rule 3-16 of Regulation S-X is amended, modified or interpreted by the SEC to permit (or is replaced with another rule or regulation, or any other law, rule or regulation is adopted, which would permit) all or, in the case of a Foreign Subsidiary, two-thirds of, such Subsidiary’s Capital Stock and other securities to secure the Notes, the Senior Notes and the DCX Notes without the filing with the SEC (or any other governmental agency) of separate financial statements of such Subsidiary, then the Capital Stock and other securities of such Subsidiary shall automatically be deemed to be a part of the Collateral securing the Notes, the Senior Notes and the DCX Notes (but only if such Subsidiary would not be subject to any such financial statement requirement) and, in such event, the Security Documents may be amended or modified, without the consent of any Holder of the Notes, to the extent necessary to subject to the Liens under the Security Documents such additional Capital Stock and other securities (and in which case the Senior Note Security Documents may be similarly amended or modified).

Notwithstanding the foregoing, if at any time the Company is not required by law or contract to file reports with the SEC, and in lieu of filing such reports with the SEC shall post its reports on its website in accordance with Section 4.03, then during the period that the Company is not required to file such reports with the SEC, this Section 11.07(b) shall not operate so as to cause the Capital Stock of a Subsidiary to be excluded from the Collateral.

Section 11.08         Recordings and Opinions.

To the extent required by TIA § 314(b), the Company shall furnish to the Senior Subordinated Note Collateral Agent and the Trustee (if the Trustee is not then the Senior Subordinated Note Collateral Agent ), on or before the time when the Company is required to provide annual reports pursuant to Section 4.03 with respect to the preceding fiscal year, an Opinion of Counsel:

(1)           stating substantially to the effect that, in the opinion of such counsel, such action has been taken with respect to the recordings, registerings, filings, re-recordings, re-registerings and re-filings of this Indenture, the Security Documents and all financing statements, continuation statements or other instruments of further assurance as is necessary to maintain the Liens of this Indenture or any Security Documents in the Collateral and reciting with respect to the security interests in such Collateral the details of such action or referencing to prior Opinions of Counsel in which such details are given; or

(2)           to the effect that, in the opinion of such counsel, no such action is necessary to maintain such Lien under this Indenture and the Security Documents.

Notwithstanding the foregoing, if the Company is not required by TIA §314(b) to provide such Opinion of Counsel, the Company shall nevertheless provide the same in a manner such that the Trustee receives it not less than once every two years.  In addition, the Company shall provide such an Opinion of Counsel within 60 days of the Acquisition Date which shall constitute the opinion to be provided on or before the time when the Company is required to provide an annual report with respect to 2006.

Section 11.09         Release of Collateral.

(a)           Subject to subsections (b) and (c) of this Section 11.09, Collateral may be released from the Liens and security interests created by the Security Documents at any time or from time to time in accordance with the provisions of the Security Documents, the Intercreditor Agreement or as provided hereby.  Upon the request of the Company pursuant to an Officers’ Certificate certifying that all conditions precedent hereunder have been met, and without the consent of any Holder, the Company will be entitled to a release of property and other assets included in the Collateral from the Liens securing the Notes, and the Senior Subordinated Note Collateral Agent and the Trustee (if the Trustee is not then the Senior Subordinated Note Collateral Agent) shall release the same from such Liens at the Company’s sole cost and expense, under any one or more of the following circumstances:

(1)           if all other Liens on such property or assets securing First Lien Obligations, Second Lien Obligations, Third Lien Obligations and Subordinated Pari Passu Lien Obligations (including, in each case, all commitments and letters of credit thereunder) are released, whether as a result of repayment in full and termination of all such obligations or otherwise (including concurrently with the release of the Liens securing the Notes); provided, however, that

(A)          in the case of any such release other than in connection with a repayment in full and termination of all such obligations, if the Company subsequently incurs or permits to exist any Lien on such property or assets securing First Lien Obligations or Second Lien Obligations (other than Liens on FP Pledged Shares securing First Lien Obligations), the Liens securing the Notes on such property or assets shall be reinstated to the full extent such Liens existed prior to the release thereof; and

(B)           in the case of any such release in connection with such repayment in full and termination, if the Company subsequently incurs any First Lien Obligations or Second Lien Obligations that are secured by Liens on property or assets of the Company of the type constituting the Collateral (other than Liens on FP Pledged Shares to secure First Lien Obligations), then the Company will be required to reinstitute the security arrangements with respect to the Collateral in favor of the Notes, which, in the case of any such subsequent First Lien Obligations or Second Lien Obligations will be second-priority Liens on the Collateral securing such First Lien Obligations or Second Lien Obligations (or, if such Collateral secures both First Lien Obligations and Second Lien Obligations, then the Liens in favor of the Notes will be third-priority Liens) to the same extent provided by the Security Documents and on the terms and conditions of the security documents relating to such First Lien Obligations and Second Lien Obligations, with the second-priority (or third-priority, as the case may be) Lien held by a collateral agent or other representative designated by the Company to hold the second-priority (or third-priority, as the case may be) Liens for the benefit of the Holders of the Notes and subject to an intercreditor agreement that provides the administrative agent or collateral agent for such First Lien Obligations and Second Lien Obligations substantially the same rights and powers as afforded under the Intercreditor Agreement;

(2)           to enable the Company to consummate the disposition of such property or assets (including any sale pursuant to any foreclosure of any pledge or security interest, or other exercise of remedies, by a holder of Indebtedness of the Company ) to the extent not prohibited under Section 4.10;

(3)           pursuant to an amendment or waiver in accordance with Article 9 of this Indenture; or

(4)           if the Notes have been defeased pursuant to Article 8.

Notwithstanding the foregoing,

(x)            if an Event of Default under the Indenture exists on the date on which all First Lien Obligations are repaid in full and terminated (including, in each case, all commitments and letters of credit thereunder), the Liens on the Collateral securing the Notes will not be released, except to the extent the Collateral or any portion thereof was disposed of in order to repay the First Lien Obligations secured by the Collateral, and thereafter the Trustee (acting at the direction of the holders of a majority of outstanding principal amount of the Securities) will have the right to direct the Senior Note Collateral Agent to foreclose upon the Collateral (but in such event, the Liens on the Collateral securing the Notes will be released when such Event of Default and all other Events of Default under the Indenture cease to exist); provided that, to the extent provided in the Intercreditor Agreement, any such release shall not constitute a release of any Liens in any proceeds of any such Collateral; and

(y)           if an Event of Default under the Indenture exists on the date when any Liens securing First Lien Obligations on any Collateral are being released, other than in connection with the sale or other disposition of such Collateral, or the foreclosure of such Liens or the exercise of remedies or the taking of any enforcement action in respect of such Liens on such Collateral, in each case in accordance with the Intercreditor Agreement, and at such time the Fifteen Percent Floor has been reached, then the Liens securing both of the Second Lien Obligations and the Third Lien Obligations shall not be released unless approved by the vote of the holders of the Second Lien Obligations and the holders of the Third Lien Obligations representing a majority in aggregate principal amount of the Second Lien Obligations and the Third Lien Obligations, voting as a single class (but in such event, the Liens on the Collateral securing the Notes will be automatically released when such Event of Default and all other Events of Default under the Indenture cease to exist).

Upon receipt of such Officers’ Certificate and any necessary or proper instruments of termination, satisfaction or release prepared by the Company, the Senior Subordinated Note Collateral Agent shall, at the Company’s expense, execute, deliver or acknowledge such instruments or releases to evidence the release of any Collateral permitted to be released pursuant to this Indenture, the Security Documents or the Intercreditor Agreement.

(b)           Except as otherwise provided in the Intercreditor Agreement, no Collateral may be released from the Lien and security interest created by the Security Documents unless the Officers’ Certificate required by this Section 11.09, dated not more than five days prior to the date of the application for such release, has been delivered to the Senior Subordinated Note Collateral Agent and the Trustee (if the Trustee is not then the Senior Note Collateral Agent and the Senior Subordinated Note Collateral Agent).

(c)           At any time when an Event of Default has occurred and is continuing and the maturity of the Notes has been accelerated (whether by declaration or otherwise) and the Trustee (if the Trustee is not then the Senior Subordinated Note Collateral Agent) has delivered a notice of acceleration to the Senior Subordinated Note Collateral Agent, no release of Collateral pursuant to the provisions of this Indenture or the Security Documents will be effective as against the Holders, except for any release that is in accordance with the terms of the Intercreditor Agreement.

Section 11.10         Permitted Releases Not to Impair Lien; Trust Indenture Act Requirements.

The release of any Collateral from the terms hereof and of the Security Documents or the release of, in whole or in part, the Liens created by the Security Documents, will not be deemed to impair the security under this Indenture in contravention of the provisions hereof if and to the extent the Collateral or Liens are released pursuant to:

(1)           the applicable Security Documents and the terms of this Article 11; or

(2)           the Intercreditor Agreement.

The Trustee and each of the Holders acknowledge that a release of Collateral or a Lien strictly in accordance with the terms of the Security Documents and the Intercreditor Agreement and of this Article 11 will not be deemed for any purpose to be an impairment of the Lien on the Collateral in contravention of the terms of this Indenture.  To the extent applicable, the Company and each obligor on the Securities shall cause TIA § 313(b), relating to reports, and TIA § 314(d), relating to the release of property or securities from the Lien hereof and of the Security Documents, to be complied with.  Any certificate or opinion required by § 314(d) of the TIA may be made by an Officer of the Company, except in cases where § 314(d) of the TIA requires that such certificate or opinion be made by an independent Person, which Person shall be an independent engineer, appraiser or other expert selected or approved by the Trustee in the exercise of reasonable care.

Section 11.11         Certificates of the Trustee.

In the event that the Company wishes to release Collateral in accordance with this Indenture, the Security Documents and the Intercreditor Agreement at a time when the Trustee is not itself also the Senior Subordinated Note Collateral Agent and the Company has delivered the certificates and documents required by the Security Documents, the Intercreditor Agreement and Section 11.09 hereof, the Trustee will determine whether it has received all documentation required by TIA §314(d) in connection with such release and, based on such determination, will deliver a certificate to the Senior Subordinated Note Collateral Agent setting forth such determination.

Section 11.12         Suits to Protect the Collateral.

Subject to the provisions of Article 7 hereof and the Intercreditor Agreement, the Trustee in its sole discretion and without the consent of the Holders, on behalf of the Holders, may or may direct the Senior Subordinated Note Collateral Agent to take all actions it deems necessary or appropriate in order to:

(1)           enforce any of the terms of the Security Documents; and

(2)           collect and receive any and all amounts payable in respect of the guaranteed obligations of the Company hereunder.

Subject to the provisions of the Security Documents and the Intercreditor Agreement, the Trustee shall have power to institute and to maintain such suits and proceedings as it may deem expedient to prevent any impairment of the Collateral by any acts which may be unlawful or in violation of any of the Security Documents or this Indenture, and such suits and proceedings as the Trustee, in its sole discretion, may deem expedient to preserve or protect its interests and the interests of the Holders in the Collateral (including power to institute and maintain suits or proceedings to restrain the enforcement of or compliance with any legislative or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid if the enforcement of, or compliance with, such enactment, rule or order would impair the Liens on the Collateral or be prejudicial to the interests of the Holders or the Trustee).

Section 11.13         Authorization of Receipt of Funds by the Trustee Under the Security Documents.

Subject to the provisions of the Intercreditor Agreement, the Trustee is authorized to receive any funds for the benefit of the Holders distributed under the Security Documents, and to make further distributions of such funds to the Holders according to the provisions of this Indenture.

Section 11.14         Purchaser Protected.

In no event shall any purchaser in good faith of any property purported to be released hereunder be bound to ascertain the authority of the Senior Subordinated Note Collateral Agent or the Trustee to execute the release or to inquire as to the satisfaction of any conditions required by the provisions hereof for the exercise of such authority or to see to the application of any consideration given by such purchaser or other transferee;

nor shall any purchaser or other transferee of any property or rights permitted by this Article 11 to be sold be under any obligation to ascertain or inquire into the authority of the Company to make any such sale or other transfer.

Section 11.15         Powers Exercisable by Receiver or Trustee.

In case the Collateral shall be in the possession of a receiver or trustee, lawfully appointed, the powers conferred in this Article 11 upon the Company with respect to the release, sale or other disposition of such property may be exercised by such receiver or trustee, and an instrument signed by such receiver or trustee shall be deemed the equivalent of any similar instrument of the Company or of any officer or officers thereof required by the provisions of this Article 11; and if the Trustee shall be in the possession of the Collateral under any provision of this Indenture, then such powers may be exercised by the Trustee.

Section 11.16         Release Upon Termination of the Company’s Obligations.

In the event that the Company delivers to the Trustee, in form and substance acceptable to the Trustee, an Officers’ Certificate certifying that all the obligations under this Indenture, the Notes and the Security Documents have been satisfied and discharged by complying with the provisions of Article 8 and Section 7.07 or by the payment in full of the Company’s obligations under the Notes, this Indenture and the Security Documents, and all such obligations have been so satisfied, the Trustee (if the Trustee is not then the Senior Subordinated Note Collateral Agent) shall deliver to the Company and the Senior Subordinated Note Collateral Agent a notice stating that the Trustee, on behalf of the Holders, disclaims and gives up any and all rights it has in or to the Collateral (other than with respect to funds held by the Trustee pursuant to Article 8), and any rights it has under the Security Documents, and upon receipt by the Senior Subordinated Note Collateral Agent of such notice, the Senior Subordinated Note Collateral Agent shall be deemed not to hold a Lien in the Collateral on behalf of the Trustee and shall do or cause to be done all acts reasonably necessary to release such Lien as soon as is reasonably practicable.

Section 11.17         Trustee and Senior Subordinated Note Collateral Agent.

(a)           The Trustee shall initially act as Senior Subordinated Note Collateral Agent and shall be authorized to appoint co-Senior Subordinated Note Collateral Agent as necessary in its sole discretion.  The Trustee may also act as collateral agent for the holders of the Senior Notes and the DCX Notes.  In the event the Trustee and the Senior Subordinated Note Collateral Agent shall at any time not be the same Person, the Senior Subordinated Note Collateral Agent shall take such actions under the Security Documents and the Intercreditor Agreement as are requested by the Trustee and as are not inconsistent with or contrary to the provisions of any Security Document or the Intercreditor Agreement.  Except as otherwise explicitly provided herein or in the Security Documents or the Intercreditor Agreement, neither the Senior Subordinated Note Collateral Agent nor any of its respective officers, directors, employees or agents shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof.  The Senior Subordinated Note Collateral Agent shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither the Senior Subordinated Note Collateral Agent nor any of itsofficers, directors, employees or agents shall be responsible for any act or failure to act hereunder, except for its or their own willful misconduct, gross negligence or bad faith.

(b)           Each of the Trustee and the Senior Subordinated Note Collateral Agent is authorized and directed to:

(1)           enter into the Security Documents;

(2)           enter into the Intercreditor Agreement;

(3)           bind the Holders on the terms as set forth in the Security Documents and the Intercreditor Agreement; and

(4)           perform and observe its obligations under the Security Documents and the Intercreditor Agreement; provided, however, that if any of the provisions of the Security Documents limit, qualify or conflict with the duties imposed by the provisions of the TIA, the TIA shall control.

(c)           If the Company

(1)           incurs First Lien Obligations, Second Lien Obligations, Third Lien Obligations or Subordinated Pari Passu Lien Obligations at any time when no intercreditor agreement is in effect or at any time when Indebtedness constituting First Lien Obligations, Second Lien Obligations, Third Lien Obligations or Subordinated Pari Passu Lien Obligations entitled to the benefit of an existing Intercreditor Agreement is concurrently retired; and

(2)           delivers to the Trustee and the Senior Subordinated Note Collateral Agent an Officers’ Certificate so stating and requesting the Trustee or the Senior Subordinated Note Collateral Agent to enter into an intercreditor agreement (on substantially the same terms as the Intercreditor Agreement in effect on the Acquisition Date) in favor of a designated agent or representative for the holders of the First Lien Obligations, Second Lien Obligations, Third Lien Obligations or Subordinated Pari Passu Lien Obligations so incurred;

each of the Trustee and the Senior Subordinated Note Collateral Agent shall (and is hereby authorized and directed to) enter into such intercreditor agreement, bind the Holders on the terms set forth therein and perform and observe its obligations thereunder.

Section 11.18         Designations.

For purposes of the provisions hereof and the Intercreditor Agreement permitting the Company to designate Indebtedness as “First Lien Obligations” or any other such designations hereunder or under the Intercreditor Agreement, any such designation shall be sufficient if the relevant designation is set forth in writing, signed on behalf of the Company by an Officer and delivered to the Trustee, the Senior Subordinated Note Collateral Agent and the Intercreditor Agent.  For all purposes hereof and the Intercreditor Agreement, the Company hereby designates the obligations pursuant to the Credit Agreement as in effect on the Acquisition Date as “First Lien Obligations”.

For purposes of Article 10 hereof permitting the Company to designate Indebtedness as “Senior Debt” in accordance with the provisions hereof, the Company agrees that only Indebtedness representing First Lien Obligations, including Hedging Obligations, Obligations related to cash management services, Indebtedness incurred under Sections 4.09(b)(1), 4.09(b)(4) and refunding, refinancing or replacement of such Indebtedness, and the Second Lien Obligations (including any refunding, refinancing or replacement thereof) may be designated as “Senior Debt”, notwithstanding anything to the contrary in Article 10.

10.                                 If the Senior Subordinated Notes Requisite Consents are obtained and the Senior Subordinated Notes Proposed Amendments become operative, the Company’s obligations under Section 4.14 “Change of Control” will be waived with respect to the Transactions.

APPENDIX C

PROJECT ALLOY
SUMMARY OF PRINCIPAL TERMS AND CONDITIONS

Intercreditor Agreement

The security interests of the Second Lien Collateral Agent (as defined below) for the benefit of the holders of Senior Notes due 2013 (such security interests, the “Second Priority Liens”)(1) and the security interests of the Third Lien Collateral Agent (as defined below) for the benefit of the holders of the $250 million of Senior Subordinated Notes due 2012 and the $31.7 million of Senior Subordinated Notes due 2014 (such security interests, collectively, the “Third Priority Liens”) will be subordinated to the security interests of the First Lien Collateral Agent (as defined below) for the benefit of the Lenders under the First Lien Credit Facilities (such security interests, the “First Priority Liens),(2) and the Third Priority Liens will be subordinated to the Second Priority Liens, pursuant to an Intercreditor Agreement. Set forth below is a summary of the anticipated principal terms of the Intercreditor Agreement.

Priority and Subordination:

The liens securing the obligations owed to the holders of Senior Notes (the “Second Priority Lienholders”) under or in connection with the respective indenture and related notes (“Second Lien Obligations”) shall be junior and subordinated in all respects to the liens securing the obligations under or in connection with the First Lien Credit Facilities (“First Lien Obligations”) up to an aggregate principal amount of (a) $755 million plus swap obligations and cash management obligations(3) and interest, fees and other costs and charges to the extent provided for in the First Lien Documentation (as defined below) minus permanent reductions of, or permanent reductions or terminations of the commitments for, the principal amount of the First Lien Credit Facilities after closing (other than by means of a refinancing, refunding, replacement or exchange or substitution of the First Lien Credit Facilities or any portion thereof) plus (b) debt incurred to provide all or any portion of the funds or credit support utilized to consummate the acquisition of any person or any assets or property, provided however that, with regard to this clause (b) only, (i) as of the end of the most recently ended fiscal quarter for which financial statements are available immediately preceding the date on which such debt is incurred (the “Measurement Date”), and after giving effect to the incurrence thereof and such acquisition on a pro forma basis, the Secured Debt Ratio (as defined in the indenture for the Second Lien

(1)          As defined herein, the “Senior Notes” are the $150 million of 10% senior notes due 2013 of Metaldyne Corporation and the “Subordinated Notes” are the $250 million of senior subordinated notes due 2012 (the “2012 Subordinated Notes”) and $31.7 million of senior subordinated notes due 2014 (the “2014 Subordinated Notes”) of Metaldyne Corporation, and the Senior Notes together with the Subordinated Notes are referred to collectively as the “Notes” and the holders of the Notes are referred to collectively as the “Bondholders.” The holders of Senior Notes will appoint a single collateral agent (the “Second Lien Collateral Agent”) and the holders of Subordinated Notes will appoint a single collateral agent (the “Third Lien Collateral Agent” and, together with the Second Lien Collateral Agent, the “Junior Collateral Agents”).

(2)          The “First Lien Credit Facilities” (as hereinafter defined) initially consist of a $150 million ABL facility, a $60 million synthetic letter of credit facility and a $445 million term loan facility. The collateral security for the First Lien Credit Facilities initially will include separate first lien/second lien arrangements with respect to portions of the Collateral. A single collateral agent (the “First Lien Collateral Agent”) will be appointed for the First Priority Lienholders.

(3)          First Lien Obligations will include swap obligations and cash management obligations owed to any person (and its affiliates) which was a lender under the First Lien Documentation when such swap or cash management obligations are entered into.

Obligations and the indenture for the Third Lien Obligations) shall not exceed 4.0 to 1 and (ii) either (x) Metaldyne Corporation would have been able to incur at least $1.00 of additional debt pursuant to paragraph (a) of Section 4.09 of the indenture for the Second Lien Obligations and the indenture for the Third Lien Obligations (determined with respect to the period ending on the Measurement Date on a pro forma basis) or (y) the Total Leverage Ratio (as defined in the indenture for the Second Lien Obligations and the indenture for the Third Lien Obligations) on a pro forma basis shall be less than it was on an actual basis as of the Measurement Date (the “Pre-Petition First Lien Cap Amount”).

The liens securing the obligations owed to the holders of Subordinated Notes (the “Third Priority Lienholders”) under or in connection with the respective indentures and related notes (“Third Lien Obligations”) shall be junior and subordinated in all respects to the liens securing (x) the First Lien Obligations up to the Pre-Petition First Lien Cap Amount and (y) the Second Lien Obligations up to an aggregate principal amount of $150 million plus interest, fees and other costs and charges to the extent provided for in the Second Lien Documentation (as defined below) minus the sum of the aggregate principal amount of Senior Notes purchased by the Metaldyne Corporation pursuant to Section 3.10(a) of the indenture for the Senior Notes and any other permanent reduction in the principal amount thereof, other than pursuant to any refinancing, refunding , replacement, exchange or substitution of other indebtedness (the “Second Lien Cap Amount”). As between the Third Priority Lienholders, the holders of the 2012 Subordinated Notes and the holders of the 2014 Subordinated Notes shall share their interests in the Collateral and the other rights under the Intercreditor Agreement on a pro rata basis.

(4)          The Collateral securing the Second Lien Obligations and the Third Lien Obligations may be subject to an exception for the pledge of capital stock or other securities of any subsidiary (other than Metaldyne Intermediate Holdco, Inc. (“Holdco”) and Metaldyne Company LLC) if the same would require the delivery of separate financial statements under Rule 3-16 of Regulation S-X. The collateral securing the obligations owed to the holders of the Senior Notes and the Subordinated Notes will include a pledge of the capital stock of Holdco and the proceeds thereof (collectively, the “Holdco Stock Collateral”), which Holdco Stock Collateral will not secure the First Lien Obligations and, for purposes of this term sheet, the term “Collateral” shall not include the Holdco Stock Collateral. The Intercreditor Agreement will provide that the liens with respect to the Holdco Stock Collateral securing the obligations owed to the holders of the Subordinated Notes under or in connection with their respective indentures and related notes shall be junior and subordinated in all respects to the liens with respect to the Holdco Stock Collateral securing the obligations owed to the holders of the Senior Notes under or in connection with their indenture and related notes, up to the Second Lien Cap Amount, in a manner identical to the manner in which the liens securing the Second Lien Obligations are junior and subordinated to the liens securing the First Lien Obligations under the Intercreditor Agreement. The relative rights and obligations of the holders of the Senior Notes and the Subordinated Notes under the Intercreditor Agreement with respect to their liens on the Holdco Stock Collateral shall be identical to the relative rights and obligations of the First Lien Obligations and the Second Lien Obligations, respectively, provided under the Intercreditor Agreement with respect to the Collateral. The provisions described in the immediately preceding sentence will be separate from those that govern the relationship between the Senior Lenders and the Bondholders with respect to the Collateral.

The lenders under the First Lien Credit Facilities (the “First Priority Lienholders”) will have a block on the ability of the Second Priority Lienholders and the Third Priority Lienholders to exercise lien-related remedies, subject to the provisions below.

The Collateral securing the Second Lien Obligations and the Third Lien Obligations will be identical to the Collateral securing the First Lien Obligations.(4) Any additional collateral shall benefit the First Lien, Second Lien and Third Lien Obligations in accordance with their lien priorities. Any waivers, amendments or consents with respect to any provision of the collateral documents securing the First Lien Obligations shall be deemed to automatically apply to any applicable provisions of the collateral documents securing the Second Lien Obligations and the Third Lien Obligations; provided no such waiver, amendment or consent shall (i) remove or release assets securing the Second Lien Obligations or Third Lien Obligations except to the extent there is a corresponding release of the liens securing the First Lien Obligations, (ii) be prejudicial to the interests of the Second Priority Lienholders or the Third Priority Lienholders to a materially greater extent than the First Priority Lienholders, (iii) adversely affect the relative priority of the liens securing the Second Lien Obligations and Third Lien Obligations and (iv) except in the case of a Permitted DIP Financing (as defined below), provide for liens on Collateral not permitted under the terms of the Second Lien Documentation and Third Lien Documentation (as defined below). Notice of any such waiver, amendment or consent shall be given to the Junior Collateral Agents.

The First Priority Liens, the Second Priority Liens and the Third Priority Liens will be created under separate collateral documents; provided that the collateral documents for the Second Priority Lienholders and the Third Priority Lienholders will be identical in all material respects to the collateral documents for the First Priority Lienholders.

The subordination provisions for the Second Priority Liens and the Third Priority Liens will apply notwithstanding, among other things, any defect or deficiency in the creation, attachment or perfection of any First Priority Lien.

The Second Priority Lienholders and Third Priority Lienholders will agree not to seek to make any Second Priority Lien or Third Priority Lien pari passu with, or to obtain any preference or priority over, any First Priority Lien.

The Second Priority Lienholders and Third Priority Lienholders will agree not to interfere with the exercise of remedies by the First Priority Lienholders, subject to the ability of the Second Lienholders and Third Priority Lienholders to exercise their remedies as described herein in “Exercise of Remedies; Standstill”, “Release of Collateral” and “Bankruptcy”.

If any First Lien Obligations or Second Lien Obligations shall be paid and such payment or any part thereof is required to be returned or repaid, then such First Lien Obligations or Second Lien Obligations, as applicable, shall be reinstated and deemed to be outstanding until fully paid in cash, subject to any limitation described herein on the maximum amount of such obligations then in effect.

The Second Lien Obligations and the Third Lien Obligations will not be subordinated in right of payment to the First Lien Obligations solely by virtue of the Intercreditor Agreement. Notwithstanding the foregoing, it is acknowledged that the Third Lien Obligations are subordinated in right of payment to the First Lien Obligations and the

Second Lien Obligations as provided in the indenture and related notes for the Third Lien Obligations and that the Intercreditor Agreement shall not impair the rights of the First Priority Lienholders and Second Priority Lienholders with respect thereto (it being acknowledged by the Third Priority Lienholders that any recovery with respect to the Collateral is subject to the subordination provisions applicable to the Third Priority Obligations) or in any other First Lien Obligations documents (collectively, the “First Lien Documentation”) and Second Lien Obligations documents (collectively, the “Second Lien Documentation”) with respect to such payment subordination. The Second Priority Lienholders and the Third Priority Lienholders will be permitted, during the continuance of an event of default with respect to the Second Lien Obligations and Third Lien Obligations, as applicable, and subject to the terms of the Intercreditor Agreement, to exercise the rights of unsecured creditors and to retain any amounts obtained in respect of such exercise, (subject to the debt subordination provisions applicable to the Third Priority Obligations) except (a) to the extent such amounts constitute Collateral for the First Lien Obligations or proceeds of such Collateral which shall be segregated, held in trust and turned over to the First Priority Lienholders, or (b) after indefeasible payment in full in cash of the First Lien Obligations (other than customary unasserted contingent obligations), and termination of all commitments under the First Lien Credit Facilities (“Discharge in Full of the First Lien Obligations”), to the extent such amounts constitute Collateral for the Second Lien Obligations or proceeds of such Collateral which shall be segregated, held in trust and turned over to the Second Priority Lienholders.

Exercise of Remedies; Standstill:

The Second Priority Lienholders and Third Priority Lienholders will be prohibited from foreclosing on or taking any other enforcement action or exercising any other right or remedy (including setoff) and shall not institute any action or proceeding with regards to the foregoing with respect to the Collateral while First Lien Obligations are outstanding, except:

• for such actions as they deem necessary to create or continue the perfection of Second Priority Liens or Third Priority Liens, as applicable;

•        the Second Priority Lienholders and Third Priority Lienholders may take enforcement action if an event of default with respect to Second Lien Obligations or Third Lien Obligations, as applicable, has occurred and is continuing and the applicable Junior Collateral Agent has notified the First Lien Collateral Agent of its intention to exercise rights and remedies in respect of the Second Lien Obligations or Third Lien Obligations, as applicable, and the First Priority Lienholders have not commenced any enforcement action within 90 days, of receipt of such notice, in the case of the Second Lien Obligations, and within 150 days of receipt of such notice, in the case of the Third Lien Obligations (in each case unless enforcement action would violate applicable bankruptcy stay provisions); provided, however, that (i) the such Junior Collateral Agent and Second Priority Lienholders or Third Priority Lienholders, as applicable, may not exercise any of such rights or remedies if, notwithstanding the expiration of such standstill period, the First Lien Collateral Agent has commenced and is diligently pursuing the exercise of its rights or remedies with respect to a material portion of the Collateral (prompt notice of such exercise to be given to the Junior Collateral Agents) or if an insolvency proceeding in respect of any Loan Party (as defined in the First Lien Documentation) has been commenced and the First Priority Lienholders are stayed from proceeding against Collateral and (ii) in no event shall such exercise on behalf of the Second Priority Lienholders or Third Priority Lienholders, as applicable, affect the priority and other rights of the First Lien Collateral Agent (with any recovery by or on behalf of the Second or Third Priority Lienholders to be turned over to the First Priority Lienholders) or the rights of the Junior Collateral Agents (with respect to any enforcement by either the Second Priority Lienholders or Third Priority Lienholders) set forth in the Intercreditor Agreement;

• the Second Priority Lienholders and Third Priority Lienholders may exercise rights in a bankruptcy proceeding as described herein in “Bankruptcy”.

So long as any of the First Lien Obligations are outstanding, any proceeds of Collateral received in connection with the sale or other disposition of, or collection on, such Collateral upon the exercise of remedies, or the value allocable to the Collateral, shall be applied by the First Lien Collateral Agent to the First Lien Obligations in such order as specified in the relevant First Lien Documentation. Upon the Discharge in Full of the First Lien Obligations, the First Lien Collateral Agent shall deliver to the Second Lien Collateral Agent for the benefit of the Second Priority Lienholders all remaining Collateral and proceeds of Collateral held by it to be applied by the Second Lien Collateral Agent to the Second Lien Obligations in such order as specified in the Second Lien Documentation. After Discharge in Full of the First Lien Obligations, so long as any of the Second Lien Obligations are outstanding, any proceeds of Collateral received in connection with the sale or other disposition of, or collection on, such Collateral upon the exercise of remedies, or the value allocable to the Collateral, shall be applied by the Second Lien Collateral Agent to the Second Lien Obligations in such order as specified in the relevant Second Lien Documentation. Upon indefeasible payment in full in cash of the Second Lien Obligations (other than customary unasserted contingent obligations) (“Discharge in Full of the Second Lien Obligations”), the Second Lien Collateral Agent shall deliver to the Third Lien Collateral Agent for the benefit of the Third Priority Lienholders all remaining proceeds of Collateral held by it to be applied by the Third Lien Collateral Agent to the Third Lien Obligations in such order as specified in the Third Lien Obligations documents (collectively, “Third Lien Documentation”).

Until Discharge in Full of the First Lien Obligations, the Second Priority Lienholders and Third Priority Lienholders will not take or receive any Collateral or proceeds of Collateral and will agree to pay over to the First Priority Lienholders any Collateral or any proceeds of any Collateral that they may receive. After Discharge in Full of the First Lien Obligations and until the Discharge in Full of the Second Lien Obligations, the Third Priority Lienholders will not take or receive any Collateral or proceeds of Collateral and will agree to pay over to the Second Priority Lienholders any Collateral or any proceeds of any Collateral that they may receive.

Restrictions on Amendments:	The agreements governing the Second Lien Obligations and the Third Priority Obligations will not be permitted to be amended in a manner materially adverse to the First Priority Lienholders.

The First Lien Obligations and the Second Lien Obligations may be amended, increased, extended, renewed, replaced or refinanced, with the increased, extended, renewed, replaced or refinanced obligations being entitled to the same benefits and subject to the same limitations provided for in the Intercreditor Agreement, in each case subject to (a) the covenants in the Second Lien Documentation, the Third Lien

Documentation and the First Lien Documentation, (b) with regard to the First Lien Obligations, the Pre-Petition First Lien Cap Amount or the Post-Petition First Lien Cap Amount (as defined below), as applicable, and (c) with regard to the Second Lien Obligations, the Second Lien Cap Amount.

Release of Collateral

In the event that the First Priority Lienholders release (a) a lien on all or any portion of the Collateral or (b) any Loan Party from obligations under the First Lien Documentation (including the guaranties of the First Lien Obligations), in either case in connection with (i) the enforcement of the First Priority Lienholders’ rights and remedies in respect of the Collateral or (ii) any sale or other disposition or release of any Collateral (x) in any bankruptcy proceeding or (y) as permitted under the terms of the First Lien Documentation, the comparable lien or obligation in respect of the Second Lien Obligations and the Third Lien Obligations shall be automatically released; provided that (A) the proceeds from such Collateral shall be applied in accordance with the First Lien Documentation, (B) the liens of the First Priority Lienholders, the Second Priority Lienholders and the Third Priority Lienholders will continue in any proceeds of the released Collateral in the same order of priority to the extent such proceeds are not applied to prepay the First Lien Obligations, and, with respect to the Third Priority Lienholders, the Second Lien Obligations, (C) if an event of default under the applicable indenture for the Second Lien Obligations or the Third Lien Obligations exists on the date on which all First Lien Obligations are Discharged in Full (including, in each case, all commitments and letters of credit thereunder), the liens securing the Second Lien Obligations or the Third Lien Obligations, as applicable, will not be released, except to the extent the Collateral or any portion thereof was disposed of in order to repay the First Lien Obligations secured by the Collateral (but in such event, the liens on the Collateral securing the Second Lien Obligations or the Third Lien Obligations, as applicable, will be automatically released when such event of default and all other events of default under the applicable indenture cease to exist) and (D) if an event of default under the applicable indenture for the Second Lien Obligations or the Third Lien Obligations exists on the date when any liens securing the First Lien Obligations are being released, other than in connection with the sale or other disposition of Collateral or an exercise of remedies by the First Lien Collateral Agent with respect to such Collateral, in each case, in accordance with the terms and conditions set forth herein, and at such time the aggregate amount of the First Lien Obligations is less than 15% of the sum of the aggregate amount of the First Lien Obligations, the Second Lien Obligations and the Third Lien Obligations, then the liens securing both of the Second Lien Obligations and the Third Lien Obligations will not be released unless approved by the vote of the Second Priority Lienholders and the Third Priority Lienholders representing a majority in aggregate principal amount of the Second Lien Obligations and the Third Lien Obligations (but in such event, the liens on the Collateral securing the Second Lien Obligations and the Third Lien Obligations will be automatically released when such event of default and all other events of default under the applicable indenture cease to exist).

Bankruptcy:

Until Discharge in Full of the First Lien Obligations, the Second Priority Lienholders and Third Priority Lienholders will agree, in connection with any bankruptcy proceeding, whether voluntary or involuntary:

• not to seek relief from the automatic stay in respect of the Collateral or any lien thereon;

• except as provided in the last point below, not to seek adequate protection without the consent of the First Priority Lienholders;
• not to oppose or object to adequate protection sought by or granted to any First Priority Lienholder including, without limitation, in connection with the use of cash collateral or DIP financing;

•        to consent to and not oppose the use of cash collateral if the use of such cash collateral is consented to or not objected to by holders of the First Lien Obligations or the First Lien Collateral Agent;

•        except as provided in the last point below, to consent to and not oppose any DIP financing by the First Priority Lienholders or others, including on a priming basis, that is consented to or not objected to by holders of the First Lien Obligations or the First Lien Collateral Agent; provided that the aggregate principal amount of such DIP financing does not exceed $270 million plus the amount of First Lien Obligations (other than customary unasserted contingent obligations) outstanding at the time of the bankruptcy filing (the “Post-Petition First Lien Cap Amount”) (it being understood that any portion of such a DIP financing in excess of $270 million shall be used to refinance First Lien Obligations outstanding as of such filing date (a “Permitted DIP Financing”);

•        not to object to asset sales in any bankruptcy proceeding, including under Section 363 of the Bankruptcy Code, supported by the First Priority Lienholders, provided, that the liens of the Second Priority Lienholders and the Third Priority Lienholders continue in the proceeds thereof, it being understood that the Second Priority Lienholders and Third Priority Lienholders may bid or purchase Collateral at any public or private foreclosure sale; provided that such bid or purchase includes a cash component sufficient to Discharge in Full the First Lien Obligations;

• that the First Priority Lienholders, the Second Priority Lienholders and the Third Priority Lienholders shall vote as separate classes on any plan of reorganization;
• to waive any rights to make an election under Section 1111(b) of the Bankruptcy Code unless the First Lien Obligations have been previously Discharged in Full;
• that the Intercreditor Agreement shall remain in full force and effect;

•        that the Second Priority Lienholders and Third Priority Lienholders may seek or accept adequate protection (and the First Priority Lienholders shall not oppose such request but shall reserve their rights as described in the last paragraph under “Bankruptcy” below) comprised only of any or all of the following: (a) the issuance of additional notes having Second or Third Lien priority, respectively, as payment in kind of adequate protection amounts equal to non-default rate interest on, respectively, the Second Lien Obligations or Third Lien Obligations, subject to such additional notes being recharacterized or disallowed to the extent that the Second Priority Lienholders or Third Priority Lienholders, as applicable, are determined by a final, non-appealable order to not be entitled to receive either adequate protection or post-petition interest; (b) the reimbursement or payment, in cash, of reasonable fees and expenses of the respective professionals of the Second Priority Lienholders and Third Priority Lienholders (it being understood that each of the Second Priority Lienholders, as a class, and Third

Priority Lienholders, as a class, shall each be limited to reimbursement for one primary and, if necessary, one local counsel and one financial advisor); and (c) if the First Priority Lienholders are granted adequate protection consisting of additional collateral (with replacement liens on such additional collateral) and super-priority claims in connection with any DIP financing or use of cash collateral, then in connection with any such DIP financing or use of cash collateral, the Second Priority Lienholders and the Third Priority Lienholders may seek or accept adequate protection consisting solely of (i) a replacement Lien on the same additional collateral, subordinated to the liens securing the First Lien Obligations and such DIP financing on the same basis as the other liens securing the Second Lien Obligations and the Third Lien Obligations are so subordinated to the First Lien Obligations and that the liens securing the Third Lien Obligations are subordinated to the Second Lien Obligations and (ii) super-priority claims junior in all respects to the super-priority claims granted to the First Priority Lienholders, with the superpriority claims of the Third Priority Lienholders junior in all respects to the super-priority claims granted to the Second Priority Lienholders provided that any such claims need not be satisfied solely in cash.

The Indenture Trustees under the respective Indentures, the Junior Collateral Agents, Second Priority Lienholders and Third Priority Lienholders may:
- file a claim or statement of interest with respect to their respective Second Lien Obligations and Third Lien Obligations;

- vote on any plan of reorganization, file any proof of claim or make any other filings and make any arrangements and motions that are, in each case, in accordance with the terms of the Intercreditor Agreement with respect to such Second Lien Obligations and Third Lien Obligations and the Collateral;

- file any pleadings, objections, motions or agreements which assert rights or interests available to unsecured creditors of the debtors arising under either any insolvency or liquidation proceeding or applicable non-bankruptcy law, in each case, not inconsistent with the terms of the Intercreditor Agreement.

The First Priority Lienholders will not object to the amount, validity, priority or enforceability of the Second Priority Lienholders’ or Third Priority Lienholders’ claims or liens; provided that the First Priority Lienholders shall have the right to file motions or pleadings seeking or supporting (a) a determination of the value of the secured claims of the Second Priority Lienholders and Third Priority Lienholders under Section 506(a) of the Bankruptcy Code, whether in connection with a chapter 11 plan or otherwise, (b) the disallowance of claims by the Second Priority Lienholders or Third Priority Lienholders for postpetition interest on the ground that such interest is not an allowed claim under Section 506(b) of the Bankruptcy Code and (c) confirmation of a chapter 11 plan that incorporates treatment for the Second Priority Lienholders’ or Third Priority Lienholders’ claims or liens in a manner consistent with either clause (a) or (b) above. The Second Priority Lienholders will not object to the amount, validity, priority or enforceability of the First Priority Lienholders’ or Third Priority Lienholders’ claims or liens. The Third Priority Lienholders will not object to the amount, validity, priority or enforceability of the First Priority Lienholders’ or Second Priority Lienholders’ claims or liens.

Purchase Right:

In the event that payment of the First Lien Obligations is accelerated, the Second Priority Lienholders will have the option for a period of time not to exceed 30 days to purchase all of the First Lien Obligations then outstanding and unpaid (including, without limitation, any prepayment fees, if any, then due) in cash, without warranty, representation or recourse to the First Priority Lienholders, at par; provided that the Second Priority Lienholders or Third Priority Lienholders, as applicable, shall also cash collateralize any outstanding letters of credit in an amount equal to at least 103% of the aggregate undrawn face amount thereof; provided, further, that if the Second Priority Lienholders reject such offer (or do not accept such offer within the required period), the Third Priority Lienholders will have the option for a period of time not to exceed 30 days from the date of such rejection or lapse to purchase all of the First Lien Obligations on the same basis as set forth above. In the event that payment of the Second Lien Obligations is accelerated, the Third Priority Lienholders will have the option for a period not to exceed 30 days to purchase all of the Second Lien Obligations then outstanding and unpaid (including, without limitation, any prepayment fees, if any, then due) in cash, without warranty, representation or recourse to the Second Priority Lienholders, at par.

First, Second and Third Lien Documentation:

In the event of any inconsistency between the provisions of the First Lien Documentation, the Second Lien Documentation, the Third Lien Documentation and the Intercreditor Agreement, the provisions of the Intercreditor Agreement shall supersede the provisions of the First Lien Documentation, the Second Lien Documentation and the Third Lien Documentation, as applicable. Any provision in the First Lien Documentation, the Second Lien Documentation or Third Lien Documentation notwithstanding, (a) no Loan Party shall be required to act or refrain from acting in a manner that is inconsistent with the terms and conditions of the Intercreditor Agreement, (b) prior to the Discharge in Full of the First Lien Obligations, no Loan Party shall be required to act or refrain from acting with respect to the Collateral if compliance by such Loan Party with such requirement would result in a breach of or constitute a default under the First Lien Obligations and (c) after Discharge in Full of the First Lien Obligations but prior to the satisfaction and discharge in full of the Second Lien Obligations, no Loan Party shall be required to act or refrain from acting with respect to the Collateral if compliance by such Loan Party with such requirement would result in a breach of or constitute a default under the Second Lien Obligations.

Subrogation:

With respect to the value of any payments or distributions in cash, property or other assets that any of the Second Priority Lienholders or Third Priority Lienholders, as applicable, pays over to the First Priority Lienholders under the terms of the Intercreditor Agreement, the Second Priority Lienholders shall be subrogated to the rights of the First Priority Lienholders after Discharge in Full of the First Lien Obligations. With respect to the value of any payments or distributions in cash, property or other assets that any of the Third Priority Lienholders pays over to the Second Priority Lienholders under the terms of the Intercreditor Agreement, the Third Priority Lienholders shall be subrogated to the rights of the Second Priority Lienholders after Discharge in Full of the Second Lien Obligations.

Other:

In the event that all or any of the lead arrangers of the First Lien Credit Facilities (or their affiliates) act as arranger that syndicates any DIP financing, the Second Priority Lienholders and the Third Priority Lienholders at such time (to the extent written notice of the identities of such holders with appropriate contact information has been delivered to any such arranger) shall be included in the group of lenders to whom such DIP financing is marketed (it being acknowledged that there shall be no obligation to offer commitments for such DIP financing to any such holder).

Governing Law:	New York.

The foregoing is intended to summarize certain basic terms of the Intercreditor Agreement and is not intended to be a definitive list of all of the terms of the Intercreditor Agreement.